As filed with the Securities and Exchange Commission on August 31, 2006.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Sterling Financial Corporation
(Exact name of registrant as specified in its charter)

WASHINGTON	6719	91-1572822
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

111 North Wall Street
Spokane, Washington 99201
(509) 227-5389
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew J. Schultheis, Secretary
Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201
(509) 227-5389
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Andrew J. Schultheis, Esq. Richard A. Repp, Esq. Witherspoon, Kelley, Davenport & Toole, P.S. 1100 U.S. Bank Building 422 West Riverside Avenue Spokane, Washington 99201 (509) 624-5265	John F. Breyer, Jr., Esq. Breyer & Associates PC 8180 Greensboro Drive, Suite 785 McLean, Virginia 22102 (703) 883-1100

Approximate date of commencement of the proposed sale of the securities to the public:  As soon as practicable after the effective date of this Registration Statement and upon consummation of the transactions described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Proposed Maximum Offering	Proposed Maximum Aggregate	Amount of
Securities to be Registered	Registered(1)	Price per Share	Offering Price(2)	Registration Fee(3)
Common Stock, $1 par value	4,991,563	N/A	$172,590,435	$18,467

(1)	Represents an estimate of the maximum number of shares of Sterling Financial Corporation (“Sterling”) common stock, $1.00 par value per share, estimated to be issuable upon consummation of the merger of FirstBank NW Corp. (“FirstBank NW”) with and into Sterling as described herein.

(2)	Calculated in accordance with Rule 457(c) and 457(f)(1) under the Securities Act by multiplying $28.47, the average of the high and low sales prices for FirstBank NW common stock, as reported on the Nasdaq Global Market on August 29, 2006, by the estimated maximum number of shares of FirstBank NW common stock that may be cancelled in the merger.

(3)	Calculated in accordance with Rule 457(f) under the Securities Act by multiplying the proposed maximum aggregate offering price by 0.000107.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. We may not issue the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED [    ●    ], 2006

FirstBank NW Corp.
1300 16th Avenue
Clarkston, Washington 99403

To the Shareholders of FirstBank NW Corp.:

You are cordially invited to attend the Annual Meeting of Shareholders of FirstBank NW Corp (“FirstBank NW”). The meeting will be held at the Quality Inn, 700 Port Drive, Clarkston, Washington, on [  ●    ], 2006, at 2:00 p.m., local time.

As described in the enclosed proxy statement/prospectus, the board of directors of FirstBank NW has approved the Agreement and Plan of Merger that provides for the merger of FirstBank NW with and into Sterling Financial Corporation (“Sterling”) with Sterling being the surviving entity in the merger. We are seeking your vote on this important transaction, as well as the other matters to be considered at the annual meeting.

If the merger is completed, Sterling will issue 0.7890 shares of Sterling common stock and $2.55 in cash in exchange for each outstanding share of FirstBank NW common stock. Sterling’s common stock is traded on the Nasdaq Global Select Market under the symbol “STSA.” Based on the closing sales price of Sterling’s common stock of $[  ●    ] per share on [  ●    ], 2006, each FirstBank NW shareholder would receive cash and shares valued at approximately $[  ●    ] per share of FirstBank NW common stock. The value of the merger consideration will fluctuate with the market price of Sterling common stock.

We cannot complete the merger unless FirstBank NW shareholders approve the merger agreement. Your vote is very important. FirstBank NW will hold its annual meeting of shareholders on [  ●  ], 2006 to vote on the merger agreement, as well as the election of directors and ratification of the appointment of auditors. Your board of directors recommends that you vote FOR approval of the merger agreement and the other items to be considered at the annual meeting. Whether or not you plan to attend the annual meeting, please take the time to vote on the proposal to approve the merger agreement and the other matters to be considered by completing and mailing the enclosed proxy card to us. Please vote as soon as possible to make sure that your shares are represented at the annual meeting. If you do not vote, it will have the same effect as voting against the merger agreement.

We encourage you to read carefully the detailed information about the merger contained in this proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page 14.  The proxy statement/prospectus incorporates important business and financial information and risk factors about Sterling that are not included in or delivered with this document. See the section entitled “Where You Can Find More Information” on page 94.

We look forward to seeing you at the meeting.
               [    ●    ]
           Clyde E. Conklin
President and Chief Executive Officer
          FirstBank NW Corp.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares to be issued under this proxy statement/prospectus or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities that Sterling is offering through this proxy statement/prospectus are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of Sterling or FirstBank NW, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other governmental agency.

You should rely only on the information provided or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this proxy statement/prospectus is accurate as of any date other than the date below.

This proxy statement/prospectus is dated [    ●    ], 2006 and is first being mailed to FirstBank NW shareholders on or about [    ●    ], 2006.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Sterling from other documents that are not included in or delivered with this document. This information is available to you without charge upon written or oral request. You can obtain documents relating to Sterling that are incorporated by reference in this document through the website of the Securities and Exchange Commission (“SEC”) at www.sec.gov or by requesting them in writing or by telephone from Sterling or FirstBank NW at the appropriate company:

Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201
Attn: Investor Relations
(509) 227-5389

FirstBank NW Corp.
1300 16th Avenue
Clarkston, Washington 99403
Attn: Investor Relations
(509) 295-5100

All website addresses given in this document are for information only and are not intended to be an active link or to incorporate any website information into this document.

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this document.

If you would like to request documents, please do so by [    ●    ], 2006 in order to receive them before FirstBank NW’s annual meeting of shareholders. See the section entitled “Where You Can Find More Information” on page 94.

This proxy statement/prospectus is accompanied by a copy of the FirstBank NW’s 2006 Annual Report to Shareholders, including financial statements, referred to in this document as the Annual Report. Any shareholder who has not received a copy of the Annual Report may obtain a copy by writing to FirstBank NW as set forth above.

FirstBank NW Corp.
1300 16th Avenue
Clarkston, Washington 99403

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

• Date:  Wednesday, [    ●    ], 2006

• Time:  2:00 p.m., local time

• Place:	Quality Inn 700 Port Drive Clarkston, Washington

TO OUR SHAREHOLDERS:

We are pleased to notify you of and invite you to our annual meeting of shareholders. At the meeting, you will be asked to vote on the following matters:

•	the election of four directors to serve until completion of the merger or, if the merger is not completed, until 2009 in the case of three directors and until 2007 in the case of one director;

•	the ratification of the appointment of Moss Adams LLP as independent auditors for FirstBank NW for the fiscal year ending March 31, 2007;

•	approval of the Agreement and Plan of Merger, dated as of June 4, 2006, by and between Sterling Financial Corporation and FirstBank NW Corp. The merger agreement provides the terms and conditions under which it is proposed that FirstBank NW merge with Sterling, as described in the accompanying proxy statement/prospectus;

•	any proposal of the FirstBank NW board of directors to adjourn or postpone the annual meeting, if necessary; and

•	any other business that may be properly submitted to a vote at the annual meeting or any adjournment or postponement of the annual meeting.

Common shareholders of record at the close of business on [    ●    ], 2006 are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the annual meeting. The affirmative vote of the holders of a majority of the outstanding shares of FirstBank NW common stock as of that date is required to approve the merger agreement. Directors will be elected by a plurality of the votes cast and ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the outstanding shares of common stock present in person or by proxy and entitled to vote at the annual meeting.

In connection with the proposed merger, you may exercise dissenters’ rights as provided under the Revised Code of Washington. If you meet all of the requirements under applicable Washington law, and follow all of its required procedures, you may receive cash in the amount equal to the fair value of your shares of common stock. The procedure for exercising your dissenters’ rights is summarized under the heading “Dissenters’ Rights” in the attached proxy statement/prospectus. The relevant Washington statutory provisions regarding dissenters’ rights are attached to this document as Appendix C.

Your vote is very important. To ensure that your shares are voted at the annual meeting, please complete, sign and date your proxy card and return it in the enclosed envelope promptly. If you hold your shares in “street name” with a bank or broker, you can also vote by telephone or through the internet.

BY ORDER OF THE BOARD OF DIRECTORS

[    ●    ]
Larry K. Moxley
Secretary

[    ●    ], 2006

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some of the questions that you, as a shareholder of FirstBank NW, may have and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this document, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this document. We urge you to read this document in its entirety prior to making any decision as to your FirstBank NW common stock and the merger agreement.

Q1:	Why do Sterling and FirstBank NW want to merge?

A1:	We want to merge because we each believe the merger will benefit our community, customers, employees and shareholders. We each have long been committed to serving the various communities that comprise our local customer bases. In addition, for FirstBank NW, the merger will allow its customers access to a number of products and services that cannot be offered to them now on a cost-effective basis, and will expand the number of branch locations available to them.

Q2:	What will FirstBank NW shareholders receive in the merger?

A2:	FirstBank NW shareholders will receive, in exchange for each share of FirstBank NW common stock they hold, consideration equal to 0.7890 shares of Sterling common stock and $2.55 in cash. Because the market price of Sterling common stock is subject to fluctuation, the value of the shares of Sterling common stock that you may receive in the merger may increase or decrease prior to and after the merger.

Q3:	What is being voted on at the annual meeting?

A3:	In addition to voting on the approval of the merger agreement, FirstBank NW shareholders will be voting on the election of four directors of FirstBank NW and the ratification of the appointment of Moss Adams LLP as FirstBank NW’s independent auditors for the fiscal year ending March 31, 2007 as well as any proposal of the FirstBank NW board of directors to adjourn or postpone the FirstBank NW annual meeting, if necessary. Although three directors will be elected for three-year terms and one director for a one year term, these terms will expire if and when the merger is completed. Also, Moss Adams LLP will no longer serve as FirstBank NW’s independent auditors if and when the merger is completed.

Q4:	Who is entitled to vote at the FirstBank NW annual meeting?

A4:	FirstBank NW shareholders of record at the close of business on [ ● ], 2006, the record date for the FirstBank NW annual meeting, are entitled to receive notice of and to vote on matters that come before the annual meeting and any adjournments or postponements of the annual meeting. However, a FirstBank NW shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the FirstBank NW annual meeting.

Q5:	How do I vote?

A5:	After carefully reading and considering the information contained in this document, please fill out, sign and date the proxy card, and then mail your signed proxy card in the enclosed envelope as soon as possible so that your shares may be voted at the annual meeting. If you hold your shares in street name with a bank or broker you may also vote by telephone or through the internet. FirstBank NW shareholders may also attend the FirstBank NW annual meeting and vote in person. Even if you are planning to attend the annual meeting, we request that you fill out, sign and return your proxy card. For more detailed information, please see the section entitled “The Annual Meeting of FirstBank NW Shareholders” beginning on page 29.

Q6:	How many votes do I have?

A6:	Each share of FirstBank NW common stock that you own as of the record date entitles you to one vote. As of the close of business on [ ● ], 2006, there were [ ● ] outstanding shares of

FirstBank NW common stock. As of that date, [ ● ]% of the outstanding shares of FirstBank NW common stock was held by directors and executive officers of FirstBank NW and their respective affiliates.

Q7:	What constitutes a quorum at the FirstBank NW annual meeting?

A7:	The presence of the holders of a majority of the shares entitled to vote at the FirstBank NW annual meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you return a signed and dated proxy card, or if you vote in person at the annual meeting.

Q8:	Why is my vote important?

A8:	If you do not vote by proxy or in person at the annual meeting, it will be more difficult for FirstBank NW to obtain the necessary quorum to hold its annual meeting. In addition, if you fail to vote, by proxy or in person, it will have the same effect as a vote against approval of the merger agreement. The merger agreement must be adopted by the holders of a majority of the outstanding shares of FirstBank NW common stock entitled to vote at the FirstBank NW annual meeting. If you are the record holder of your shares (meaning a stock certificate has been issued in your name and/or your name appears on FirstBank NW’s stock ledger) and you respond but do not indicate how you want to vote, your proxy will be counted as a vote in favor of approval of the merger agreement, as well as a vote in favor of the election of the director nominees named in this proxy statement/prospectus and the ratification of appointment of the auditors and any proposal by the FirstBank NW board of directors to adjourn or postpone the annual meeting, if necessary. If your shares are held in street name with a broker, your broker will vote your shares on the merger agreement proposal only if you provide instructions to it on how to vote. Shares that are not voted because you do not properly instruct your broker will have the effect of votes against approval of the merger agreement and any proposal by the FirstBank NW board of directors to adjourn or postpone the annual meeting. Your broker will, however, be able to vote your shares in its discretion on the election of directors and ratification of appointment of the auditors if you fail to provide voting instructions on these items.

If you respond and abstain from voting, your abstention will have the same effect as a vote against approval of the merger agreement against the ratification of the appointment of auditors and against any proposal by the FirstBank NW board of directors to adjourn or postpone the annual meeting, if necessary. Votes withheld on the election of directors will have no effect on the outcome of this matter.

Q9:	What is the recommendation of the FirstBank NW board of directors?

A9:	The FirstBank NW board of directors unanimously recommends a vote, “FOR” election of the directors, “FOR” ratification of the appointment of the independent auditors and “FOR” approval of the merger agreement.

Q10:	Has FirstBank NW obtained a fairness opinion with respect to the merger?

A10:	Yes. FirstBank NW retained the services of RP® Financial, LC., or RP Financial, financial services industry consultants. RP Financial delivered its opinion dated June 4, 2006, to the board of directors of FirstBank NW that, subject to certain assumptions, limitations and qualifications stated therein, the consideration to be received by FirstBank NW shareholders was fair to FirstBank NW shareholders from a financial point of view. RP Financial reconfirmed its fairness opinion as of [ ● ]. RP Financial will receive a standard fee, plus expenses, in connection with its issuance of the fairness opinion. See “The Merger — Opinion of FirstBank NW’s Financial Advisor.”

Q11:	What if I return my proxy but do not mark it to show how I am voting?

A11:	If your proxy card is signed and returned without specifying your choice, your shares will be voted according to the recommendation of the FirstBank NW board of directors.

v

Q12:	Can I change my vote after I have mailed my signed proxy card?

A12:	Yes. You can change your vote by revoking your proxy at any time before it is exercised at the FirstBank NW annual meeting. You can revoke your proxy in one of three ways:

•	notify FirstBank NW’s corporate secretary in writing before the annual meeting that you are revoking your proxy,

•	submit another proxy with a later date prior to the annual meeting, or

•	vote in person at the annual meeting.

Q13:	What regulatory approvals are required to complete the merger?

A13:	In order to complete the merger, Sterling must first obtain the prior approval of the Board of Governors of the Federal Reserve System (“Federal Reserve Board” or “FRB”). In addition, the acquisition of FirstBank Northwest is subject to the receipt of prior approval from the Federal Deposit Insurance Corporation, or FDIC, and the Washington Department of Financial Institutions, or WDFI. An application with the Federal Reserve Board was filed on or about [ ● ]. An application with the FDIC was filed on or about [ ● ]. An application with the WDFI was filed on or about [ ● ].

Q14:	Do I have dissenters’ or appraisal rights with respect to the merger?

A14:	Yes. Under Washington law, you have the right to dissent from the merger. To exercise dissenters’ rights of appraisal you must strictly follow the procedures prescribed by the Washington Business Corporation Act, or the WBCA. To review these procedures in more detail, see the section entitled “Dissenters’ Rights” beginning on page 79, and Appendix C of this proxy statement/prospectus.

Q15:	What are the material U.S. federal income tax consequences of the merger to me?

A15:	The merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, referred to as the Code. As a result, we expect that, for U.S. federal income tax purposes, FirstBank NW shareholders receiving part cash and part Sterling common stock generally will recognize gain, but not loss, equal to the lesser of (i) the excess, if any, of the fair market value of the Sterling common stock and the amount of cash received over the adjusted tax basis in the FirstBank NW common stock exchanged in the merger or (ii) the amount of cash received in the merger.

For further information concerning U.S. federal income tax consequences of the merger, please see the section entitled “The Merger — Material United States Federal Income Tax Considerations of the Merger” beginning on page 51 of this proxy statement/prospectus.

Q16:	What risks should I consider before I vote on the merger?

A16:	We encourage you to read carefully the detailed information about the merger contained in this document, including the section entitled “Risk Factors” beginning on page 14.

Q17:	When do you expect to complete the merger?

A17:	We are working to complete the merger in the fourth quarter of 2006. We must first obtain the necessary regulatory approvals and the approval of FirstBank NW’s shareholders at the annual meeting. In the event of delays, the date for completing the merger can occur as late as January 31, 2007, after which FirstBank NW and Sterling would need to mutually agree to extend the closing date of the merger. We cannot assure you as to if and when all the conditions to the merger will be met nor can we predict the exact timing. It is possible we will not complete the merger.

Q18:	Whom should I contact with questions or to obtain additional copies of this document?

A18:	Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201
Attn: Investor Relations
(509) 227-5389

FirstBank NW Corp.
1300 16th Avenue
Clarkston, Washington 99403
Attn: Investor Relations
(509) 295-5100

SUMMARY

This summary highlights selected information about the merger but may not contain all of the information that may be important to you. You should carefully read this entire document and the other documents to which this document refers for a more complete understanding of the matters being considered at the annual meeting. See the section entitled “Where You Can Find More Information” beginning on page 94. In addition this proxy statement/prospectus is accompanied by a copy of FirstBank NW’s 2006 Annual Report. Unless we have stated otherwise, all references in this document to Sterling are to Sterling Financial Corporation, all references to FirstBank NW are to FirstBank NW Corp., and all references to the merger agreement are to the Agreement and Plan of Merger, dated as of June 4, 2006, between Sterling and FirstBank NW, a copy of which is attached as Appendix A to this document. In this document, we often refer to the “combined company,” which means, following the merger, Sterling and its subsidiaries, including FirstBank NW’s subsidiaries. References to “we,” “us” and “our” in this document mean Sterling and FirstBank NW together.

The Companies

Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201
Attn: Investor Relations
(509) 227-5389

Sterling is a Washington corporation registered as a bank holding company under the Bank Holding Company Act of 1956. Sterling is headquartered in Spokane, Washington. Sterling’s principal business is to serve as a holding company for Sterling Savings Bank, a Washington State-chartered bank with branches in Washington, Oregon, Idaho and Montana, and Golf Savings Bank, a Washington State-chartered savings bank acquired by Sterling in July 2006. Golf Savings Bank’s main focus is residential mortgage origination of single-family permanent loans and residential construction financing, primarily in the Puget Sound area of Washington State. Sterling Savings Bank originates loans through its branch offices, as well as through residential loan production offices of its subsidiary, Action Mortgage, in the four-state area and Utah, and through commercial real estate lending offices of its subsidiary, INTERVEST-Mortgage Investment Company, which operates in the western region. Sterling Savings Bank also markets fixed income and equity products, mutual funds, fixed and variable annuities and other financial products through service representatives of its subsidiary, Harbor Financial Services, located throughout Sterling Savings Bank’s financial service center network. At June 30, 2006, Sterling had total assets of $8.04 billion, net loans receivable of $5.51 billion, deposits of $5.34 billion and shareholders’ equity of $514.1 million. Sterling Savings Bank was founded in 1983. Sterling trades on the Nasdaq Global Select Market under the symbol of “STSA.”

FirstBank NW Corp.
1300 16th Avenue
Clarkston, Washington 99403
Attn: Investor Relations
(509) 295-5100

FirstBank NW is a Washington corporation registered as a savings and loan holding company with the Office of Thrift Supervision under the Home Owners’ Loan Act of 1933. FirstBank NW is headquartered in Clarkston, Washington. FirstBank NW was formed in 1997. Its principal business is to serve as a holding company for FirstBank Northwest. As of June 30, 2006, FirstBank NW had total assets of $883.5 million, net loans receivable of $662.6 million, deposits of $637.2 million and shareholders’ equity of $79.9 million.

FirstBank Northwest is a Washington State-chartered stock savings bank. As a community-oriented financial institution, operating in one business segment, FirstBank Northwest engages primarily in the business of attracting deposits from the general public and using those funds to originate residential mortgages, and commercial and agricultural real estate loans within its market area of northern Idaho, eastern Washington and eastern Oregon, as well as Ada and Canyon Counties in Idaho. FirstBank Northwest is also active in originating construction, consumer and other non-real estate loans. FirstBank Northwest’s administrative offices are located in Clarkston, Washington.

The Merger (Page 33)

We propose a merger in which FirstBank NW will merge with and into Sterling and FirstBank Northwest will merge with and into Sterling Savings Bank. As a result of the merger, FirstBank NW will cease to exist as a separate corporation and FirstBank Northwest will cease to exist as a separate financial institution. After the merger, FirstBank Northwest’s special purpose subsidiaries, Tri Star Financial Corporation and Pioneer Development Corp., will become wholly owned subsidiaries of Sterling Savings Bank.

Immediately after the merger, based on shares of Sterling common stock outstanding as of June 30, 2006, former FirstBank NW shareholders are expected to own approximately 13.5% of the outstanding shares of Sterling common stock as a result of the issuance of shares of Sterling common stock to the former FirstBank NW shareholders. We expect the merger of FirstBank NW and Sterling to be completed during the fourth quarter of 2006, although the merger could be delayed to as late as January 31, 2007, after which FirstBank NW and Sterling would need to mutually agree to extend the closing date of the merger.

After careful consideration, the FirstBank NW board of directors unanimously approved and adopted the merger agreement. The FirstBank NW board of directors unanimously recommends that holders of FirstBank NW common stock vote “FOR” approval of the merger agreement.

Under the terms of the merger agreement, its approval requires the affirmative vote, in person or by proxy, of a majority of the outstanding shares of FirstBank NW common stock. No vote of Sterling shareholders is required (or will be sought) in connection with the merger. See the section entitled “The Merger Agreement — Voting Agreements.”

Recommendation of the FirstBank NW board of directors and reasons of FirstBank NW for the merger (Page 42)

The FirstBank NW board of directors believes the merger is in the best interests of FirstBank NW and the FirstBank NW shareholders. The FirstBank NW board of directors unanimously recommends that FirstBank NW shareholders vote “FOR” the approval of the merger agreement and the consummation of the transactions contemplated by the merger agreement. In approving and adopting the merger agreement and making its recommendation, the FirstBank NW board of directors consulted with FirstBank NW senior management and FirstBank NW’s financial and legal advisors and considered a number of strategic, financial and other considerations referred to under the section entitled “The Merger — Recommendation of the FirstBank NW Board of Directors and Reasons of FirstBank NW for the Merger.”

FirstBank NW’s financial advisor has said that the merger consideration is fair from a financial point of view to FirstBank NW shareholders (Page 44)

In connection with the proposed merger, FirstBank NW’s financial advisor, RP Financial, has delivered an opinion with respect to the fairness of the consideration to be received by the holders of FirstBank NW common stock in the merger. RP Financial rendered its opinion that the consideration to be received by holders of FirstBank NW common stock in accordance with the merger agreement was fair from a financial point of view to holders of FirstBank NW common stock. The full text of the written opinion of RP Financial is attached as Appendix B to this document. You are urged to read the opinion carefully and in its entirety for a description of the procedures followed, matters considered and limitations on the review undertaken. The opinion does not constitute a recommendation to any shareholder as to how they should vote or act on any matter relating to the merger.

Consideration to be received in the merger (Page 50)

At the effective time, by virtue of the merger and without any action on your part, each share of FirstBank NW common stock that is issued and outstanding immediately prior to the effective time will be converted into the right to receive 0.7890 shares of Sterling common stock and $2.55 of cash consideration. Because the market price of Sterling common stock is subject to fluctuation, the value of the shares of Sterling common stock that you may receive in the merger may increase or decrease prior to and after the merger. Furthermore, at the effective date of the merger, FirstBank NW options to purchase FirstBank NW common stock held by FirstBank NW employees and directors will be converted into options to purchase Sterling common stock. As of the date of this document, there were outstanding options to purchase an aggregate of 264,256 shares of FirstBank NW common stock at a weighted average exercise price of $8.46 per share. See the section entitled “The Merger — Interests of Certain Persons in the Merger — Stock Options.” The shares of Sterling common stock to be received by those persons deemed to be affiliates of FirstBank NW will be subject to certain sale and transfer restrictions. See the section entitled “The Merger Agreement — Restrictions on Resales by Affiliates.” Sterling common stock received by all other FirstBank NW shareholders will be unrestricted, publicly tradable stock.

FirstBank NW shareholders will own approximately 13.5% of the outstanding shares of Sterling common stock after the merger

The maximum number of shares that will be issued by Sterling in the merger has been fixed at 4,991,563. Based on the number of shares of Sterling common stock outstanding as of June 30, 2006, and assuming no adjustment to the fixed number of Sterling shares, FirstBank NW shareholders will collectively own up to approximately 13.5% of the outstanding shares of Sterling common stock after the merger. See the section entitled “The Merger — Consideration to be Received in the Merger.”

Stock price information (Page 27)

Sterling common stock is listed on the Nasdaq Global Select Market under the symbol “STSA.” FirstBank NW common stock is traded on The Nasdaq Global Market under the symbol “FBNW.”

The following table sets forth the last reported sale prices per share of Sterling common stock and FirstBank NW common stock and the equivalent price per FirstBank NW share, giving effect to the merger on (i) June 2, 2006, the last trading day preceding public announcement of the signing of the merger agreement and (ii) [    ●    ], 2006, the last practicable date prior to the mailing of this proxy statement/prospectus.

	Sterling	FirstBank NW	Equivalent Price
	Common Stock	Common Stock	Per FirstBank Share

June 2, 2006	$31.19	$22.03	$27.16
, 2006	$	$	$

The equivalent price per share data for FirstBank NW common stock has been determined by (i) multiplying the last reported sale price of a share of Sterling common stock on the date indicated in the table by 0.7890, the number of Sterling shares to be issued in the merger for each outstanding share of FirstBank NW common stock, plus (ii) $2.55, the amount of cash to be paid in the merger for each outstanding share of FirstBank NW common stock. Because the price of Sterling common stock at the time of completion of the merger may be higher or lower than the sale price indicated in the table, the actual equivalent price per FirstBank NW share received by shareholders at the effective time may be more or less than the equivalent price per FirstBank NW share indicated in the table. See the section entitled “Risk Factors — Our stock price can be volatile.”

FirstBank NW’s directors and executive officers have interests in the merger that differ from, or are in addition to, your interests in the merger (Page 54)

You should be aware that some of the directors and executive officers of FirstBank  NW have interests in the merger that are different from, or are in addition to, the interests of FirstBank NW shareholders. These interests include, but are not limited to, the continued employment of and retention benefits payable to certain executive officers after the merger, severance benefits payable to certain executive officers whose employment is not continued after the merger, and the indemnification of former FirstBank NW officers and directors by Sterling. The FirstBank NW and Sterling boards of directors were aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

Material United States federal income tax considerations of the merger (Page 51)

The merger will qualify for U.S. Federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. As a result, we expect that, for U.S. federal income tax purposes, FirstBank NW shareholders generally will not recognize any of the gain or loss in their FirstBank NW common stock for the shares of Sterling common stock that they receive as a result of the merger but will generally recognize gain, but not loss, equal to the lesser of (i) the excess, if any, of the fair market value of the Sterling common stock and the amount of cash received over the adjusted tax basis in the FirstBank NW common stock exchanged in the merger or (ii) the amount of cash received in the merger. Any gain recognized may be treated as a dividend or capital gain, depending on the shareholder’s particular circumstances.

For further information concerning U.S. federal income tax consequences of the merger, please see the section entitled “The Merger — Material United States Federal Income Tax Considerations of the Merger” beginning on page 51 of this proxy statement/prospectus.

Tax matters are very complicated and the consequences of the merger to any particular FirstBank NW shareholder will depend on that shareholder’s particular facts and circumstances. FirstBank NW shareholders are urged to consult their own tax advisors to determine their own tax consequences from the merger.

Following the merger, you will be entitled to receive any dividends that Sterling pays on its common stock (Page 27)

After the merger, you will receive dividends, if any, that Sterling pays on its common stock. Sterling paid quarterly cash dividends of $0.055 per share on January 13, 2006, $0.06 per share on April 13, 2006, and $0.065 per share on July 14, 2006.

Accounting treatment (Page 54)

The merger will be accounted for as an acquisition of FirstBank NW by Sterling under the purchase method of accounting in accordance with U.S. generally accepted accounting principles.

In order to complete the merger, we must first obtain certain regulatory approvals (Page 51)

In order to complete the merger, Sterling must first obtain the prior written approval of the Federal Reserve Board under the Bank Holding Company Act. An application for approval of the merger with the Federal Reserve Board was filed on or about [    ●    ]. The acquisition of FirstBank Northwest is also subject to the receipt of prior approval from the FDIC and the WDFI. An application with the FDIC was filed on or about [    ●    ]. An application with the WDFI was filed on or about [    ●    ].

FirstBank NW shareholders have dissenters’ rights (Page 79)

FirstBank NW shareholders have the right under Washington law to dissent from the merger, obtain an appraisal of the fair value of their FirstBank NW common stock, and receive cash equal to the appraised fair value of their FirstBank NW common stock (without giving effect to the merger) instead of receiving the merger consideration. To exercise dissenters’ rights, among other things, a FirstBank NW shareholder must (i) provide notice to FirstBank NW that complies with the requirements of Washington law prior to the vote of its shareholders on the transaction of the shareholder’s intent to demand payment for the shareholder’s shares, and (ii) not vote in favor of the merger agreement. Submitting a properly signed proxy card that is received prior to the vote at the annual meeting (and is not properly revoked) that does not direct how the shares of FirstBank NW common stock represented by proxy are to be voted will constitute a vote in favor of the merger agreement and a waiver of such shareholder’s statutory dissenters’ rights.

If you dissent from the merger agreement and the conditions outlined above are met, then your shares of FirstBank NW will not be exchanged for a combination of shares of Sterling common stock and cash in the merger, and your only right will be to receive the fair value of your common stock as determined by mutual agreement between you and Sterling or by appraisal if you are unable to agree. The appraised value may be more or less than the consideration you would receive under the terms of the merger agreement, and will be based upon the value of shares of FirstBank NW common stock without giving effect to the merger. If you exercise dissenters’ rights, any cash you receive for your FirstBank NW shares that results in a gain or loss will be immediately recognizable for federal income tax purposes. You should be aware that submitting a signed proxy card without indicating a vote with respect to the merger will be deemed a vote “FOR” the merger agreement and a waiver of your dissenters’ rights. A vote “AGAINST” the merger agreement does not dispense with the other requirements to exercise dissenters’ rights under Washington law.

A shareholder electing to dissent from the merger agreement must strictly comply with all procedures required under Washington law. These procedures are described more fully beginning on page 79 of this proxy statement/prospectus, and a copy of the relevant Washington statutory provisions regarding dissenters’ rights is included as Appendix C to this proxy statement/prospectus.

The merger agreement (Page 60)

The merger agreement is described beginning on page 60. The merger agreement also is attached as Appendix A to this document. We urge you to read the merger agreement in its entirety because it contains important provisions governing the terms and conditions of the merger.

Additional conditions to consummation of the merger (Page 67)

In addition to the regulatory approvals, the consummation of the merger depends on a number of conditions being met, including, among others:

•	approval of the merger agreement by the holders of a majority of all outstanding shares of FirstBank NW’s common stock;

•	authorization of the shares of Sterling common stock to be issued in the merger for quotation on the Nasdaq stock market;

•	the filing and effectiveness of a registration statement on Form S-4 with the SEC in connection with the issuance of Sterling common stock in the merger;

•	absence of any order, injunction, or regulatory prohibition to completion of the merger;

•	receipt by each party of an opinion from such party’s tax counsel that the merger will qualify as a tax-free reorganization;

•	accuracy of the representations and warranties of FirstBank NW and Sterling, except those that would not have or be reasonably likely to have a material adverse effect on FirstBank NW or Sterling;

•	performance in all material respects by FirstBank NW and Sterling of all obligations required to be performed by either of them under the merger agreement;

•	Sterling’s receipt, and the continued effectiveness, of voting agreements from certain FirstBank NW shareholders, including Messrs. Acuff, Conklin, Cox, Durgan, Gentry, Jurgens, Marker, Moxley, Otte, Powell, Reuling, Young and Zenner; and

•	receipt by Sterling of resignations from each director of FirstBank NW and each of its subsidiaries.

Where the law permits, either Sterling or FirstBank NW could elect to waive a condition to its obligation to complete the merger although that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.

In addition, after FirstBank NW’s shareholders have adopted the merger agreement, we may not amend the merger agreement to reduce the amount or change the form of consideration to be received by the FirstBank NW shareholders in the merger without the approval of FirstBank NW shareholders as required by law.

We may decide not to complete the merger (Page 69)

FirstBank NW and Sterling, by mutual consent, can agree at any time not to complete the merger, even if the shareholders of FirstBank NW have voted to approve the merger agreement. Also, either party can decide, without the consent of the other, not to complete the merger in a number of other situations, including:

•	if any governmental entity that must grant a required regulatory approval has denied such approval and such denial has become final and nonappealable;

•	if any governmental entity of competent jurisdiction has issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement, unless the denial or order is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of that party set forth in the merger agreement;

•	failure to complete the merger by January 31, 2007, unless the failure of the closing to occur by that date is due to the material breach by the party seeking to terminate the merger agreement to perform or observe the covenants or obligations of that party;

•	if the other party has materially breached any of the covenants, agreements, representations or warranties contained in the merger agreement, and the party seeking to terminate is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, and the breach is not cured within 30 days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured prior to the closing date; and

•	if the approval of the shareholders of FirstBank NW contemplated by the merger agreement is not obtained by reason of the failure to obtain the vote required at the FirstBank NW annual meeting, unless the failure was caused by FirstBank NW or a party to a voting agreement entered into in connection with the merger agreement.

Sterling, without the consent of FirstBank NW, can terminate:

•	if the board of directors of FirstBank NW fails to recommend to its shareholders the approval of the merger, or changes, or publicly announces its intention to change its recommendation; or

•	if a tender offer or exchange offer for 25% or more of the outstanding shares of FirstBank NW common stock is commenced (other than by Sterling or a subsidiary thereof), and the board of directors of FirstBank NW recommends that the shareholders of FirstBank NW tender their shares in the tender or exchange offer or otherwise fails to recommend that such shareholders reject the tender offer or exchange offer within a ten-business day period.

FirstBank NW, without the consent of Sterling, can terminate:

•	if the average closing price of Sterling’s common stock during a specified period just prior to the closing date is less than $25.95 and the Sterling common stock price has also declined from a price of $30.53 per share such that the percentage decline of the Sterling common stock price from $30.53 reflects underperformance of Sterling’s common stock by at least 15% relative to the price performance of a weighted average index of a certain group of financial institution holding companies. Sterling, however, would then have the option to avoid the termination by increasing the consideration paid to FirstBank NW shareholders, as provided in the merger agreement.

Under some circumstances, either FirstBank NW or Sterling will be required to pay a termination fee to the other if the merger agreement is terminated (Page 70)

•	FirstBank NW must pay Sterling a termination fee of $6.35 million if Sterling terminates the merger agreement and elects to receive the fee as a result of: (i) the FirstBank NW board of directors failing to recommend the approval of the merger or changing or publicly announcing its intention to change its recommendation and the FirstBank NW shareholders failing to approve the merger; (ii) FirstBank NW breaching its nonsolicitation or related obligations as provided in the merger agreement; or (iii) the board of directors recommending that FirstBank NW shareholders tender their shares in a tender or exchange offer or failing to recommend that the FirstBank NW shareholders reject such an offer.

•	FirstBank NW must pay Sterling a termination fee of $1.75 million (which amount may be increased to $6.35 million in certain circumstances) if Sterling terminates the merger agreement and elects to receive the fee as a result of the willful or intentional material breach by FirstBank NW of any of the covenants and agreements or representations or warranties it made in the merger agreement, such that any of its closing conditions would not be satisfied by the closing date, and the breach is not cured within 30 days following written notice to FirstBank NW, or which breach, by its nature, cannot be cured prior to the closing date; and

•	Sterling must pay FirstBank NW a termination fee of $1.75 million if FirstBank NW terminates the merger agreement and elects to receive the fee as a result of the willful or intentional material breach by Sterling of any of the covenants and agreements or representations or warranties it made in the merger agreement, such that any of its closing conditions would not be satisfied by the closing date, and the breach is not cured within 30 days following written notice to Sterling, or which breach, by its nature, cannot be cured prior to the closing date.

Comparison of Shareholder Rights (Page 74)

The conversion of your shares of FirstBank NW common stock into the right to receive shares of Sterling common stock in the merger will result in differences between your rights as a FirstBank NW shareholder, which are governed by the WBCA and FirstBank NW’s amended articles of incorporation and amended bylaws, and your rights as a Sterling shareholder, which are governed by the WBCA and Sterling’s amended and restated articles of incorporation and bylaws.

The Annual Meeting (page 29)

Meeting Information and Vote Requirements

The annual meeting of FirstBank NW’s shareholders will be held on [    ●    ], 2006, at 2:00 p.m., local time, at the Quality Inn, located at 700 Port Drive, Clarkston, Washington, unless adjourned or postponed. At this meeting, FirstBank NW’s shareholders will be asked to:

1. elect three directors for three-year terms and one director for a one-year term;

2. ratify the appointment of Moss Adams LLP as FirstBank NW’s independent auditors for the fiscal year ending March 31, 2007;

3. approve the merger agreement; and

4. vote on any proposal of the FirstBank NW board of directors to adjourn or postpone the FirstBank NW annual meeting, if necessary.

Shareholders will also be asked to act on any other business that may be properly submitted to a vote at the annual meeting or any adjournments or postponements of the annual meeting.

You may vote at the annual meeting if you owned FirstBank NW common stock as of the close of business on [    ●    ], 2006. You may cast one vote for each share of FirstBank NW common stock you owned at that time.

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of FirstBank NW common stock. Directors will be elected by a plurality of the votes cast and ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the outstanding shares of common stock present in person or by proxy and entitled to vote at the annual meeting.

The affirmative vote of the holders of a majority of the outstanding shares of FirstBank NW common stock present in person or by proxy and voting on the matter may authorize the adjournment or postponement of the annual meeting, if necessary, for the purpose of soliciting additional proxies, whether or not a quorum is present. No proxy that is voted against the approval of the merger agreement will be voted in favor of adjournment or postponement to solicit further proxies for that proposal.

RISK FACTORS

By voting in favor of the merger, you will be choosing to invest in the common stock of Sterling and FirstBank NW as a combined company to the extent you receive Sterling common stock in exchange for your shares of FirstBank NW common stock. An investment in the combined company’s common stock contains a high degree of risk. In addition to the other information included in this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 22, you should carefully consider the matters described below in determining whether to approve the principal terms of the merger agreement.

Risks Related to the Merger

Because the market price of Sterling common stock will fluctuate, FirstBank NW shareholders cannot be sure of the value of the merger consideration they will receive.

Upon completion of the merger, each share of FirstBank NW common stock will be converted into the right to receive merger consideration equal to 0.7890 shares of Sterling common stock and $2.55 in cash pursuant to the terms of the merger agreement. Any change in the market price of Sterling common stock prior to completion of the merger will affect the value of the merger consideration that FirstBank NW shareholders will receive upon completion of the merger. Accordingly, at the time of the FirstBank NW annual meeting and prior to the closing of the merger, FirstBank NW shareholders will not necessarily know or be able to calculate the actual value of the merger consideration they would receive upon completion of the merger. Although FirstBank NW will have the right to terminate the merger agreement in the event of a specified decline in the market value of Sterling common stock and a specified decline relative to the performance of a designated market index unless Sterling elects to increase the aggregate merger consideration (see “The Merger Agreement — Termination of the Merger Agreement”), neither company is otherwise permitted to terminate the merger agreement or resolicit the vote of FirstBank NW’s shareholders solely because of changes in the market prices of either company’s stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of our companies. You should obtain current market prices for shares of Sterling common stock and for shares of FirstBank NW common stock.

If Sterling is unable to integrate the combined operations successfully, its business and earnings may be negatively affected.

The merger involves the integration of companies that have previously operated independently. Successful integration of FirstBank NW’s operations will depend primarily on Sterling’s ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. No assurance can be given that Sterling will be able to integrate its post-merger operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of its respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. Estimated cost savings and revenue enhancements are projected to come from various areas that Sterling’s management has identified through the due diligence and integration planning process. The elimination and consolidation of duplicate tasks are projected to result in annual cost savings. If Sterling has difficulties with the integration, it might not fully achieve the economic benefits it expects to result from the merger. In addition, Sterling may experience greater than expected costs or difficulties relating to the integration of the business of FirstBank NW, and/or may not realize expected cost savings from the merger within the expected time frame. The fairness opinion obtained by FirstBank NW from its financial advisor will not reflect changes in circumstances between approval of the merger agreement and the time the merger is completed.

The fairness opinion obtained by FirstBank NW from its financial advisor will not reflect changes in circumstances between the date of this proxy statement/prospectus and the completion of the merger.

Changes in the operations and prospects of Sterling or FirstBank NW’s general market and economic conditions, and other factors that may be beyond the control of Sterling and FirstBank NW and on which the fairness opinion was based, may alter the value of Sterling or FirstBank NW or the prices of shares of Sterling common stock or FirstBank NW common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the dates of such opinion. Because FirstBank NW does not currently anticipate asking its financial advisor to update its opinion, the September [•], 2006 opinion does not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. For a description of the opinion that FirstBank NW received from its financial advisor, please refer to “The Merger — Opinion of FirstBank NW’s Financial Advisor.” For a description of the other factors considered by the board of directors of FirstBank NW in determining to approve the merger, please refer to “The Merger — Recommendation of the FirstBank NW Board of Directors and Reasons for the Merger.”

The merger agreement limits FirstBank NW’s ability to pursue alternatives to the merger.

The merger agreement contains non-solicitation provisions that, subject to limited exceptions, limit FirstBank NW’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of FirstBank NW. Although FirstBank NW’s board of directors is permitted to take certain actions in connection with the receipt of a competing acquisition proposal if it determines in good faith that the failure to do so would violate its fiduciary duties, taking such actions could, and other actions (such as withdrawing or modifying its recommendation to FirstBank NW shareholders that they vote in favor of approval of the merger agreement) would, entitle Sterling to terminate the merger agreement and receive a termination fee of $6.35 million. See “The Merger — Termination of the Merger Agreement” and “— Termination Fee.” These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of FirstBank NW from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire FirstBank NW than it might otherwise have proposed to pay.

FirstBank NW’s directors and executive officers might have additional interests in the merger.

In deciding how to vote on the proposal to approve the merger agreement, you should be aware that FirstBank NW’s directors and executive officers might have interests in the merger that are different from, or in addition to, the interests of FirstBank NW shareholders generally. See the section entitled “The Merger — Interests of Certain Persons in the Merger.” FirstBank NW’s board of directors was aware of these interests and considered them when it recommended approval of the merger agreement.

The merger is subject to the receipt of consents and approvals from regulatory and other authorities that may impose conditions that could have an adverse effect on Sterling.

Before the merger may be completed, various approvals or consents must be obtained from various bank regulatory and other authorities. These authorities may impose conditions on the completion of the merger or require changes to the terms of the merger. While Sterling and FirstBank NW do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Sterling following the merger, any of which might have a material adverse effect on Sterling following the merger.

Risks Related to Sterling Following Completion of the Merger

Unless otherwise specified, references to “we,” “our” and “us” in this subsection means Sterling and its subsidiaries on a consolidated basis.

As a bank holding company, our earnings are dependent upon the performance of our bank and non-bank subsidiaries as well as by business, economic and political conditions.

Sterling is a legal entity separate and distinct from its subsidiaries, including Sterling Savings Bank and Golf Savings Bank, although the principal source of Sterling’s cash is dividends from Sterling Savings Bank and Golf Savings Bank. Our right to participate in the assets of any subsidiary upon that subsidiary’s liquidation, reorganization or otherwise will be subject to the claims of the subsidiary’s creditors, which will take priority except to the extent that we may be a creditor with a recognized claim.

Sterling Savings Bank and Golf Savings Bank are also subject to restrictions under federal law that limit the transfer of funds to us or to other affiliates, whether in the form of loans, extensions of credit, investments, asset purchases or otherwise. Such transfers by Sterling Savings Bank or Golf Savings Bank to us or any other affiliate are limited in amount to 10% of each bank’s capital and surplus. Furthermore, such loans and extensions of credit are required to be collateralized.

Earnings are impacted by business and economic conditions in the United States and abroad. These conditions include short-term and long-term interest rates, inflation, monetary supply, fluctuations in both debt and equity capital markets, and the strength of the U.S. economy and the local economies in which we operate. Business and economic conditions that negatively impact household or corporate incomes could decrease the demand for our products and increase the number of customers who fail to pay their loans.

A downturn in the local economies or real estate markets could negatively impact our banking business.

A downturn in the local economies or real estate markets could negatively impact our banking business. Because we primarily serve individuals and businesses located in the Pacific Northwest, a significant portion of our total loan portfolio is originated in the Pacific Northwest or secured by Pacific Northwest real estate or other assets. As a result of this geographic concentration, the ability of customers to repay their loans, and consequently our results, are impacted by the economic and business conditions in the Pacific Northwest, in particular in the metropolitan areas of Seattle, Washington, Portland, Oregon and Boise, Idaho. Any adverse economic or business developments or natural disasters in these areas could cause uninsured damage and other loss of value to real estate that secures our loans or could negatively affect the ability of borrowers to make payments of principal and interest on the underlying loans. In the event of such adverse development or natural disaster, our results of operations or financial condition could be adversely affected.

Furthermore, current uncertain geopolitical trends and negative economic trends, including uncertainty regarding economic growth and increased unemployment, may negatively impact businesses in our markets. While the short-term and long-term effects of these events remain uncertain, they could adversely affect general economic conditions, consumer confidence, market liquidity or result in changes in interest rates, any of which could have a negative impact on banking business.

We have shifted our focus to community banking.

We are increasing our business banking, consumer and construction lending, while placing an increased emphasis on attracting greater volumes of retail deposits. Business banking, consumer and construction loans generally produce higher yields than residential mortgage loans. Such loans, however, generally involve a higher degree of risk than the financing of residential real estate, primarily because the collateral may be difficult to obtain or liquidate in the event of default. Construction lending is subject to risks such as construction delays, cost overruns, insufficient collateral and the inability to obtain permanent financing in a timely manner. Business banking and construction loans are more expensive to originate than residential mortgage loans. As a result, our operating expenses are likely to increase as we increase our lending in these areas. Additionally, we are likely to experience higher levels of loan losses than we would on residential mortgage loans. There can be no assurance that our emphasis on community banking will be successful or that any increase in the yields on business banking, consumer and construction loans will offset higher levels of expense and losses on such loans.

Our loan originations are highly concentrated in certain types of loans.

Our loans, with limited exceptions, are secured by either real estate, marketable securities or corporate assets. A significant portion of our loans are residential construction loans. At June 30, 2006, approximately 26% of Sterling Savings Bank’s total loan portfolio consisted of construction loans, approximately 23% of which were for speculative endeavors. Additionally, 19% of Sterling Savings Bank’s loan portfolio consisted of multifamily residential and commercial property loans at June 30, 2006. A reduction in the demand for new construction or multifamily residential and commercial property loans could have a negative impact on Sterling Savings Bank. In addition, 17% of the loans in FirstBank NW’s portfolio as of June 30, 2006 were residential construction loans.

Our ability to continue to originate such loans may be impaired by adverse changes in local and regional economic conditions in the real estate markets, or by acts of nature. Due to the concentration of real estate collateral, these events could have a material adverse impact on the value of the collateral, resulting in losses or delinquencies. Our residential mortgage and home equity loans are primarily secured by residential property in the Pacific Northwest. As a result, conditions in the real estate markets specifically, and the Pacific Northwest economy generally, can materially impact the ability of our borrowers to repay their loans and affect the value of the collateral securing these loans. Customer demand for loans secured by real estate could be reduced by a weaker economy, an increase in unemployment, a decrease in real estate values or an increase in interest rates.

Our earnings are significantly affected by the fiscal and monetary policies of the federal government and the governments of the states in which it operates.

The Federal Reserve Board regulates the supply of money and credit in the United States. Its policies determine in large part our cost of funds for lending and investing and the return we earn on those loans and investments, both of which impact net interest margin, and can materially affect the value of financial instruments such as debt securities and mortgage servicing rights. Its policies also can affect our borrowers, potentially increasing the risk that they may fail to repay their loans. Changes in Federal Reserve Board policies are beyond our control and hard to predict or anticipate.

The amount of income taxes that we are required to pay on our earnings is based on federal and state legislation and regulations. We provide for current and deferred taxes in our financial statements, based on our results of operations, business activity, legal structure and interpretation of tax statutes. We may take filing positions or follow tax strategies that may be subject to challenge. Our net income and earnings per share may be reduced if a federal, state, or local authority assessed charges for taxes that have not been provided for in our consolidated financial statements. There can be no assurance that we will achieve our effective tax rate or that taxing authorities will not change tax legislation, challenge filing positions, or assess taxes and interest charges.

Changes in market interest rates could adversely affect our earnings.

Our earnings are impacted by changing market interest rates. Changes in market interest rates impact the level of loans, deposits and investments, the credit profile of existing loans and the rates received on loans and investment securities and the rates paid on deposits and borrowings. One of our primary sources of income from operations is net interest income, which is equal to the difference between the interest income received on interest-earning assets (usually, loans and investment securities) and the interest expense incurred in connection with interest-bearing liabilities (usually, deposits and borrowings). These rates are highly sensitive to many factors beyond our control, including general economic conditions, both domestic and foreign, and the monetary and fiscal policies of various governmental and regulatory authorities. Net interest income can be affected significantly by changes in market interest rates. Changes in relative interest rates may reduce net interest income as the difference between interest income and interest expenses decreases.

Interest rates are currently rising, and if interest rates continue to rise, the amount of interest we pay on deposits and borrowings could increase more quickly than the amount of interest we receive on our loans, mortgage-related securities and investment securities. This could cause our profits to decrease. Rising interest rates would likely reduce the value of our mortgage-related securities and investment securities and may decrease demand for loans and make it more difficult for borrowers to repay their loans. Increasing market interest rates may also depress property values, which could affect the value of collateral securing our loans.

An increase in interest rates could also have a negative impact on our results of operations by reducing the ability of borrowers to repay their current loan obligations. These circumstances could not only result in increased loan defaults, foreclosures and write-offs, but also necessitate further increases to the allowances for loan losses. In addition, fluctuations in interest rates may result in disintermediation, which is the flow of funds away from depository institutions into direct investments that pay a higher rate of return and may affect the value of our investment securities and other interest-earning assets.

Our cost of funds may increase as a result of general economic conditions, interest rates or competitive pressures.

Our cost of funds may increase because of general economic conditions, unfavorable conditions in the capital markets, interest rates and competitive pressures. We have traditionally obtained funds principally through deposits and borrowings. As a general matter, deposits are a cheaper source of funds than borrowings, because interest rates paid for deposits are typically less than interest rates charged for borrowings. If, as a result of general economic conditions, market interest rates, competitive pressures, or other factors, our level of deposits decreases relative to our overall banking operation, we may have to rely more heavily on borrowings as a source of funds in the future, which may negatively impact net interest margin.

Competition may adversely affect our ability to attract and retain customers at current levels.

The banking and financial services businesses in our market areas are highly competitive. Competition in the banking, mortgage and finance industries may limit our ability to attract and retain customers. We face competition from other banking institutions, savings banks, credit unions and other financial institutions. We also compete with non-bank financial service companies within the states that we serve and out-of-state financial intermediaries that have opened loan production offices or that solicit deposits in our market areas. There also has been a general consolidation of financial institutions in recent years, which results in new competitors and larger competitors in our market areas.

In particular, our competitors include major financial companies whose greater resources may provide them a marketplace advantage. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits and the range and quality of services provided. Because we have fewer financial and other resources than larger institutions with which we compete, we may be limited in our ability to attract customers. In addition, some of the current commercial banking customers may seek alternative banking sources as they develop needs for credit facilities larger than we can accommodate. If we are unable to attract and retain customers, we may be unable to continue our loan and deposit growth, and our results of operations and financial condition may otherwise be negatively impacted.

We may not be able to successfully implement our internal growth strategy.

We have pursued and intend to continue to pursue an internal growth strategy, the success of which will depend primarily on generating an increasing level of loans and deposits at acceptable risk levels and terms without proportionate increases in non-interest expenses. There can be no assurance that we will be successful in implementing our internal growth strategy. Furthermore, the success of our growth strategy will depend on maintaining sufficient regulatory capital levels and on continued favorable economic conditions in the Pacific Northwest.

There are risks associated with potential acquisitions.

We may make opportunistic acquisitions of other banks or financial institutions from time to time that further our business strategy. These acquisitions could involve numerous risks including lower than expected performance or higher than expected costs, difficulties in the integration of operations, services, products and personnel, the diversion of management’s attention from other business concerns, changes in relationships with customers and the potential loss of key employees. Any acquisitions will be subject to regulatory approval, and there can be no assurance that we will be able to obtain such approvals. We may not be successful in identifying further acquisition candidates, integrating acquired institutions or preventing deposit erosion or loan quality deterioration at acquired institutions. Competition for acquisitions in our market area is highly competitive, and we may not be able to acquire other institutions on attractive terms. There can be no assurance that we will be successful in completing future acquisitions, or if such transactions are completed, that we will be successful in integrating acquired businesses into our operations. Our ability to grow may be limited if we are unable to successfully make future acquisitions.

We may not be able to replace key members of management or attract and retain qualified relationship managers in the future.

We depend on the services of existing management to carry out our business and investment strategies. As we expand, we will need to continue to attract and retain additional management and other qualified staff. In particular, because we plan to continue to expand our locations, products and services, we will need to continue to attract and retain qualified banking personnel and investment advisors. Competition for such personnel is significant in our geographic market areas. The loss of the services of any management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our results of operations, financial conditions and prospects.

Defaults may negatively impact our business.

Increased delinquencies or loan defaults by our customers may negatively impact business. A borrower’s default on its obligations under one or more loans may result in lost principal and interest income and increased operating expenses as a result of the allocation of management time and resources to the collection and workout of the loan.

If collection efforts are unsuccessful or acceptable workout arrangements cannot be reached, we may have to charge-off all or a part of the loan. In such situations, we may acquire any real estate or other assets, if any, that secure the loan through foreclosure or other similar available remedies. The amount owed under the defaulted loan may exceed the value of the assets acquired.

Our allowance for loan losses may be inadequate.

Our loan customers may not repay their loans according to the terms of the loans, and the collateral securing the payment of these loans may be insufficient to pay any remaining loan balance. We therefore may experience significant loan losses, which could have a material adverse effect on our operating results.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. We rely on our loan quality reviews, experience and evaluation of economic conditions, among other factors, in determining the amount of the allowance for loan losses. If our assumptions prove to be incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in the loan portfolio, resulting in additions to our allowance. Increases in this allowance result in an expense for the period in which they are made. If, as a result of general economic conditions or a decrease in asset quality, management determines that additional increases in the allowance for loan losses are necessary, we will incur additional expenses.

Our loans are primarily secured by real estate, including a concentration of properties located in the Pacific Northwest. If an earthquake, volcano eruption or other natural disaster were to occur in one of the major market areas, loan losses could occur that are not incorporated in the existing allowance for loan losses.

We are expanding our lending activities in riskier areas.

We have identified commercial real estate, commercial business and consumer loans as areas for increased lending emphasis. While increased lending diversification is expected to increase interest income, non-residential loans carry greater risk of payment default than residential real estate loans. As the volume of these loans increases, credit risk increases. In the event of substantial borrower defaults, our provision for loan losses would increase and therefore earnings would be reduced.

Our operations could be interrupted if our third-party service providers experience difficulty, terminate their services or fail to comply with banking regulations.

We depend, and will continue to depend, to a significant extent, on a number of relationships with third-party service providers. Specifically, we receive core systems processing, essential web hosting and other Internet systems and deposit and other processing services from third-party service providers. If these third-party service providers experience difficulties or terminate their services and we are unable to replace them with other service providers, our operations could be interrupted. If an interruption were to continue for a significant period of time, business, financial condition and results of operations could be materially adversely affected.

Our internal control systems could fail to detect certain events.

We are subject to certain operations risks, including but not limited to data processing system failures and errors and customer or employee fraud. We maintain a system of internal controls to mitigate against such occurrences and maintain insurance coverage for such risks, but should such an event occur that is not prevented or detected by our internal controls, uninsured or in excess of applicable insurance limits, it could have a significant adverse impact on our business, financial condition or results of operations.

The network and computer systems on which we depend could fail or experience a security breach.

Our computer systems could be vulnerable to unforeseen problems. Because we conduct part of our business over the Internet and outsource several critical functions to third parties, operations will depend on the ability, as well as that of third-party service providers, to protect computer systems and network infrastructure against damage from fire, power loss, telecommunications failure, physical break-ins or similar catastrophic events. Any damage or failure that causes interruptions in operations could have a material adverse effect on business, financial condition and results of operations.

In addition, a significant barrier to online financial transactions is the secure transmission of confidential information over public networks. Our Internet banking system relies on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the algorithms our third-party service providers use to protect customer transaction data. If any such compromise of security were to occur, it could have a material adverse effect on our business, financial condition and results of operations.

We could be held responsible for environmental liabilities of properties acquired through foreclosure.

If we are forced to foreclose on a defaulted mortgage loan to recover our investment, we may be subject to environmental liabilities related to the underlying real property. Hazardous substances or wastes, contaminants, pollutants or sources thereof may be discovered on a property during its ownership or after a sale to a third party. The amount of environmental liability could exceed the value of real property. There can be no assurance that we would not be fully liable for the entire cost of any removal and clean-up on an acquired property, that the cost of removal and clean-up would not exceed the value of the property, or that costs could be recovered from any third party. In addition, we may find it difficult or impossible to sell the property prior to or following any environmental remediation.

Our banking business is highly regulated.

State-chartered banks operate in a highly regulated environment and are subject to supervision and examination by federal and state regulatory agencies. As a Washington State-chartered commercial bank, our subsidiary Sterling Savings Bank is subject to regulation and supervision by the FDIC and the WDFI. As a

Washington State-chartered savings bank, our subsidiary, Golf Savings Bank, is also subject to regulation and supervision by the FDIC and the WDFI. Federal and state laws and regulations govern numerous matters, including changes in the ownership or control of banks, maintenance of adequate capital and the financial condition of a financial institution, permissible types, amounts, and terms of extensions of credit and investments, maintenance of permissible non-banking activities, maintenance of deposit insurance, protection of financial privacy the level of reserves against deposits, and restrictions on dividend payments.

The FDIC, the Federal Reserve Board and the WDFI possess cease and desist powers to prevent or remedy unsafe or unsound practices or violations of law by banks subject to their regulations. These and other restrictions limit the manner in which we may conduct business and obtain capital or financing.

Our stock price can be volatile.

Our stock price can fluctuate widely in response to a variety of factors, including actual or anticipated variations in quarterly operating results; changes in shareholder dividend policy; recommendations by securities analysts; and news reports relating to trends, concerns and other issues in the financial services industry. Other factors include new technology used or services offered by our competitors; operating and stock price performance of other companies that investors deem comparable to us; and changes in government regulations.

General market fluctuations, industry factors and general economic and political conditions and events, such as future terrorist attacks and activities, economic slowdowns or recessions, interest rate changes or credit loss trends, also could cause Sterling’s stock price to decrease regardless of our operating results.

No assurance can be given that dividends payable on Sterling common stock, including the stock to be received by FirstBank NW shareholders in the merger, will continue at historical levels, or at all.

Shares eligible for future sale could have a dilutive effect.

Shares of Sterling common stock eligible for future sale, including those that may be issued in the acquisition of FirstBank NW, in future acquisitions and any other offering of Sterling common stock for cash, could have a dilutive effect on the market for Sterling common stock and could adversely affect its market price. For example, on July 25, 2006, Sterling filed a “shelf” registration statement on Form S-3 that provides for the issuance by Sterling of up to $100 million in Sterling common stock and preferred stock.

As of July 31, 2006, there were 60,000,000 shares of Sterling common stock authorized, of which 36,914,638 shares were outstanding. As a result of the merger, a maximum of 4,991,563 shares of Sterling common stock may be issued to FirstBank NW shareholders.

Future legislation could change our competitive position.

Various legislation, including proposals to change substantially the financial institution regulatory system and to expand or contract the powers of banking institutions and bank holding companies, is introduced in Congress from time to time. This legislation may change banking statutes and our operating environment in substantial and unanticipated ways. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions and other financial institutions. We cannot predict whether any of this potential legislation will be enacted, and if enacted, the effect that it, or any implementing regulations, would have on our financial condition or results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference in this document, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Sterling and FirstBank NW intend for such forward-looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) statements about the benefits of the merger, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; (ii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; (iii) statements about expectations regarding the timing of the closing of the merger and the ability to obtain regulatory approvals on a timely basis; and (iv) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of Sterling’s and FirstBank NW’s respective management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and beyond Sterling’s and FirstBank NW’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	our businesses may not be combined successfully, or the combination may take longer to accomplish than expected;

•	the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer losses and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected;

•	adverse governmental or regulatory policies may be enacted;

•	the interest rate environment may change, causing margins to compress and adversely affecting net interest income;

•	the global financial markets may experience increased volatility;

•	we may experience adverse changes in our credit rating;

•	we may experience competition from other financial services companies in our markets; and

•	an economic slowdown may adversely affect credit quality and loan originations.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed under “Risk Factors” beginning on page 14 and in Sterling’s reports filed with the SEC.

ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS CONCERNING THE PROPOSED TRANSACTION OR OTHER MATTERS ATTRIBUTABLE TO STERLING OR FIRSTBANK NW OR ANY PERSON ACTING ON BEHALF OF STERLING OR FIRSTBANK NW ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS ABOVE. NEITHER STERLING NOR FIRSTBANK NW UNDERTAKE ANY OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS TO REFLECT CIRCUMSTANCES OR EVENTS THAT OCCUR AFTER THE DATE THE FORWARD-LOOKING STATEMENTS ARE MADE.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF STERLING

Sterling is providing the following information to aid you in your analysis of the financial aspects of the merger. Sterling derived the information as of and for the five years ended December 31, 2005 from its historical audited consolidated financial statements for these fiscal years. The audited consolidated financial information contained herein is the same historical information that Sterling has presented in its prior filings with the SEC. The historical consolidated financial data for the six months ended June 30, 2006 and 2005 is derived from unaudited consolidated financial statements. However, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation at such dates and for such periods have been made.

The operating results for the six months ended June 30, 2006 are not necessarily indicative of the operating results that may be expected for any future interim period or the year ending December 31, 2006. This information is only a summary, and you should read it in conjunction with Sterling’s consolidated financial statements and notes thereto contained in Sterling’s 2005 Annual Report on Form 10-K, which has been incorporated by reference into this document. See the section entitled “Where You Can Find More Information” on page 94. All prior period per share and weighted average share amounts have been restated to reflect the three-for-two stock split that was paid in the form of a 50% stock dividend on August 31, 2005.

	Six Months Ended June 30,		Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollars in thousands, except per share amounts)

Income Statement Data:
Interest income	$242,899	$187,122	$387,811	$319,761	$214,727	$197,313	$201,385
Interest expense	(122,894)	(80,490)	(171,276)	(122,945)	(89,807)	(96,965)	(116,516)

Net interest income	120,005	106,632	216,535	196,816	124,920	100,348	84,869
Provision for losses on loans	(9,300)	(7,150)	(15,200)	(12,150)	(10,500)	(11,867)	(8,000)

Net interest income after provision for losses on loans	110,705	99,482	201,335	184,666	114,420	88,481	76,869
Non-interest income	28,047	30,044	59,569	47,799	33,735	29,080	21,021
Merger and acquisition costs	0	0	0	(4,835)	(792)	0	(283)
Amortization of goodwill and core deposit intangibles	(1,111)	(1,111)	(2,222)	(2,222)	(262)	(644)	(5,377)
Goodwill litigation	(220)	(189)	(179)	(141)	(600)	(1,100)	(890)
Non-interest expenses	(89,898)	(79,949)	(167,880)	(141,172)	(92,910)	(79,199)	(66,743)

Income before income taxes	47,523	48,277	90,623	84,095	53,591	36,618	24,597
Income tax provision	(15,176)	(16,378)	(29,404)	(27,790)	(18,678)	(11,031)	(8,409)

Net income	$32,347	$31,899	$61,219	$56,305	$34,913	$25,587	$16,188

Earnings per share:
Basic	$0.92	$0.92	$1.77	$1.66	$1.45	$1.19	$0.81
Diluted	0.92	0.91	1.75	1.62	1.42	1.16	0.79
Cash dividends declared per share	$0.125	$0.000	$0.105	$0.000	$0.000	$0.000	$0.000
Weighted average shares outstanding:
Basic	35,012,510	34,541,705	34,633,952	33,931,509	23,980,113	21,496,008	19,974,152
Diluted	35,326,837	35,000,243	35,035,029	34,708,794	24,590,172	22,115,723	20,372,423
Financial Ratios:
Book value per share	$14.65	$14.54	$14.54	$13.65	$10.21	$9.38	$7.87
Return on average assets	0.83%	0.92%	0.87%	0.88%	0.88%	0.80%	0.58%
Return on average shareholders’ equity	12.6%	13.5%	12.4%	13.2%	14.4%	13.9%	10.5%

	Six Months Ended June 30,		Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollars in thousands, except per share amounts)

Shareholders’ equity to total assets	6.4%	7.5%	6.7%	6.8%	5.9%	5.8%	5.5%
Operating efficiency	61.6%	59.4%	61.7%	60.7%	59.6%	62.5%	69.2%
Net interest margin	3.27%	3.26%	3.28%	3.32%	3.35%	3.37%	3.27%
Nonperforming assets to total assets	0.13%	0.26%	0.11%	0.20%	0.50%	0.59%	0.82%
Statistical Data:
Number of:
Employees (full-time equivalent)	1,814	1,707	1,789	1,624	1,121	953	890
Full service branches	142	137	140	135	86	79	77

	Six Months Ended June 30,		Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollars in thousands, except per share amounts)

Reported net income	$32,347	$31,899	$61,219	$56,305	$34,913	$25,587	$16,188
Add back: goodwill amortization net of tax(1)	0	0	0	0	0	0	2,538

Total	$32,347	$31,899	$61,219	$56,305	$34,913	$25,587	$18,726

Basic earnings per share:
Reported net income	$0.92	$0.92	$1.77	$1.66	$1.45	$1.19	$0.81
Goodwill amortization	0.00	0.00	0.00	0.00	0.00	0.00	0.13

Adjusted net income	$0.92	$0.92	$1.77	$1.66	$1.45	$1.19	$0.94

Diluted earnings per share:
Reported net income	$0.92	$0.91	$1.75	$1.62	$1.42	$1.16	$0.79
Goodwill amortization	0.00	0.00	0.00	0.00	0.00	0.00	0.13

Adjusted net income	$0.92	$0.91	$1.75	$1.62	$1.42	$1.16	$0.92

	June 30,		December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollars in thousands)

Balance Sheet Data:
Total assets	$8,044,338	$6,743,812	$7,558,928	$6,942,224	$4,279,321	$3,507,021	$3,038,593
Loans receivable, net	5,510,188	4,181,265	4,885,916	4,251,877	2,906,426	2,390,422	2,109,479
Mortgage-backed securities	1,777,380	1,887,441	1,960,582	2,036,920	983,736	743,610	617,569
Investments	197,076	159,271	167,957	167,665	89,448	86,558	76,479
Deposits	5,337,791	4,200,196	4,806,301	3,863,296	2,455,076	2,014,096	1,853,536
FHLB Seattle advances	1,337,138	1,317,141	1,443,462	1,635,933	1,026,031	874,515	633,054
Reverse repurchase agreements and funds purchased	583,041	536,152	611,676	780,012	363,137	249,769	218,549
Other borrowings	185,874	111,152	110,688	131,822	137,998	127,682	127,500
Shareholders’ equity	514,142	503,487	506,685	469,844	250,348	203,656	165,690
Capital Ratios(2):
Total (to risk-weighted assets)
Sterling	10.9%	N/A	10.5%	N/A	N/A	N/A	N/A
Sterling Savings Bank	10.5%	11.1%	10.2%	10.7%	10.9%	11.0%	11.7%
Tier I (to risk-weighted assets)
Sterling	9.8%	N/A	9.5%	N/A	N/A	N/A	N/A
Sterling Savings Bank	9.5%	10.1%	9.2%	9.7%	9.9%	10.0%	10.8%
Tier I leverage (to average assets)
Sterling	7.9%	N/A	7.4%	N/A	N/A	N/A	N/A
Sterling Savings Bank	7.5%	7.3%	7.2%	6.6%	7.4%	7.6%	8.0%

(1)	Sterling adopted SFAS No. 142 “Goodwill and Intangible Assets” on January 1, 2002. The tabular presentation reflects retroactive application of SFAS No. 142, even though SFAS No. 142 by its terms applies prospectively.

(2)	Sterling did not have regulatory capital ratio requirements prior to its conversion to a bank holding company.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF FIRSTBANK NW

The following selected financial data with respect to FirstBank NW’s statements of financial position and its statements of income for the fiscal years ended March 31, 2002 through March 31, 2006 have been derived from its historical audited financial statements for those fiscal years. The audited consolidated financial information contained herein is the same historical information that FirstBank NW has presented in its prior filings with the SEC. The historical consolidated financial data for the three months ended June 30, 2006 and 2005 is derived from unaudited consolidated financial statements. However, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation at such dates and for such periods have been made.

The operating results for the three months ended June 30, 2006 are not necessarily indicative of the operating results that may be expected for any interim period or the year ending March 31, 2007. This information is only a summary, and you should read it in conjunction with FirstBank NW’s consolidated financial statements and notes thereto contained in FirstBank NW’s 2006 Annual Report on Form 10-K, which has been incorporated by reference into this document. See the section entitled “Where You Can Find More Information” on page 94. FirstBank NW’s audited financial statements are also contained in the Annual Report, a copy of which has been furnished to you together with this proxy statement/prospectus. All prior period per share and weighted average share amounts have been adjusted to reflect the two-for-one split paid in the form of a 100% stock dividend on February 9, 2006.

	Quarter Ended			Fiscal Year Ended
	6/30/2006	6/30/2005	3/31/2006	3/31/2005	3/31/2004	3/31/2003	3/31/2002

Income Statement Data:
Total interest income	$15,084	$12,140	$52,188	$40,631	$27,415	$20,575	$20,248
Total interest expense	(6,139)	(4,328)	(19,314)	(13,319)	(9,934)	(8,710)	(9,992)

Net interest income	8,945	7,812	32,874	27,312	17,481	11,865	10,256
Provision for loan losses	(372)	(868)	(1,799)	(1,528)	(395)	(1,033)	(1,064)

Net interest income after provision for loan losses	8,573	6,944	31,075	25,784	17,086	10,832	9,192
Total noninterest income	1,664	1,657	6,933	6,010	5,516	4,693	4,015
Total noninterest expense	(7,332)	(5,950)	(25,584)	(23,149)	(16,762)	(11,699)	(9,766)

Income before income tax expense	2,905	2,651	12,424	8,645	5,840	3,826	3,441
Income tax expense	(904)	(799)	(3,908)	(2,367)	(1,482)	(1,054)	(1,065)

Net income	$2,001	$1,852	$8,516	$6,278	$4,358	$2,772	$2,376

EPS: basic	$0.34	$0.32	$1.45	$1.08	$1.13	$1.08	$0.88
EPS: diluted	0.33	0.31	1.41	1.05	1.06	1.03	0.85
Cash dividends paid per share	$0.100	$0.085	$0.370	$0.340	$0.310	$0.270	$0.220
Weighted averages shares outstanding: basic	5,935,585	5,857,710	5,879,598	5,792,614	3,851,608	2,575,934	2,703,410
Weighted averages shares outstanding: diluted	6,096,877	5,981,600	6,020,332	5,995,260	4,111,270	2,682,222	2,801,316
Financial Ratios:
Book value per share	$13.45	$12.62	$13.35	$12.35	$12.12	$11.62	$10.36
Return on average assets	0.93%	0.90%	1.03%	0.84%	0.90%	0.87%	0.82%
Return on average stockholders’ equity	9.94%	10.05%	11.16%	8.85%	9.26%	9.49%	8.47%
Stockholders equity to total assets	9.04%	8.76%	9.35%	9.03%	9.90%	9.04%	9.03%
Operating efficiency	66.38%	60.10%	61.63%	65.91%	68.88%	67.36%	65.44%
Net interest margin	4.72%	4.47%	4.59%	4.38%	4.16%	4.27%	4.05%
Nonperforming assets to total assets	0.13%	0.28%	0.14%	0.35%	0.50%	0.55%	0.36%

	Quarter Ended			Fiscal Year Ended
	6/30/2006	6/30/2005	3/31/2006	3/31/2005	3/31/2004	3/31/2003	3/31/2002

Statistical Data:
Number of employees (full-time equivalents)	267	268	270	270	215	135	127
(note: ftes are at period end, not average in period)
Number of service branches	20	20	20	20	20	8	8
Balance Sheet Data:
Total assets	$883,536	$843,961	$846,003	$801,122	$700,232	$332,398	$307,840
Loans receivable, net	662,624	602,997	632,543	562,101	459,114	251,805	234,396
Mortgage-backed securities	50,801	59,401	52,155	61,904	77,027	9,618	11,433
Investment securities	48,327	48,325	48,541	48,334	38,787	16,813	12,524
Deposits	637,158	561,655	570,040	518,676	480,548	203,189	188,857
FHLB advances and other borrowings	147,373	193,823	176,817	185,337	132,056	81,816	79,722
Securities sold under agreements to repurchase	11,821	6,719	9,636	16,023	10,487	11,151	7,265
Stockholders’ equity	79,897	73,960	79,130	72,311	69,332	30,064	27,813
Capital Ratios: (Bank)
Total capital to risk-weighed assets	11.4%	10.6%	11.6%	10.3%	10.5%	13.1%	13.5%
Tier 1 capital to risk-weighed assets	9.7%	8.8%	9.8%	9.0%	9.2%	11.8%	12.3%
Tier 1 capital to average assets	7.4%	6.6%	7.3%	6.7%	6.5%	8.4%	8.8%

UNAUDITED PRO FORMA COMPARATIVE PER SHARE DATA
FOR THE YEAR ENDED DECEMBER 31, 2005 AND MARCH 31, 2006, RESPECTIVELY

The following table summarizes unaudited per share information for Sterling and FirstBank NW on a historical basis and a pro forma combined basis for Sterling. For purposes of the pro forma financial information provided below, it has been assumed that the merger was completed on January 1, 2005 and April 1, 2005, respectively, for income statement purposes, and on December 31, 2005 and March 31, 2006, respectively, for balance sheet purposes. Sterling’s fiscal year end is December 31st and FirstBank NW’s fiscal year end is March 31st. Therefore, the following information should be read in conjunction with the audited consolidated financial statements of Sterling as of and for the year ended December 31, 2005, which are incorporated by reference into this document, and the audited consolidated financial statements of FirstBank NW as of and for the year ended March 31, 2006, which are incorporated by reference into this document. The following pro forma information has been prepared in accordance with the rules and regulations of the SEC and accordingly includes the effects of purchase accounting. It does not reflect cost savings, synergies or certain other adjustments that may result from the merger of FirstBank NW into Sterling. This information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the combined company.

The historical book value per share is computed by dividing total shareholders’ equity by the number of shares of common stock outstanding at the end of the period. The pro forma income per share of the combined company is computed by dividing the pro forma net income available to holders of the combined company’s common stock by the pro forma weighted average number of shares outstanding for the periods presented. The pro forma combined book value per share is computed by dividing total pro forma shareholders’ equity by the pro forma number of common stock outstanding at the end of the period presented.

	Sterling	FirstBank NW
	As of and For	As of and For
	the Twelve Months	the Twelve Months			Pro Forma
	Ended	Ended	Pro Forma		FirstBank NW
	December 31, 2005	March 31, 2006	Combined		Equivalent(1)

Earnings for fiscal year:
Basic	$1.77	$1.45	$1.76		$1.39
Diluted	$1.75	$1.41	$1.74		$1.37
Cash dividends declared:
For fiscal year	$0.105	$0.37	$0	.15(2)	$0.12
Book value per share:
As of fiscal year end	$14.54	$13.35	$14	.70(3)	$11.60

(1)	Computed by multiplying the pro forma combined amounts by 0.7890, the number of Sterling shares to be issued in the merger for each outstanding share of FirstBank NW common stock.

(2)	Combined pro forma dividends represents Sterling dividends per share for the year ended December 31, 2005 and FirstBank NW dividends per share for the year ended March 31, 2006.

(3)	Computed by adding 4,991,563 the assumed maximum number of Sterling shares to be issued in the merger, to the 34,855,549 outstanding shares reported by Sterling at December 31, 2005.

MARKET PRICE DATA AND DIVIDEND INFORMATION

Comparative Market Price Information

The following table presents trading information for Sterling common stock and FirstBank NW common stock on the Nasdaq Global Market on June 2, 2006, the last trading day prior to the announcement of the signing of the merger agreement, and on [    ●    ], 2006, the last practical trading day for which information was available prior to the date of the printing of this proxy statement/prospectus.

	Closing Sales Price
	Sterling	FirstBank NW	FirstBank NW Equivalent(1)

Price per share:
June 2, 2006	$31.19	$22.03	$27.16
[ ● ], 2006	[ ● ]	[ ● ]	[ ● ]

(1)	The equivalent price per share data for FirstBank NW common stock has been determined by (i) multiplying the last reported sale price of a share of Sterling common stock on June 2, 2006 by 0.7890, the number of Sterling shares to be issued in the merger for each outstanding share of FirstBank NW common stock, plus (ii) $2.55, the amount of cash to be paid in the merger for each outstanding share of FirstBank NW common stock.

You should obtain current market quotations for Sterling common stock. The market price of Sterling common stock will likely fluctuate between the date of this document and the date on which the merger is completed and after the merger. Because the market price of Sterling common stock is subject to fluctuation, the value of the shares of Sterling common stock that you may receive in the merger may increase or decrease prior to and after the merger.

Historical Market Prices and Dividend Information

  Sterling.

Sterling common stock is listed on the Nasdaq Global Select Market System under the symbol “STSA.” The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of Sterling common stock as reported on the Nasdaq Global Select Market System.

As of June 30, 2006, there were 35,092,842 outstanding shares of Sterling common stock held by approximately 1,850 shareholders of record.

The board of directors of Sterling from time to time evaluates the payment of cash dividends. The timing and amount of any future dividends will depend upon earnings, cash and capital requirements, the financial condition of Sterling and its subsidiaries, applicable government regulations and other factors deemed relevant by Sterling’s board of directors. Sterling paid the following historical cash dividends:

	Per Share
Date Paid	Amount	Total

October 2005	$0.050	$1.7 million
January 2006	0.055	1.9 million
April 2006	0.060	2.1 million
July 2006	0.065	2.3 million

In July 2006, Sterling announced a quarterly cash dividend of $0.07 per share, payable on October 13, 2006 to shareholders of record as of September 29, 2006.

  FirstBank NW.

FirstBank NW common stock is listed on the Nasdaq Global Market System under the symbol “FBNW.” The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of FirstBank NW common stock as reported on the Nasdaq Global Market System.

As of June 30, 2006, there were 6,062,186 outstanding shares of FirstBank NW common stock held by approximately 477 holders of record.

The board of directors of FirstBank NW from time to time evaluates the payment of cash dividends. The timing and amount of any future dividends will depend upon earnings, cash requirements, capital requirements, the financial condition of FirstBank NW and its subsidiaries, applicable government regulations and other factors deemed relevant by FirstBank NW’s board of directors. FirstBank NW paid the following historical cash dividends:

	Per Share
Date Paid	Amount	Total

August 2005	$0.085	$0.5 million
December 2005	0.100	0.6 million
March 2006	0.100	0.6 million
May 2006	0.100	0.6 million
August 2006	0.100	0.6 million

  Sterling and FirstBank NW Quarterly Stock Price and Dividend Paid Information.

		Sterling			FirstBank NW
		Common Stock			Common Stock
	High	Low	Dividends	High	Low	Dividends

2006
Quarter ended June 30	$32.35	$28.31	$0.065	$26.400	$18.110	$0.100
Quarter ended March 31	29.91	24.50	0.060	18.620	15.705	0.100
2005
Quarter ended December 31	26.78	21.86	0.055	16.000	13.620	0.100
Quarter ended September 30	27.39	21.66	0.050	14.450	13.585	0.085
Quarter ended June 30	25.12	21.69	0.000	14.050	12.500	0.085
Quarter ended March 31	26.75	23.36	0.000	14.500	13.290	0.085
2004
Quarter ended December 31	27.50	23.26	0.000	14.720	13.665	0.085
Quarter ended September 30	23.87	20.45	0.000	14.625	13.295	0.085
Quarter ended June 30	22.57	19.05	0.000	14.875	12.250	0.085
Quarter ended March 31	23.61	20.12	0.000	15.450	14.825	0.085

THE ANNUAL MEETING OF FIRSTBANK NW SHAREHOLDERS

This proxy statement/prospectus constitutes the proxy statement of FirstBank NW for use at the annual meeting of FirstBank NW’s shareholders to be held on [    ●    ], 2006, at the Quality Inn, 700 Port Drive, Clarkston, Washington, at 2:00 p.m., local time, and any adjournments thereof.

At the annual meeting, the shareholders of FirstBank NW will consider and vote upon (i) approval of the merger of FirstBank NW into Sterling, as provided in the merger agreement, which is included as Appendix A; (ii) election of four directors to the FirstBank NW board of directors; (iii) ratification of the appointment of Moss Adams LLP as the independent auditors of FirstBank NW; and, if necessary, (iv) approval of any proposal by the FirstBank NW board of directors to adjourn or postpone the annual meeting, if necessary to solicit additional proxies in favor of the merger agreement.

Pursuant to the merger agreement, FirstBank NW will merge with and into Sterling, and FirstBank NW’s wholly owned subsidiary, FirstBank Northwest, will merge with and into Sterling Savings Bank. FirstBank Northwest’s special purpose subsidiaries, Tri Star Financial Corporation and Pioneer Development Corp., will become independently operating wholly owned subsidiaries of Sterling Savings Bank. We expect to complete the merger of FirstBank NW with and into Sterling during the fourth quarter of 2006.

When we complete the merger, FirstBank NW shareholders will receive a combination of cash and shares of Sterling common stock as merger consideration for each share of FirstBank NW common stock they own, as described in “The Merger — Consideration to be Received in the Merger.” Sterling common stock received by certain affiliates of FirstBank NW will be subject to certain sale and transfer restrictions as described in “The Merger — Restrictions on Resales by Affiliates.” Sterling common stock received by all other FirstBank NW shareholders will be unrestricted publicly traded stock.

All information contained in this proxy statement/prospectus with respect to FirstBank NW has been supplied by FirstBank NW. All information contained in this proxy statement/prospectus with respect to Sterling has been supplied by Sterling.

This proxy statement/prospectus is first being mailed to shareholders of FirstBank NW on or about [    ●    ], 2006.

Voting and Proxy Procedure

  Shareholders Entitled to Vote.

The close of business on [    ●    ], 2006 was the record date for determining FirstBank NW shareholders entitled to receive notice of and to vote at the annual meeting. On the record date, there were [    ●    ] shares of FirstBank NW common stock outstanding held by [    ●    ] holders of record. FirstBank has no other class of voting securities outstanding. Each holder of FirstBank NW common stock is entitled to one vote for each share of FirstBank NW common stock in that holder’s name on FirstBank NW’s books as of the record date on any matter submitted to the vote of the FirstBank NW shareholders at the annual meeting.

As provided in FirstBank NW’s articles of incorporation, record holders of FirstBank NW common stock who beneficially own, either directly or indirectly, in excess of 10% of FirstBank NW’s outstanding shares are not entitled to any vote with respect to the shares held in excess of the 10% limit.

If you are a beneficial owner of FirstBank NW common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the annual meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of FirstBank NW common stock held in street name in person at the annual meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

  Voting Your Shares.

If you are the registered owner of your shares (i.e., your shares are not held in street name), you must complete and return a written proxy card in order to vote your shares. If your shares are held in street name, you can vote your shares using one of the following methods:

•	Vote through the Internet at www.proxyvote.com;

•	Vote by telephone using the toll-free number shown on the proxy card; or

•	Complete and return a written proxy card.

Votes submitted through the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on [    ●    ], 2006. Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card.

You can also vote in person at the annual meeting, and submitting your voting instructions by any of the methods mentioned above will not affect your right to attend the annual meeting and vote.

  Quorum.

The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of FirstBank NW common stock entitled to vote is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted as shares present and entitled to vote at the annual meeting for purposes of determining the existence of a quorum.

  Proxies; Proxy Revocation Procedures.

The FirstBank NW board of directors solicits proxies so that each shareholder has the opportunity to vote on the election of the director nominees and the proposals to be considered at the annual meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder of record attends the annual meeting, he or she may vote by ballot. Where no instructions are indicated, proxies will be voted in accordance with the recommendations of the FirstBank NW board of directors. The board recommends a vote:

•	FOR the election of the nominees for director;

•	FOR the ratification of the appointment of Moss Adams LLP as FirstBank NW’s independent auditors;

•	FOR approval of the merger agreement; and

•	FOR any proposal by the board of directors of FirstBank NW to adjourn or postpone the annual meeting, if necessary, to solicit additional proxies in favor of the merger agreement.

FirstBank NW shareholders may revoke a proxy at any time by: (i) sending written notice of revocation to the corporate secretary of FirstBank NW prior to the annual meeting; (ii) executing and delivering a proxy for the annual meeting bearing a later date; or (iii) attending the annual meeting and voting in person. Attendance at the annual meeting will not automatically revoke a proxy, but a shareholder in attendance may request a ballot and vote in person thereby revoking a prior granted proxy.

Proxies that do not provide the proxy holders with direction in voting on the merger agreement or with respect to adjournments will be voted in favor of the merger agreement, the election of the nominees for director, the ratification of the appointment of the independent auditors and granting authority to adjourn the annual meeting, in accordance with the recommendation of the board of directors of FirstBank NW. FirstBank NW shareholders who provide no instruction with respect to the merger agreement will not be eligible to assert their dissenters’ rights.

  Participants in the FirstBank NW ESOP or 401(k) Profit Sharing Plan.

If you are a participant in the FirstBank Northwest Employee Stock Ownership Plan (the “ESOP”) or if you hold shares through the FirstBank Northwest 401(k) Profit Sharing Plan, the proxy card represents a voting instruction to the trustees as to the number of shares in your plan account. Each participant in the ESOP and 401(k) Profit Sharing Plan may direct the trustees as to the manner in which shares of FirstBank NW common stock allocated to the participant’s plan account are to be voted. Unallocated shares of FirstBank NW common stock held by the ESOP and allocated shares for which no voting instructions are received will be voted by the trustees for or against the merger in the same proportions as the ESOP participants who provided voting instructions. ESOP shares for which voting instructions were not received will be voted by the Trustees in accordance with instructions provided by the ESOP plan administrator. The deadline for returning your voting instructions to the trustees is [    ●    ], 2006.

  Vote Required.

Under the terms of the merger agreement, the approval of the merger agreement will require the affirmative vote, in person or by proxy, of a majority of the outstanding shares of FirstBank NW common stock. The directors and executive officers of FirstBank NW and their affiliates hold 9.1% of the outstanding shares entitled to vote. Thirteen of FirstBank NW’s shareholders, Messrs. Acuff, Conklin, Cox, Durgan, Gentry, Jurgens, Marker, Moxley, Otte, Powell, Reuling, Young and Zenner, have agreed to vote an aggregate of 9.2% of FirstBank NW’s outstanding common stock in favor of the merger agreement. See the section entitled “The Merger Agreement — Voting Agreements.” Because approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of FirstBank NW common stock, abstentions and broker non-votes will have the same effect as a vote against the merger.

The affirmative vote of a plurality of the votes cast at the annual meeting is required for the election of directors. Pursuant to FirstBank NW’s articles of incorporation, shareholders are not permitted to cumulate their votes for the election of directors. With respect to the election of directors, votes may be cast for or withheld from one or more nominees. Votes that are withheld and broker non-votes will have no effect on the outcome of the election. Director nominees receiving the greatest number of votes will be elected.

The ratification of the appointment of Moss Adams LLP as FirstBank NW’s independent auditors and the granting of authority to adjourn the annual meeting, if necessary, each require the affirmative vote of a majority of the outstanding shares of FirstBank NW common stock present in person or by proxy and entitled to vote at the annual meeting. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against these proposals and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

The affirmative vote of the holders of a majority of the outstanding shares of FirstBank NW common stock present in person or by proxy and voting on the matter may authorize the adjournment or postponement of the annual meeting, if necessary, for the purpose of soliciting additional proxies, whether or not a quorum is present. No proxy that is voted against the approval of the merger agreement will be voted in favor of adjournment or postponement to solicit further proxies for that proposal.

Adjournments

Although it is not anticipated, the annual meeting may be adjourned for the purpose of soliciting additional proxies in favor of the merger agreement. Any adjournment of the annual meeting may be made without notice, other than by an announcement made at the annual meeting, by approval of the holders of a majority of the shares of FirstBank NW common stock present in person or represented by proxy at the annual meeting, whether or not a quorum exists. Any adjournment of the annual meeting for the purpose of soliciting additional proxies will allow FirstBank NW’s shareholders who have already sent in their proxies to revoke them at any time prior to their use.

Proxy Solicitation

The accompanying proxy is being solicited by the board of directors of FirstBank NW. FirstBank NW will bear the entire cost of solicitation of proxies from holders of its shares. In addition to the solicitation of proxies by mail, certain officers, directors and employees of FirstBank NW, without extra remuneration, may also solicit proxies in person, by telephone, facsimile or otherwise. FirstBank NW will pay printing, postage and mailing costs for preparation and mailing of the proxy statement/prospectus. All other costs, including legal and accounting fees, shall be borne by the party incurring such costs. In addition, FirstBank NW has engaged Regan & Associates, Inc. to assist in distributing proxy materials and contacting record and beneficial owners of FirstBank NW common stock, and has agreed to pay a fee of $7,000, including out-of-pocket expenses, for its services to be rendered on behalf of FirstBank NW.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth information as of June 30, 2006 regarding the shares of FirstBank NW common stock beneficially owned by (i) each person known by FirstBank NW to own beneficially more than 5% of FirstBank NW’s common stock; (ii) each director of FirstBank NW; (iii) each executive officer of FirstBank NW named in the summary compensation table in the section entitled, “Executive Compensation — Executive Compensation Table”; and (iv) all directors and executive officers of FirstBank NW as a group. Except as noted below, each holder has sole voting and investment power with respect to shares of FirstBank NW common stock listed as owned by that person.

	Number of Shares	Percent of Shares
Name	Beneficially Owned(1)(2)	Outstanding

Beneficial Owners of more than 5%
Crescent Capital VI, L.L.C.	539,492 (3)	9.1%
Jeffrey D. Gow 11624 S.E. 5th Street, Suite 200 Bellevue, Washington 98005
Directors
Steve R. Cox	73,000	1.2
John W. Gentry	69,660	1.1
W. Dean Jurgens	53,000	*
James N. Marker	29,348	*
Sandra T. Powell	2,800	*
Michael F. Reuling	2,800	*
Russell H. Zenner	40,392	*
Executive Officers
Clyde E. Conklin(4)	163,109	2.7
Larry K. Moxley(4)	172,522	2.8
Terence A. Otte	60,940	1.0
Donn L. Durgan	57,121	*
Richard R. Acuff	36,378	*
All Executive Officers and Directors as a group (12 persons)	761,070	12.1

(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of FirstBank NW common stock over which he or she has voting or investment power and of which he or she has the right to acquire beneficial ownership within 60 days of June 30, 2006. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.

(2)	The amounts shown include the following amounts of FirstBank NW common stock which the indicated individuals have the right to acquire within 60 days of June 30, 2006 through the exercise of stock options granted pursuant to the FirstBank NW 1998 Stock Option Plan: Mr. Cox, 12,000; Mr. Jurgens, 11,000; Mr. Marker, 11,580; Mr. Zenner, 7,000; Mr. Conklin, 48,000; Mr. Moxley, 48,000; Mr. Otte, 16,000; Mr. Durgan, 16,000; and Mr. Acuff, 5,000. In addition, Mr. Gentry has the right to acquire 33,138 shares within 60 days of the record date under the Oregon Trail 1998 Stock Option Plan, which was assumed by FirstBank NW in connection with its acquisition of Oregon Trail Financial Corp. All executive officers and directors as a group have the right to acquire a total of 207,718 shares within 60 days of June 30, 2006.

(3)	Information concerning the shares owned by Crescent Capital VI, L.L.C. and Mr. Gow was obtained from a Schedule 13D/A dated June 16, 2006. According to this filing, Crescent Capital VI, L.L.C. and Mr. Gow, the managing member of Crescent Capital VI, L.L.C., have sole voting and dispositive power over 539,492 shares.

(4)	Messrs. Conklin and Moxley are also directors of FirstBank NW and FirstBank Northwest.

THE MERGER

General

The boards of directors of Sterling and FirstBank NW have unanimously approved the merger agreement providing for the merger of FirstBank NW with and into Sterling, with Sterling being the surviving entity, and the merger of FirstBank Northwest with and into Sterling Savings Bank, with Sterling Savings Bank being the surviving institution. FirstBank Northwest’s wholly owned subsidiaries, Tri Star Financial Corporation and Pioneer Development Corp., will become wholly owned subsidiaries of Sterling Savings Bank. We expect to complete the merger of FirstBank NW with and into Sterling during the fourth quarter of 2006.

Background of the Merger

FirstBank NW, a Washington corporation, is the holding company that owns 100% of the issued and outstanding common stock of FirstBank Northwest. FirstBank NW was initially organized as a Delaware corporation in 1997 in connection with the mutual-to-stock conversion of FirstBank Northwest, and was reincorporated as a Washington corporation in 1999. FirstBank NW is a thrift holding company regulated primarily by the Office of Thrift Supervision. The primary activity of FirstBank NW is overseeing the business of FirstBank Northwest. FirstBank Northwest, which was chartered in 1920, is a Washington State-chartered capital stock savings bank and is headquartered in Clarkston, Washington. In addition to the executive and administrative offices in Clarkston, FirstBank Northwest operates 20 full-service banking offices throughout seven counties in eastern Washington and Idaho and seven counties in eastern Oregon. FirstBank Northwest also operates five real estate loan production centers and five commercial and agricultural production centers located in Idaho, Washington and Oregon. FirstBank NW’s presence in eastern Oregon is attributable to the October 2003 acquisition of Oregon Trail Financial Corp. and its wholly owned subsidiary, Pioneer Bank, a federal savings bank. The acquisition doubled FirstBank NW’s asset size and its outstanding common stock.

Following the acquisition of Oregon Trail Financial Corp., FirstBank NW was contacted in December 2003 by Crescent Capital VI, L.L.C. (“Crescent Capital”), a private investment company, in connection with its intention to acquire over 5% of FirstBank NW’s outstanding common stock. On December 7, 2003, FirstBank NW’s management met with Crescent Capital’s representatives, Messrs. Jeffery D. Gow and Steve D. Wasson, to discuss FirstBank NW’s business plan and Crescent Capital’s proposal for increasing FirstBank NW’s profitability and Crescent Capital’s participation in the expansion of FirstBank NW’s lending into the Portland and Seattle markets.

On January 20, 2004, Mr. Wasson contacted FirstBank NW’s president to notify him of Crescent Capital’s acquisition of over 5% of FirstBank NW’s outstanding shares of common stock. On January 22, 2004, Crescent Capital filed a Schedule 13D announcing its ownership of 150,652 shares, or 5.3% of the outstanding shares of FirstBank NW’s common stock and its intention to influence FirstBank NW’s material business decisions. On February 19, 2004, FirstBank NW’s board met to discuss the consequences of the Crescent Capital stock ownership and Schedule 13D filing. On February 24, 2004, Crescent Capital amended its Schedule 13D to report that its stock ownership of FirstBank NW had increased to 192,064 shares, or 6.8% of FirstBank NW’s outstanding shares of common stock. On March 5, 2004, FirstBank NW’s management met with Messrs. Gow and Wasson to discuss the possible partnering of FirstBank NW and Crescent Capital, which would include a capital contribution from Crescent Capital. Subsequently, Crescent Capital filed an amended Schedule 13D with the SEC on March 11, 2004, reporting that it had increased its ownership to 269,746 shares, or 9.5% of FirstBank NW’s outstanding shares of common stock. On March 18, 2004, FirstBank NW’s board of directors met to discuss Crescent Capital’s increase in its stock ownership in FirstBank NW and the implications of such stock ownership. In early April 2004, Crescent Capital contacted FirstBank NW and requested a meeting for the purpose of discussing a proposal for a strategic partnership with FirstBank NW and requesting that FirstBank NW enter into a confidentiality agreement with Crescent Capital to further explore this possibility. On April 6, 2004, Messrs. Gow and Wasson met with FirstBank NW’s management to discuss Crescent Capital’s proposal. On April 12, 2004, FirstBank NW indicated to Crescent Capital that its proposal would be presented to FirstBank NW’s board of directors for consideration and Crescent Capital would be notified of the board’s decision. On April 21, 2004, the FirstBank NW board met to discuss the Crescent Capital proposal and its request for FirstBank NW to enter into a confidentiality agreement. On April 27, 2004, the board held a special meeting, which was attended by FirstBank NW’s special counsel, for the purpose of discussing the Crescent Capital proposal, including entering into a confidentiality agreement. At the special meeting, the board of directors determined that it would decline the Crescent Capital proposal and that a letter conveying the board’s decision would be prepared to formally decline the proposal.

On April 30, 2004, Crescent Capital contacted FirstBank NW and again requested a meeting for the purpose of discussing their proposal of partnering with FirstBank NW. On May 5, 2004, FirstBank NW’s management met with Messrs. Gow and Wasson to inform them of the board’s determination to decline Crescent Capital’s proposal. To confirm the results of the meeting, FirstBank NW sent a letter to Crescent Capital on May 10, 2004, indicating that FirstBank NW’s board of directors had reviewed and evaluated the Crescent Capital proposal compared to its long-term business plan and had determined not to proceed on the Crescent Capital proposal because it did not believe it would further FirstBank NW and its shareholders’ interests and because the proposal raised difficult legal and regulatory issues.

On May 13, 2004, Crescent Capital’s representative contacted FirstBank NW’s president regarding the possibility of nominating a Crescent Capital representative to the FirstBank NW board of directors. During the months of May and June 2004, the Crescent Capital request for representation on the FirstBank NW board of directors was discussed by FirstBank NW’s Corporate Governance and Nominating Committee and the board of directors with the assistance of its special counsel.

In July 2004, Crescent Capital requested a meeting with FirstBank NW for the purpose of revisiting its request for representation on the FirstBank NW board and to request an amendment to the FirstBank NW articles of incorporation to remove the voting restriction pertaining to shareholders owning over 10% of FirstBank NW’s common stock. On July 14, 2004, FirstBank NW’s management met with Messrs. Gow and Wasson to discuss Crescent Capital’s proposals. Following the meeting, the FirstBank NW board of directors met on July 21, 2004 in an executive session with FirstBank NW’s special counsel in attendance to discuss the Crescent Capital proposals. Subsequently, the board of directors met again on August 19, 2004 to discuss the Crescent Capital proposals. At the meeting, the board agreed to consider nominating Mr. Gow to serve as a director of FirstBank NW and FirstBank Northwest boards of directors, subject to Crescent Capital entering into a standstill agreement with FirstBank NW, and Mr. Gow meeting the qualifications established for director nominees by the FirstBank NW Corporate Governance and Nominating Committee. At the meeting, the board also determined to decline Crescent Capital’s proposal to amend FirstBank NW’s articles of incorporation to eliminate the provision restricting the voting power of over 10% shareholders. On August 25, 2004, the FirstBank NW board of directors held a special meeting to further discuss the Crescent Capital proposal and to review the letter and a form of standstill agreement to be delivered to Crescent Capital. On September 1, 2004, FirstBank NW participated in a conference call with Crescent Capital for the purpose of informing Crescent Capital of FirstBank NW’s decision to propose Mr. Gow’s nomination to the board, subject to the execution of a standstill agreement. A letter dated September 1, 2004 was sent to Crescent Capital to convey the board’s decision and the conditions of Mr. Gow’s nomination to the FirstBank NW and FirstBank Northwest boards.

On October 1, 2004, counsel for Crescent Capital sent a letter to FirstBank NW indicating that Crescent Capital would not accept a board seat on the terms proposed by FirstBank NW and that the provisions of the standstill agreement were too restrictive. A copy of the letter from Crescent Capital’s counsel and a proposed response to the letter was provided by FirstBank NW’s President to the FirstBank NW board at a meeting held on October 21, 2004 for review and comment. On October 22, 2004, FirstBank NW sent a response to Crescent Capital regarding FirstBank NW’s conditions in connection with Mr. Gow’s nomination to the FirstBank NW board of directors.

During the period from November 2004 until August 2005, the FirstBank NW board of directors discussed FirstBank NW’s ability to achieve its long-term goals described in its business plan, increasing shareholder value, and plans of management succession. On August 8, 2005, a representative of a regional investment banking firm contacted FirstBank NW indicating that it had a bank holding company client (“Company A”) that was interested in meeting with FirstBank NW to discuss a possible business combination. On August 16, 2005, FirstBank NW’s president indicated to the investment banking firm that FirstBank NW would be interested in exploring Company A’s unsolicited expression of interest. FirstBank NW contacted RP Financial to assist the board in its analysis of Company A’s expression of interest. During September 2005, the board, with the assistance of special counsel and RP Financial, discussed Company A’s expression of interest and determined that it would be in the best interests of FirstBank NW and its shareholders to have further discussions with Company A. On October 27, 2005, the president and chief financial officer of Company A and the president, chief financial officer and chairman of the board of FirstBank NW held a meeting to discuss a possible business combination.

On December 1, 2005, Company A submitted a proposal to acquire FirstBank NW. The FirstBank NW board reviewed the pricing and terms of the proposal with the assistance of FirstBank NW’s special counsel and RP Financial at a special meeting held on December 2, 2005. The board determined to reject Company A’s proposal based upon the price being inadequate, and on December 5, 2005, FirstBank NW’s management informed Company A of the board’s decision.

On February 1, 2006, Crescent Capital amended its Schedule 13D and submitted a proposal to acquire FirstBank NW for $19.075 per share (adjusted for FirstBank NW’s subsequent two-for-one stock split). Following receipt of the letter from Crescent Capital, FirstBank NW issued a press release on February 1, 2006, announcing receipt of the Crescent Capital proposal and indicating that it would carefully evaluate the Crescent Capital proposal and the other alternatives available to FirstBank NW.

Following its February 1, 2006 press release, over the next couple of weeks FirstBank NW or its advisors received five unsolicited preliminary expressions of interest for a proposed business combination from five bank holding companies: Company B, Company C, Company D, Company E and Sterling.

On February 8, 2006, the FirstBank NW board of directors held a special meeting to discuss Crescent Capital’s unsolicited proposal and other methods of enhancing shareholder value. To assist the board in its discussions, representatives of RP Financial, FirstBank NW’s special counsel and representatives of Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) attended the meeting. Representatives of RP Financial provided a preliminary merger analysis and discounted cash flow analysis and an update on the merger and acquisition market. Special counsel to FirstBank NW provided the board of directors with a review of its fiduciary duties in evaluating the Crescent Capital proposal. Representatives of Sandler O’Neill provided the board of directors with information that described the process and the timeframes involved should FirstBank NW elect to conduct a market test and a review of the expressions of interest that had been received to date. After discussing the expressions of interest that had been received by FirstBank NW and Sandler O’Neill, the status of the merger and acquisition market and considering the challenges it faced in its business strategies, as well as the management succession issues and the ability of FirstBank NW to continue increasing shareholder value, the board decided to proceed with a market test. The board resolved to evaluate any proposals resulting from a market test and compare them to the value that could be realized should FirstBank NW continue to pursue its business plan as an independent organization and to compare the resulting proposals to the Crescent Capital proposal. RP Financial was authorized by the board to proceed with its analysis of the Crescent Capital proposal. The board also determined to establish a Long Range Planning Committee to assist the board in its evaluation of the Crescent Capital proposal and other proposals it might receive.

On February 9, 2006, during an executive session of FirstBank NW’s board of directors, the board appointed a Long Range Planning Committee to review the Crescent Capital proposal and to help evaluate the Crescent Capital proposal, as well as other alternatives that might be available to FirstBank NW. The board of directors appointed Clyde E. Conklin, Larry K. Moxley, Steve R. Cox, Russell H. Zenner and Sandra T. Powell to serve on the committee. The board also authorized management to execute engagement letters with RP Financial and Sandler O’Neill, as negotiated and approved by the committee. On February 22, 2006, FirstBank NW engaged Sandler O’Neill to provide financial advisory services to FirstBank NW in determining the appropriate and desirable values to be received in a business combination or other alternative transaction. On February 22, 2006, FirstBank NW engaged RP Financial regarding the strategic direction of FirstBank NW and its shareholder enhancement efforts. The scope of RP Financial’s engagement included (i) strategic planning assistance; (ii) determination of a range of value pursuant to a change of control; (iii) assistance with business plan review and including advice on strategy execution; and (iv) advice on other strategic alternative services.

During February 2006, Sandler O’Neill, working with FirstBank NW, prepared confidential information materials containing financial and operating information about FirstBank NW. Upon completion of the confidential materials, Sandler O’Neill was authorized by the board in February 2006 to begin the process of identifying potential strategic partners, and, if possible, to begin the determination of the range of values that might be realized in a strategic alliance, as compared to Crescent’s offer.

By letter dated February 16, 2006, Crescent Capital informed FirstBank NW that it had obtained a firm commitment to fund 100% of the equity financing from two private financial investors in connection with their offer to acquire FirstBank NW for $19.075 per share. On February 21, 2006, Crescent Capital filed an amendment to its Schedule 13D to disclose the terms of its revised proposal to acquire FirstBank NW and the addition of $40.3 million in equity financing from two private financial investors.

In a letter to Crescent Capital dated February 24, 2006, FirstBank NW acknowledged receipt of Crescent Capital’s initial and revised proposal. FirstBank NW indicated to Crescent Capital that it had reviewed the proposal and that it, and its advisors, were concerned that the proposal presented numerous regulatory and other issues with respect to the structure and financing of the transaction. In connection with these concerns and to assist it in further evaluating the Crescent Capital proposal, FirstBank NW requested additional information from Crescent Capital regarding the structure and financing of the transaction, as well as information concerning the two private financial investors.

At the end of February 2006, Sandler O’Neill identified and contacted six financial institutions that could enhance the shareholder value of FirstBank NW, all of whom were bank holding companies. Sterling was contacted by Sandler O’Neill on February 23, 2006 to determine whether Sterling was still interested in a potential business combination with FirstBank NW. Of the six companies contacted, Sterling executed a confidentiality agreement on February 25, 2006 and Company A, Company B, Company C and Company D executed confidentiality agreements in late February and early March 2006. Company E indicated that it was no longer interested in pursuing a transaction and therefore did not execute a confidentiality agreement. In addition, during this period, FirstBank NW’s management met with Companies B and C to discuss certain due diligence information.

On February 27, 2006, the Sterling board of directors was informed of the potential business combination with FirstBank NW, and the board authorized Sterling’s management to conduct due diligence and engage in negotiations.

On March 1, 2006, FirstBank NW’s Long Range Planning Committee met to discuss the non-public information to be provided to the potential strategic partners requesting information. After the Long Range

Planning Committee had approved the confidential materials to be provided to interested parties by Sandler O’Neill, the companies that had executed confidentiality agreements received the confidential materials.

During the end of February 2006 and the beginning of March 2006, FirstBank NW was contacted by a savings and loan holding company (“Company F”) regarding a potential strategic partnership. On March 6, 2006, Sandler O’Neill contacted Company F and an additional commercial bank (“Company G”) on behalf of FirstBank NW. Company F was provided a copy of the confidential materials prepared by Sandler O’Neill in connection with the signing of a confidentiality agreement. After it had reviewed the confidential materials, Company F indicated that it was not interested in pursuing a transaction with FirstBank NW.

On March 6, 2006, FirstBank NW’s Long Range Planning Committee met to discuss the potential operating synergies and cost savings and desired transaction structures. FirstBank NW’s special counsel, Sandler O’Neill and RP Financial also attended the meeting to assist the committee in its analysis of each of the financial institutions that had expressed an interest in FirstBank.

On March 6, 2006, FirstBank NW received a response from Crescent Capital regarding FirstBank NW’s letter of February 24, 2006. In response to FirstBank NW’s concerns regarding the regulatory aspects of the transaction, Crescent Capital indicated that it believed regulatory approval could be obtained. Crescent Capital also reiterated that it could obtain the necessary financing for the transaction and provided an analysis of the impact of the Crescent Capital proposal on the various constituencies of FirstBank NW. Crescent Capital proposed that FirstBank NW enter into a mutual non-disclosure agreement so that FirstBank NW and Crescent Capital could begin to exchange nonpublic information. A form of mutual non-disclosure agreement was attached to the letter for FirstBank NW’s review and consideration.

On March 9, 2006, FirstBank NW issued a response to Crescent Capital’s letter of March 6, 2006, indicating that the information that had been provided by Crescent Capital regarding the transaction fell short of the detail that was needed for the FirstBank NW board to evaluate the proposal. FirstBank NW also indicated that it would be willing to enter into a mutual non-disclosure agreement with Crescent Capital if it would permit Crescent Capital to provide FirstBank NW with the information requested in connection with its review of the Crescent Capital proposal.

On March 12, 2006, FirstBank NW, along with its special counsel, participated in a conference call with Crescent Capital’s legal counsel to discuss the terms of the proposed mutual non-disclosure agreement with Crescent Capital. On that same date, FirstBank NW’s special counsel provided comments on the proposed form of mutual non-disclosure agreement to Crescent Capital’s legal counsel.

At a meeting of FirstBank NW’s Long Range Planning Committee held on March 14, 2006, RP Financial provided an analysis to the Long Range Planning Committee regarding going-private transactions, including the obstacles to FirstBank NW in considering this alternative, which the Long Range Planning Committee determined not to pursue. The Long Range Planning Committee also reviewed the communications with Crescent Capital, reviewed the proposed mutual non-disclosure agreement, and discussed alternatives and possible timelines. On March 16, 2006, FirstBank NW’s special counsel spoke with Crescent Capital’s legal counsel to discuss the regulatory issues and challenges that the proposed acquisition presented.

On March 16, 2006, FirstBank NW management met with Sterling to discuss certain due diligence information. On March 24, 2006, FirstBank NW received a written preliminary non-binding indication of interest from Sterling for a consideration mix with a value of $25.51 per share based on Sterling’s ten day average stock price at that time. During March 2006, Companies A, B, C and D also submitted preliminary non-binding indications of interest to FirstBank NW.

Sterling’s proposal was for a fixed consideration of 90% stock and 10% cash, which was valued at $25.51 per share based on Sterling’s average stock price for the ten-day period that ended on March 23, 2006. The stock component of the consideration was a fixed exchange ratio.

The proposal from Company B was for $23.29 to $23.70 per share and was an 80% stock and 20% cash mixture.

The proposal from Company C was for $22.50 to $24.00 per share and was a 70% stock and 30% cash mixture.

The proposals submitted by Company A and Company D provided for pricing less than the pricing set forth in the proposals of Sterling, Company B and Company C.

In mid to late March 2006, FirstBank NW’s special counsel and Crescent Capital’s legal counsel discussed and exchanged comments regarding the preparation of the proposed mutual non-disclosure agreement. Of particular concern to FirstBank NW and its special counsel was the inclusion of a standstill provision that had been included in the confidentiality agreements entered into by other potential acquirors with FirstBank NW. Despite Crescent Capital’s refusal to include a standstill provision in the mutual non-disclosure agreement, FirstBank NW entered into a definitive mutual non-disclosure agreement with Crescent Capital on March 27, 2006. The effect of not including a standstill provision in the mutual non-disclosure agreement restricted the nonpublic information that FirstBank NW would be willing to provide to Crescent Capital.

On March 29, 2006, FirstBank NW also received additional information from Crescent Capital. Following receipt of this information, the FirstBank NW board of directors held a special meeting on March 30, 2006 to provide an update regarding the expressions of interest that FirstBank NW had received to date, and also on information it had received from Crescent Capital. The board agreed that the Long Range Planning Committee should meet with Crescent Capital representatives to discuss their proposal.

On March 30, 2006, the FirstBank NW board met with Sandler O’Neill and FirstBank NW’s special counsel to review the pricing and terms of the preliminary non-binding indications of interest. After discussion with the board and its special counsel, the board determined that each of the preliminary non-binding expressions of interest from Sterling, Company B and Company C were attractive enough to merit further consideration by FirstBank NW. The board instructed Sandler O’Neill to explore the possibility of more favorable terms, including price, from each of the parties and to seek clarification of certain items not addressed by the parties in their preliminary non-binding indications of interest. The board also instructed Sandler O’Neill to contact Company A and Company D to indicate that their preliminary non-binding expressions of interest did not merit further consideration at their current pricing levels.

On March 31, 2006, FirstBank NW’s special counsel contacted Crescent Capital’s legal counsel offering additional nonpublic information regarding FirstBank NW if Crescent Capital would sign a confidentiality agreement that included a similar standstill provision contained in the confidentiality agreements FirstBank NW had entered into with other potential acquirors. Crescent Capital’s legal counsel indicated that Crescent Capital would not sign an amended confidentiality agreement and that representatives of Crescent Capital insisted on a meeting with FirstBank NW.

On April 3, 2006, FirstBank NW signed a confidentiality agreement with Company G and Sandler O’Neill provided the confidential materials to this prospective strategic partner. On April 3, 2006 and April 4, 2006, FirstBank NW’s management and Sandler O’Neill met with representatives from Company B and Company C.

On April 6, 2006, the FirstBank NW Long Range Planning Committee and RP Financial met with Messrs. Gow and Wasson, and Crescent Capital’s legal counsel and financial advisors. The purpose of the meeting was for the committee to listen to a presentation prepared by Crescent Capital in connection with their proposal.

On April 6, 2006, Company B submitted a revised non-binding expression of interest increasing its price to $24.08 with an 80% stock and 20% cash mixture. On April 7, 2006, FirstBank NW received a revised non-binding expression of interest from Company C reconfirming the non-financial terms in its initial proposal and increasing its proposal to an amount which was valued at $24.50 per share and was a 70% stock and 30% cash mixture.

On April 7, 2006, Company G submitted a written preliminary non-binding indication of interest with a pricing level below the proposals from Sterling, Company B and Company C.

On April 12, 2006, FirstBank NW held a special meeting of its board of directors to update the board on the revised non-binding expressions of interest received from Companies B and C and to discuss the other proposals that had been received. The meeting was attended by Sandler O’Neill, FirstBank NW’s special counsel and RP Financial. The board determined after evaluating the proposals received, and the value that could be realized should FirstBank NW continue to pursue its business plan as an independent organization, that pursuing a possible transaction was appropriate. The board decided to invite Sterling and Company C to conduct a detailed due diligence investigation of FirstBank NW. RP Financial provided the board with a summary of the Long Range Planning Committee meeting held on April 6, 2006 with Messrs. Gow and Wasson, Crescent Capital’s legal counsel and financial advisors. RP Financial indicated that until the board received the additional financial and other information it had requested from Crescent Capital, it could not adequately evaluate the Crescent Capital proposal. FirstBank NW’s special counsel suggested that Crescent Capital be approached to reconsider the standstill agreement that Crescent Capital had agreed to enter into if FirstBank NW provided them with confidential information. A discussion of the Crescent Capital proposal and its actions followed and the board decided to also invite Crescent Capital to conduct detailed due diligence subject to the execution of a standstill agreement, which the other two candidates had entered into with FirstBank NW. The board also instructed its Chairman and special counsel to notify Crescent Capital that the pricing of their proposal was significantly below the other proposals that FirstBank NW was considering, and to ascertain if Crescent Capital would reconsider the inclusion of a standstill provision in the mutual non-disclosure agreement.

On April 13, 2006, FirstBank NW, along with its special counsel, participated in a conference call with Crescent Capital and its legal counsel. FirstBank NW indicated to Crescent Capital at that time that there was a process that needed to be followed by FirstBank NW in its evaluation of the Crescent Capital proposal and that the pricing of their proposal was significantly less than other proposals it was considering.

On April 18, 2006, FirstBank NW and its special counsel received several calls from Crescent Capital’s legal counsel to discuss the status of the Crescent Capital proposal. Crescent Capital’s legal counsel indicated that they would be requesting that a committee of independent directors be appointed to evaluate the Crescent Capital proposal and requesting that the committee retain independent financial and legal advisors. FirstBank NW’s special counsel discussed FirstBank NW’s evaluation process of the Crescent Capital proposal in relation to the other proposals FirstBank NW had received. FirstBank NW’s special counsel again reiterated that nothing was gained by the appointment of a special committee of FirstBank NW’s board to evaluate the Crescent Capital and other proposals and again reminded Crescent Capital’s legal counsel that the financial terms included in Crescent Capital’s proposal were significantly inferior to others being considered.

On April 19, 2006, FirstBank NW received a letter from Crescent Capital inquiring as to the reason that FirstBank NW had not provided Crescent Capital with a response regarding the evaluation of their proposal by FirstBank NW. In addition, Crescent Capital indicated that it would be willing to increase its offer price if FirstBank NW met certain conditions, including (i) the formation of a committee of independent directors to negotiate with Crescent Capital; (ii) having the committee provide Crescent Capital with a timetable for responding to the Crescent Capital offer; and (iii) providing Crescent Capital the due diligence information Crescent Capital requested. Finally, Crescent Capital indicated that if FirstBank NW met these conditions, Crescent Capital would be willing to agree to reasonable standstill protections.

Following receipt of the April 19, 2006 letter from Crescent Capital, the FirstBank NW Long Range Planning Committee met on April 20, 2006 to discuss the letter. On April 21, 2006, FirstBank NW sent a letter to Crescent Capital responding to its April 19, 2006 letter concerning the Crescent Capital proposal and methods FirstBank NW used to evaluate the proposal, and requesting additional information that was needed to evaluate the proposal. FirstBank NW also reiterated that the Crescent Capital proposal was significantly less in financial terms compared to other offers it was considering.

On April 24, 2006, an amended Schedule 13D was filed by Crescent Capital, providing a summary of its actions in connection with its offer to acquire FirstBank NW and including letters to FirstBank NW and other related materials regarding its offer to acquire FirstBank NW. On April 25, 2006, FirstBank NW received two letters from Crescent Capital. The first letter stated that FirstBank NW should provide its shareholders with answers to certain questions. Crescent Capital also indicated that it was providing certain supplemental information regarding its proposal. The second letter from Crescent Capital was in response to FirstBank NW’s letter of April 21, 2006, again concerning the methods FirstBank NW used to evaluate the Crescent Capital proposal. On April 26, 2006, FirstBank NW’s Long Range Planning Committee met to discuss Crescent Capital’s Schedule 13D filing of April 24, 2006. On that same day, FirstBank NW sent a letter to Crescent Capital indicating that the revised proposal referenced in their letter of April 19, 2006 needed to be submitted to FirstBank NW by May 5, 2006. In connection with the Crescent Capital revised proposal, Sandler O’Neill contacted Crescent Capital’s financial advisor to provide assistance in determining the additional information Crescent Capital needed to submit its revised proposal.

On April 27, 2006, FirstBank NW received two letters from Crescent Capital. The first letter was similar to Crescent Capital’s letter of April 25, 2006 in which it stated that FirstBank NW should provide its shareholders with answers to certain questions related to the evaluation process for the Crescent Capital proposal, the advisors to FirstBank NW and providing certain supplemental information regarding its offer. The second letter from Crescent Capital requested that it be permitted to inspect and copy FirstBank NW’s shareholder list for the purpose of communicating with FirstBank NW’s shareholders regarding FirstBank NW’s 2006 annual meeting of shareholders. On April 28 and April 29, 2006, Sandler O’Neill provided Crescent Capital with confidential material for Crescent Capital to review concerning FirstBank NW. On May 1, 2006, Crescent Capital filed an amended Schedule 13D that included as exhibits its two letters dated April 27, 2006 to FirstBank NW.

During these exchanges with Crescent Capital, from April 21, 2006 through April 23, 2006, Company C conducted an on-site detailed due diligence investigation of FirstBank NW. On April 24, 2006, Sterling’s board of directors held further discussions regarding the proposed combination at a regularly scheduled board meeting, and on April 25, 2006, Sterling Savings Bank’s board of directors discussed the proposed combination at a regularly scheduled board meeting. From April 27, 2006 through April 28, 2006, and from May 1, 2006 through May 3, 2006, Sterling conducted on-site due diligence of FirstBank NW. Sterling also conducted additional due diligence investigation of FirstBank NW materials provided to Sterling and its counsel. Following its due diligence investigation of FirstBank NW, Sterling determined that it was still interested in an acquisition of FirstBank NW.

On May 2, 2006, FirstBank NW sent a letter to Crescent Capital in response to its request to inspect and copy FirstBank NW’s shareholder list. FirstBank NW indicated that it had contacted its transfer agent for a current list of its shareholders and would provide the list to Crescent Capital upon its receipt. FirstBank NW also indicated to Crescent Capital that it had reconsidered Crescent Capital’s request to appoint a special committee to evaluate any proposals received by FirstBank NW, but had determined that no committee would be appointed since FirstBank NW’s board consists of a majority of independent directors. On May 5, 2006, FirstBank NW received a copy of its shareholder list from its transfer agent and forwarded a copy to Crescent Capital.

On May 4, 2006, Company C submitted an updated expression of interest that based upon its average stock on the date of the proposal, was valued at $25.00 per share and consisted of a 65% stock and 35% cash mixture. On May 5, 2006, Sterling delivered a revised letter of intent and reconfirmed the pricing structure of its initial proposal. Based upon the increase in the market value of Sterling’s stock from the time it submitted its initial indication of interest, the value of Sterling’s proposal at that time was $26.98 per share with a 91% stock and 9% cash mixture. Based in part on its due diligence review of FirstBank NW, Sterling was able to offer this price in light of cost savings it believed it could capture in the transaction through the consolidation of a significant number of overlapping branches and certain back office functions.

On May 5, 2006, FirstBank NW received a revised proposal from Crescent Capital for the cash purchase of all of the outstanding shares of FirstBank NW’s common stock for $20.50 per share. On May 8, 2006, a special meeting of the FirstBank NW board was held for the purpose of reviewing the two revised expressions of interest from Sterling and Company C and the Crescent Capital proposal. Sandler O’Neill, FirstBank NW’s special counsel and RP Financial also attended this meeting. Sandler O’Neill presented a financial performance overview of each of the parties, along with a detailed overview of each party’s revised indications of interest.

RP Financial provided the board with a preliminary merger valuation analysis in connection with the revised indications of interest. Comparative analysis for the parties was provided by RP Financial, as well as a detailed overview of the pro forma impact analysis for each of the two competing financial institution bidders, as well as a financial summary of the potential merger with each. RP Financial concluded that it would not be able to give a fairness opinion relative to Crescent Capital’s proposal based on its analysis of the merger value range and since the price being offered by Crescent Capital was significantly lower than the two expressions of interest received from Sterling and Company C. FirstBank NW’s special counsel discussed the process of conducting due diligence, the preparation of a definitive merger agreement, the disclosure requirements for the merger proxy statement and the timing of the transaction. Following consideration and discussion of the presentations and evaluations of the three proposals, the board determined that a committee should be established for the purpose of reviewing and suggesting revisions to the definitive merger agreement that would be prepared by the potential strategic partners, and action was taken to appoint Clyde E. Conklin, Larry K. Moxley, Steve R. Cox, Sandra T. Powell and Michael F. Reuling as the members of a Transaction Committee.

The FirstBank NW board determined that the Sterling proposal provided the best potential to maximize long-term shareholder value for several reasons, including:

•	The higher implied price of the Sterling offer.

•	The attractive relative valuation of Sterling’s stock on a price to projected earnings basis when compared to Company C. As of May 8, 2006, the date when final indications of interest were reviewed, Sterling’s stock had the lower price to earnings ratio of the two potential strategic partners based upon published 2007 mean earnings per share estimates at the time.

•	The existing operating and branch footprint of Sterling was closest to FirstBank NW’s branch footprint as compared to the proposal from Company C, and the integration of FirstBank NW by Sterling was believed to present a lower degree of integration risk, a factor that could potentially have a material adverse impact on its strategic partner’s stock price.

Based upon these factors, the board authorized FirstBank NW’s management and Sandler O’Neill to negotiate additional social and transaction issues and conduct additional due diligence review of Sterling, and for its special counsel to negotiate a definitive merger agreement.

On May 8 and May 9, 2006, Company C and Crescent Capital were each informed that FirstBank NW was not proceeding with their proposals at this time.

From May 9, 2006 through May 12, 2006, FirstBank NW and its representatives performed additional on-site due diligence on Sterling.

On May 11, 2006, FirstBank NW’s special counsel participated in two conference calls with Crescent Capital’s representatives for the purpose of Crescent Capital clarifying whether its proposal had been rejected by FirstBank NW, and if FirstBank NW had received a bona fide merger proposal from an acquiror. An inquiry was made by Crescent Capital as to whether FirstBank NW had a non-objecting beneficial owners (“NOBO”) list of shareholders. In response, FirstBank NW’s special counsel indicated that a NOBO list had not been maintained by FirstBank NW for a number of years. Crescent Capital indicated that they had plans to nominate two individuals to the FirstBank NW board in connection with FirstBank NW’s annual meeting in 2006 and they requested that FirstBank NW agree to notify them 60 days in advance of the meeting for the purpose of electing directors.

On May 12, 2006, Sterling’s legal counsel delivered a draft of the merger agreement to FirstBank NW’s special counsel. In a letter dated May 15, 2006, FirstBank NW agreed to provide Crescent Capital at least 60 days prior notice of the next FirstBank NW meeting of shareholders held for the purpose of electing directors unless the meeting was called in connection with a shareholder vote for the adoption of a bona fide merger proposal.

On May 18, 2006, the Transaction Committee held a meeting to review the initial draft of the merger agreement it had received from Sterling. FirstBank NW’s special counsel gathered comments over the next several days from FirstBank NW, Sandler O’Neill and RP Financial and on May 22, 2006, FirstBank NW’s special counsel submitted these comments to Sterling’s legal counsel for consideration. FirstBank NW and its representatives and Sterling and its representatives held a conference call on May 23, 2006 for the purpose of discussing the agreement. On May 23, 2006, the proposed combination was also further discussed by the Sterling Savings Bank board of directors at a regularly scheduled meeting.

On May 24, 2006, Sterling’s legal counsel provided a revised draft of the merger agreement, including an initial draft of the voting agreement and affiliate letter, to FirstBank NW’s special counsel. On May 27, 2006, the FirstBank NW Transaction Committee met to review these materials. FirstBank NW’s special counsel again gathered comments over the next several days from FirstBank NW, Sandler O’Neill and RP Financial.

On June 1, 2006, Sterling’s legal counsel provided a revised draft of the merger agreement, including an initial draft of the articles of merger and revised drafts of the voting agreement and affiliate letter, to FirstBank NW’s special counsel. On June 1, 2006, the FirstBank NW Transaction Committee met to review the revised draft of the agreement and plan of merger, voting agreement and affiliate letter. FirstBank NW’s special counsel gathered comments from FirstBank NW, Sandler O’Neill and RP Financial, and on June 1, 2006, FirstBank NW’s special counsel submitted these comments to Sterling’s legal counsel for consideration. Sterling’s legal counsel produced a revised draft of the agreement and plan of merger for consideration by the FirstBank NW board of directors.

On June 4, 2006, the FirstBank NW board met with Sandler O’Neill, RP Financial and FirstBank NW’s special counsel. Prior to this meeting, the revised definitive agreement from Sterling and the fairness presentation were distributed to FirstBank NW’s board for its review. FirstBank NW’s special counsel reviewed the terms of the definitive agreement and other relevant documents and the contemplated transaction. RP Financial reviewed the fairness of the proposed transaction and delivered its oral opinion, which was subsequently confirmed in writing, that the merger consideration was fair, from a financial point of view, to the holders of FirstBank NW common stock. After a thorough discussion of the transaction, the FirstBank NW board voted unanimously to approve the definitive agreement and authorized the execution of the definitive agreement and related documents. The Sterling board of directors also met on June 4, 2006. Prior to the meeting, the revised definitive agreement and related materials had been distributed to Sterling’s board for its review. During this meeting, Sterling’s chief executive officer, chief financial officer and legal counsel summarized the material terms of the proposed transaction, and Sterling’s chief executive officer led Sterling’s board of directors in a discussion of the merits, risks and the strategic reasons for and against the transaction. After a thorough discussion, Sterling’s board of directors unanimously approved the definitive merger agreement and other relevant documents and the contemplated transaction. At the conclusion of the arm’s length negotiations between representatives of Sterling and FirstBank NW, and pursuant to the resolutions adopted by each company’s board of directors, Sterling and FirstBank NW entered into the definitive agreement, dated as of June 4, 2006, and publicly announced entry into the definitive agreement in a joint press release dated June 5, 2006.

On June 16, 2006, FirstBank NW received a letter from Crescent Capital indicating that it was withdrawing its offer for the acquisition of all of the outstanding shares of FirstBank NW common stock.

Recommendation of the FirstBank NW Board of Directors and Reasons of FirstBank NW for the Merger

The FirstBank NW board of directors reviewed and discussed the proposed merger with management and its financial and legal advisors before it unanimously determined that the merger is in the best interests of FirstBank NW and the FirstBank NW shareholders. The board unanimously recommends that FirstBank NW shareholders vote for the approval of the merger agreement and the consummation of the transactions contemplated by that agreement.

In reaching its determination to approve the merger agreement, the FirstBank NW board of directors considered a number of factors. The material factors that the FirstBank NW board of directors believes favor the merger include, but are not limited to, the following:

•	Growth Opportunities. The stock to be received as merger consideration offers FirstBank NW shareholders the opportunity to participate in the growth and opportunities of the combined company.

•	Future Prospects of FirstBank NW. Based on its understanding of the business, operations, financial condition, earnings, management and future prospects of FirstBank NW, the FirstBank NW board of directors believes that future earnings prospects will be stronger on a combined basis.

•	Future Prospects of Sterling. The FirstBank NW board’s understanding of the business, operations, financial condition, earnings, management and future prospects of Sterling, taking into account FirstBank NW’s due diligence investigation of Sterling, including, but not limited to, debt service and other existing financial obligations, the financial obligations to be incurred in connection with the proposed transaction and other likely financial obligations of Sterling and the possible effect of such obligations.

•	Competitive Issues. The current and prospective environment in which FirstBank NW and Sterling operate, including national, regional and local economic conditions, the competitive environment for financial institutions generally and the trend toward consolidation in the financial services industry.

•	Terms of the Merger. The review by the FirstBank NW board of directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including the exchange ratio and cash consideration offered by Sterling.

•	Complementary Business. The complementary nature of the respective markets, customers and asset/liability mix of FirstBank NW and Sterling.

•	Impact on Constituencies. The social and economic effects of the proposed transaction on FirstBank NW, its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which FirstBank NW and its subsidiaries operate or are located.

•	Financial Presentations. The reports of FirstBank NW’s management and the financial presentation by RP Financial to the FirstBank NW board of directors concerning the operations, financial condition and prospects of Sterling and the expected financial impact of the merger on the combined company, including pro forma assets, earnings, deposits and other financial metrics.

•	Approvals. The likelihood of receiving regulatory approvals in a timely fashion and the likelihood that the merger would be completed.

•	Value. The value to be received by holders of FirstBank NW common stock pursuant to the merger agreement in relation to the historical trading prices of FirstBank NW common stock, as compared to other similar transactions of a comparable nature in the view of the board of directors’ financial advisors.

•	Fairness Opinion. The opinion delivered to the FirstBank NW board of directors by RP Financial that, as of the date of the opinion and based upon and subject to the considerations in its opinion, the merger consideration was fair, from a financial point of view, to holders of FirstBank NW common stock.

•	Increased Liquidity. The benefits of increased liquidity that FirstBank NW shareholders would have as shareholders of Sterling.

•	Products & Services. FirstBank NW customers would be afforded new or enhanced products and services not previously available. Examples of these enhancements include larger credit relationships, more advanced cash management services, a broader array of commercial real estate conduits, and all-in-one residential construction loans.

•	Corporate Values. The FirstBank NW board of directors’ belief that the two companies share a common vision of the importance of customer service and that management and employees of FirstBank NW and Sterling possess complementary skills and expertise.

•	Reorganization. The expectation that the merger will constitute a reorganization under Section 368(a) of the Code.

In the course of its deliberations regarding the merger, the FirstBank NW board of directors also considered the following factors, which the board of directors determined did not outweigh the benefits to FirstBank NW and its shareholders expected to be generated by the merger:

•	Integration Issues. The challenges of combining the businesses, assets and workforces of FirstBank NW and Sterling, which could affect our post-merger success, and the ability to achieve anticipated cost savings and other potential synergies.

•	Fixed Exchange Ratio. The fixed exchange ratio component of the merger consideration will not adjust to compensate for potential declines in the stock price of Sterling or FirstBank NW prior to completion of the merger except under certain circumstances which would require that, among other things, Sterling’s common stock decreases in value to a greater extent than a predetermined weighted average index of a certain group of financial institution holding companies specified in the merger agreement.

•	Insider Interests. The interests of FirstBank NW executive officers and directors with respect to the merger apart from their interests as holders of FirstBank NW common stock, and the risk that these interests might influence their decision with respect to the merger, as described below in “The Merger — Interests of Certain Persons in the Merger.”

•	Competing Transaction. The risk that the terms of the merger agreement, including provisions relating to the payment of a termination fee under specified circumstances, although required by Sterling as a condition to its willingness to enter into a merger agreement, could have the effect of discouraging other parties that might be interested in a transaction with FirstBank NW from proposing such a transaction.

•	Operational Restrictions. The restrictions contained in the merger agreement on the operation of FirstBank NW’s business during the period between the signing of the merger agreement and completion of the merger.

•	Risk of Termination. The possibility that the merger might not be completed and the effect of the resulting public announcement of the termination of the merger agreement on, among other things, the market price of FirstBank NW common stock and FirstBank NW operating results, particularly in light of the costs incurred in connection with the transaction.

The discussion of the information and factors considered by the FirstBank NW board of directors is not exhaustive, but includes all material factors considered by the board. In view of the wide variety of factors considered by the FirstBank NW board of directors in connection with its evaluation of the merger and the complexity of these matters, the board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The FirstBank NW board of directors evaluated the factors described above, including asking questions of management and its legal and financial advisors, and reached consensus that the merger was in the best interests of FirstBank NW and its shareholders. In considering the factors described above, individual members of the board may have given different weights to different factors. The FirstBank NW board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support its determination. It should be noted that this explanation of the FirstBank NW board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

After carefully evaluating the above factors, FirstBank NW’s board of directors has determined that the merger, the merger agreement and the transactions contemplated thereby are advisable and in the best interests of FirstBank NW and its shareholders. The board of directors also determined that the merger agreement and the transactions contemplated thereby are consistent with, and in furtherance of, FirstBank NW’s and its shareholders’ long-term best interests. Accordingly, FirstBank NW’s board of directors unanimously approved the merger agreement and unanimously recommends that FirstBank NW shareholders vote “FOR” approval of the merger agreement.

Relationship of Sandler O’Neill to FirstBank NW and Sterling

FirstBank NW has agreed to pay a fee to Sandler O’Neill for its financial advisory services in connection with its strategic process of 0.75% of the aggregate consideration paid by Sterling, of which $311,235 has already been paid. The fee percentage may be reduced upon the occurrence of certain circumstances based upon the price per share to be received by the FirstBank NW shareholders. FirstBank NW also agreed to indemnify Sandler O’Neill, its affiliates, directors, officers, agents, managers, members, attorneys, stockholders, employees and controlling persons against certain expenses and liabilities in connection with its engagement.

Sandler O’Neill has in the past provided investment banking services to FirstBank NW and Sterling unrelated to the merger, for which it has received compensation. In the ordinary course of Sandler O’Neill’s business, Sandler O’Neill and its affiliates may actively trade securities of FirstBank NW and Sterling for their own and for the accounts of customers, and may, therefore, at any time hold a long or short position in such securities.

Opinion of FirstBank NW’s Financial Advisor

FirstBank NW retained RP Financial in February 2006 to provide certain strategic planning and financial advisory services in connection with FirstBank NW’s strategic planning activities, specifically with respect to: (i) evaluating FirstBank NW’s internal strategic plan and projected financial results as an independent institution, including the estimated value of such strategies for shareholders; (ii) determining the value of FirstBank NW’s common stock pursuant to a change of control; (iii) evaluating prospective merger proposals that might be received by FirstBank NW, including the prospective acquirer’s ability to pay and the financial and market impact (including pro forma analyses) and the pro forma business plan and outlook of the merged company; and (iv) should FirstBank NW enter into an agreement to merge or be acquired, rendering a fairness opinion with respect to the merger consideration to be received by FirstBank NW shareholders in such transaction. In engaging RP Financial for these services and requesting RP Financial’s opinion as to the fairness of the merger consideration to be received, the FirstBank NW Board did not give any special instructions to RP Financial, nor did it impose any limitations upon the scope of the investigation that RP Financial wished to conduct to enable it to give its opinion. RP Financial has delivered to FirstBank NW its written opinion, dated June 4, 2006, and its updated opinion dated as of the date of this proxy statement/prospectus, to the effect that, based upon and subject to the matters set forth therein, as of those dates, the merger consideration to be received in connection with the merger with Sterling was fair to the FirstBank NW shareholders from a financial point of view. The opinion of RP Financial is directed toward the consideration to be received by FirstBank NW shareholders and does not constitute a recommendation to any FirstBank NW shareholder to vote in favor of approval of the merger agreement. A copy of the RP Financial opinion is set forth as Appendix B to this proxy statement/prospectus, and FirstBank NW shareholders should read it in its entirety. RP Financial has consented to the inclusion and description of its written opinion in this proxy statement/prospectus.

RP Financial has represented FirstBank NW in a number of engagements since 1997, including: (i) preparing the appraisal and business plan for FirstBank NW’s initial public offering in 1997 in connection with its mutual-to-stock conversion; (ii) preparing the business plan and providing purchase accounting valuation services with respect to FirstBank NW’s 2003 acquisition of Oregon Trail Financial Corp.; (iii) strategic planning and merger advisory services in connection with the evaluation of an unsolicited offer to acquire FirstBank NW in the fall of 2005; (iv) certain consulting services in connection with FirstBank NW’s stock split in early 2006; (v) certain consulting services with respect to increasing FirstBank NW’s public profile, including preparation of a draft investor presentation; and (vi) certain preliminary financial advisory services pertaining to the February 1, 2006 unsolicited proposal from Crescent Capital IV, L.L.P. RP Financial received $112,650 in professional fees from FirstBank NW prior to its February 2006 engagement.

RP Financial was selected by FirstBank NW to provide financial advisory services because of RP Financial’s expertise in the valuation of businesses and their securities for a variety of purposes, including its expertise in connection with mergers and acquisitions of financial institutions and their holding companies, including such transactions in the western and northwestern region of the United States and the state of Washington. Pursuant to a letter agreement dated February 17, 2006, and executed by FirstBank NW on February 22, 2006 (the “Engagement Letter”), RP Financial estimates that it will receive from FirstBank NW total professional fees of approximately $150,000, of which $90,000 has been paid to date, plus reimbursement of certain out-of-pocket expenses, for its fairness opinion services in connection with the merger.

In addition, FirstBank NW agreed to indemnify and hold harmless RP Financial, any affiliates of RP Financial, and the respective directors, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial in connection with the services called for under the Engagement Letter, from and against any and all losses, claims, damages and liabilities, including, but not limited to, all losses and expenses in connection with claims under the federal securities laws, actually incurred by RP Financial and attributable to: (i) any untrue statement of a material fact contained in the financial statements or other information furnished or otherwise provided by an authorized officer of FirstBank NW to RP Financial; (ii) the omission of a material fact from the financial statements or other information furnished or otherwise made available by an authorized officer of FirstBank NW to RP Financial; or (iii) any action or omission to act by FirstBank NW, or FirstBank NW’s respective officers, directors, employees or agents, which action or omission is willful. Notwithstanding the foregoing, FirstBank NW is under no obligation to indemnify RP Financial hereunder if a court determines that RP Financial was negligent or acted in bad faith or willfully with respect to any actions or omissions of RP Financial related to a matter for which indemnification is sought.

In rendering its opinion, RP Financial reviewed the following material and/or conducted the following analyses:

•	the merger agreement, as reviewed and approved by the FirstBank NW board and executed by FirstBank NW on June 4, 2006, including exhibits;

•	the following information for FirstBank NW and/or FirstBank Northwest: (i) the annual audited financial statements for the fiscal years ended March 31, 2003, 2004 and 2005 included in the Annual Reports for the respective years; (ii) the annual shareholder proxy statements for the last three fiscal years; (iii) other securities filings; (iv) shareholder, regulatory and internal financial and other reports through March 31, 2006; and (v) the stock price history for the last three years and the current market pricing characteristics;

•	the following information for Sterling, including its subsidiaries: (i) the annual audited financial statements for the fiscal years ended December 31, 2003, 2004 and 2005, included in the Annual Reports for the respective years; (ii) the annual shareholder proxy statements for the last three fiscal years; (iii) other securities filings; (iv) shareholder, regulatory and internal financial and other reports through March 31, 2006; (v) investor presentations prepared by Sterling over the last three years and for 2006 to date; (vi) recent research reports prepared by various broker-dealers that follow Sterling; and (vii) the stock price history for the last three years and the current market pricing characteristics;

•	discussions with management of FirstBank NW and Sterling regarding the past and current business, operations, financial condition, and future prospects for both institutions individually and on a merged basis;

•	an analysis of the pro forma value of alternative strategies for FirstBank NW as an independent institution;

•	the financial and market pricing characteristics of FirstBank NW and Sterling relative to other regionally-based financial institutions that are publicly traded;

•	the competitive, economic and demographic characteristics nationally, regionally and in the local market area;

•	the potential impact of regulatory and legislative changes on financial institutions;

•	the financial terms of other recently completed and pending acquisitions of regionally-based banks and thrifts with similar characteristics as FirstBank NW;

•	Sterling’s financial condition as of March 31, 2006 relative to its expected financial ability to complete the merger from a cash and capital perspective;

•	the estimated pro forma financial impact of the merger to Sterling, including the pro forma per share data and the pro forma pricing ratios based on Sterling’s recent market prices, taking into consideration the potential merger adjustments and synergies as determined by Sterling and discussed with FirstBank NW;

•	the estimated pro forma impact of pending acquisitions by Sterling;

•	the prospective strategic benefits of the merger to FirstBank NW, including, but not limited to, expanded market area, enhanced delivery channels, broadened products and services, increased stock liquidity, expanded management team, the opportunity to realize cost reductions and increased platform for future expansion; and,

•	the termination and walk-away provisions of the merger agreement.

In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning FirstBank NW and Sterling furnished by the respective institutions to RP Financial for review for purposes of its opinion, as well as publicly-available information regarding other financial institutions and competitive, economic and demographic data. RP Financial further relied on the assurances of management of Sterling and FirstBank NW that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. RP Financial was not asked to, and did not, undertake an independent verification of any of such information and did not assume any such responsibility or liability for the accuracy or completeness thereof. FirstBank NW and Sterling did not restrict RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities, the collateral securing the assets or the liabilities (contingent or otherwise) of Sterling or FirstBank NW or the collectability of any such assets, nor was RP Financial furnished with any such evaluations or appraisals. RP Financial did not make an independent evaluation of the adequacy of the allowance for loan losses of Sterling or FirstBank NW nor did RP Financial review any individual credit files relating to Sterling or FirstBank NW. RP Financial assumed, with FirstBank NW’s and Sterling’s consent, that the respective allowances for loan losses for both Sterling and FirstBank NW were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

With respect to such estimates and projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies and other information prepared by and/or reviewed with Sterling’s management and used by RP Financial in its analyses, RP Financial assumed, with Sterling’s consent, that such estimates reflected the best currently available estimates and judgments of Sterling’s management of the respective future financial performances of Sterling and FirstBank NW, and RP Financial assumed that such performances would be achieved. RP Financial expressed no opinion as to such estimates or projections or the assumptions on which they are based.

RP Financial, with FirstBank NW’s consent, has relied upon the advice FirstBank NW received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and other transactions contemplated by the merger agreement. In rendering its opinion, RP Financial assumed that, in the course of obtaining the necessary regulatory and governmental approvals for the proposed merger, no restriction would be imposed on Sterling that would have a material adverse effect on the ability of the merger to be consummated as set forth in the merger agreement. RP Financial also assumed that there was no material change in Sterling’s or FirstBank NW’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to RP Financial. RP Financial assumed in all respects material to the analyses, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived.

RP Financial’s opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of June 4, 2006, and as of the date of this proxy statement/prospectus. Events occurring after the most recent date could materially affect the assumptions used in preparing the opinion. In connection with rendering its opinion dated June 4, 2006, and updated as of the date of this proxy statement/prospectus, RP Financial performed a variety of financial analyses that are summarized below. Although the evaluation of the fairness, from a financial point of view, of the merger consideration was to some extent subjective based on the experience and judgment of RP Financial and not merely the result of mathematical analyses of financial data, RP Financial relied, in part, on the financial analyses summarized below in its determinations. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. RP Financial believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by RP Financial without considering all such analyses and factors could create an incomplete view of the process underlying RP Financial’s opinion. In its analyses, RP Financial took into account its assessment of general business, market, monetary, financial and economic conditions, industry performance and other matters, many of which are beyond the control of FirstBank NW and Sterling, as well as RP Financial’s experience in securities valuation, its knowledge of financial institutions, and its experience in similar transactions. With respect to the comparable transactions analysis described below, no public company utilized as a comparison is identical to FirstBank NW and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition values of the companies concerned. The analyses were prepared solely for purposes of RP Financial providing its opinion as to the fairness of the merger consideration, and they do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Any estimates contained in RP Financial’s analyses are not necessarily indicative of future results of values, which may be significantly more or less favorable than such estimates. None of the analyses performed by RP Financial were assigned a greater significance by RP Financial than any other.

Comparable Transactions Analysis.   RP Financial compared the merger on the basis of the multiples or ratios of reported earnings, book value, tangible book value, assets, tangible book premium to core deposits, and control premium relative to the pre-announcement trading price of FirstBank NW with the same multiples or ratios of four groups of selected comparable completed and pending bank and/or thrift mergers and acquisitions. These four groups included:

(1) all acquisitions of commercial banks and bank holding companies and savings institutions and thrift holding companies in the western or northwestern United States, with assets between $250 million and $2.0 billion that were announced between January 1, 2001 and June 1, 2006, but excluding mergers of equals transactions and those deals with limited or no available deal data (“Regional Bank and Thrift Group”);

(2) all acquisitions of commercial banks and bank holding companies in the western or northwestern United States with assets between $250 million and $2.0 billion that were announced between January 1, 2001 and June 1, 2006, but excluding mergers of equals transactions and those deals with limited or no available deal data (“Regional Bank Group”);

(3) all acquisitions of savings institutions and thrift holding companies in the western or northwestern United States with assets between $250 million and $2.0 billion that were announced between January 1, 2001 and June 1, 2006, but excluding mergers of equals transactions and those deals with limited or no available deal data (“Regional Thrift Group”); and,

(4) all acquisitions of rural commercial banks and bank holding companies and savings institutions and thrift holding companies in the western or northwestern United States with assets between $250 million and $2.0 billion that were announced between January 1, 2001 and June 1, 2006, but excluding mergers of equals transactions and those deals with limited or no available deal data (“Rural Bank and Thrift Group”).

RP Financial evaluated selected financial data immediately prior to the acquisition announcement and acquisition pricing multiples or ratios at announcement for the acquisition targets included in the four selected peer groups and compared that data relative to the FirstBank NW financial data and pricing multiples or ratios at acquisition announcement based on the proposed merger with Sterling, as shown below. In conducting these comparative analyses, RP Financial considered the average, median, high and low data points of the four groups to FirstBank NW.

	FirstBank NW		Regional Bank &				Regional Bank				Regional Thrift				Rural Bank &
	at		Thrift Group(1)				Group(2)				Group(3)				Thrift Group(4)
	Announcement		Average		Median		Average		Median		Average		Median		Average		Median

Financial Characteristics(5)
Assets ($Mil)	$846.0		$722.6		$592.7		$667.6		$563.4		$926.0		$783.4		$775.4		$430.0
Tangible Equity/Assets (%)	7.29%		8.65%		8.38%		8.13%		8.03%		10.56%		10.69%		7.05%		7.42%
Return on Average Assets (%)	1.03%		1.27%		1.22%		1.30%		1.28%		1.17%		1.08%		0.97%		1.11%
Return on Average Equity (%)	11.16%		14.44%		14.37%		15.41%		14.82%		10.84%		9.64%		12.24%		13.39%
Efficiency Ratio (%)	62.5%		58.1%		57.3%		58.7%		57.4%		56.1%		55.4%		64.8%		65.2%
Merger Pricing Ratios (At Announcement)
Price/Earnings (x)(6)	19	.3x	19	.8x	19	.0x	19	.9x	19	.2x	19	.4x	17	.6x	18	.2x	18	.6x
Price/Book (%)	207.8%		237.8%		230.0%		257.8%		257.6%		163.7%		158.7%		213.1%		222.7%
Price/Tangible Book (%)	272.7%		257.3%		256.4%		279.4%		267.2%		175.6%		168.5%		231.0%		261.8%
Price/Assets (%)	20.0%		21.9%		22.0%		22.7%		23.2%		18.7%		20.1%		16.9%		17.9%
Tangible Book Premium/Core Deposits (%)	23.2%		26.1%		21.4%		28.4%		21.5%		17.9%		15.2%		16.2%		19.0%
Control Premium (%)(7)	31.5%		26.2%		22.2%		27.2%		22.3%		21.4%		21.9%		20.4%		20.1%

(1)	38 completed and 11 pending deals, for a total of 47 deals.

(2)	28 completed and 9 pending deals, for a total of 37 deals.

(3)	8 completed and 2 pending deals, for a total of 10 deals.

(4)	6 completed and 1 pending deal, for a total of 7 deals.

(5)	Reflects financial data as of or for the trailing 12 months ended prior to the merger announcement.

(6)	Reflects earnings for the trailing 12 months prior to the merger announcement.

(7)	Merger price relative to trading price 5 days prior to merger announcement.

Note: Pricing ratios are based on per share data, not fully diluted for equivalents.

Source: SNL Financial, LC.

In comparison to the four groups, FirstBank NW: (i) maintained a higher level of assets than the average and median of all groups except the average for the Regional Thrift Group; (ii) maintained a lower ratio of tangible equity to assets than all groups except the average for the Rural Bank and Thrift Group; (iii) maintained lower profitability relative to average assets than all four groups except the average for the Rural Bank and Thrift Group; (iv) maintained lower profitability relative to average equity except the average and median for the Regional Thrift Group; and (v) maintained a less favorable efficiency ratio except the average and median for the Rural Bank and Thrift Group. In each case, FirstBank NW’s financial ratios fell within the range of ratios of each of the banks and thrifts included in the four groups. FirstBank NW’s merger pricing ratio relative to trailing 12-month earnings through March 31, 2006 was below the average price/earnings ratio for all groups except the average of the Rural Bank and Thrift Group and above the median price/earnings ratio for all groups. FirstBank NW’s merger pricing ratio relative to book value was above the average and median of the Regional Thrift Group and below the averages and medians of the other three groups. FirstBank NW’s merger pricing ratio on a tangible book value basis was above the average and median pricing ratios of all peer groups except for the average of the Regional Bank Group. FirstBank NW’s merger pricing ratio relative to assets exceeded the Regional Thrift Group average and the Rural Bank and Thrift Group average and median, and fell below the other groups’ averages and medians. FirstBank NW’s merger pricing ratio on a tangible book value premium/core deposits basis was above the averages and medians except the Regional Bank and Thrift Group Average and the Regional Bank Group Average. FirstBank NW’s merger control premium, based on the trading price five days before announcement, exceeded the control premium averages and medians of all the groups. In each case, FirstBank NW’s merger pricing ratios fell within the range of ratios of each of the banks and thrifts included in the four groups.

Discounted Cash Flow (“DCF”) Analysis.   Using the DCF analysis, RP Financial estimated the present value per share of future dividends and the terminal value to FirstBank NW’s current shareholders based on a continuation of FirstBank NW’s current operating strategy over a five-year period. Two financial projection scenarios were analyzed, including a base case scenario based on the current environment and a conservative scenario assuming a slowing economy. Terminal values were determined by applying the price/earnings and price/tangible book pricing ratios of three of the four groups utilized in the comparable transaction approach, excluding only the Rural Bank and Thrift Group given the similarity of this data to the other groups. In determining the terminal values, RP Financial gave two-thirds weight to the price/earnings approach and one-third weight to the price/tangible book approach. RP Financial incorporated the following financial projection assumptions into the DCF analyses, based on FirstBank NW’s strategic planning and financial simulations for fiscal years 2006, 2007 and 2008. RP Financial made estimates for 2009 and 2010 based on the prior three years based on FirstBank NW’s strategic planning and financial simulations:

•	Annual asset growth of approximately 7% to 8% for the base case scenario and 5% to 6% for the conservative scenario;

•	Return-on-average assets ranging from 1.25% to 1.33% for the base case scenario and 1.15% to 1.26% for the conservative scenario;

•	A constant annual dividend payout of $2.44 million for all five years in both scenarios, resulting in payout ratios ranging from 18% to 25% for the base case scenario and 23% to 27% for the conservative scenario;

•	Fifth-year terminal value multipliers for earnings per share ranging from 17.6 times to 19.2 times, and fifth-year terminal value multipliers for tangible book value of 1.69 times to 2.67 times, with 67% weight given to the earnings multiplier and 33% weight given to the tangible book value multiplier. Such terminal value multipliers were derived from the median data for the Regional Bank and Thrift Group, the Regional Bank Group and the Regional Thrift Group incorporated in the comparable transactions approach.

The cash flows for all scenarios were then discounted to present value using two discount rates, a low of 10.5% (based on the Capital Asset Pricing Model) and a high of 12.5% (based on data from Ibbotson Associates for the approximate return generated over the long term by small capitalization stocks).

In applying these assumptions, RP Financial also considered the following:

•	FirstBank NW’s recent historical asset growth rate and the projected growth rate incorporated into the internal budget for 2006;

•	FirstBank NW’s recent profitability and the internal budget for 2006; and

•	FirstBank NW’s dividend policy.

The FirstBank NW merger consideration of $27.16 per share at announcement falls in the upper range in the base case scenario and above the range of the present values in the conservative scenario as determined by these DCF analyses. Specifically, the present values in the base case scenario ranged from $21.43 to $28.34 per share, and the present values ranged from $18.19 to $24.23 per share in the conservative scenario.

Pro Forma Impact Analysis.   Since the merger consideration consists primarily of stock, RP Financial considered the estimated pro forma impact of the merger on Sterling’s financial condition, operating results and stock pricing ratios. Specifically, RP Financial considered that the merger is anticipated to:

•	be marginally accretive to Sterling’s pro forma earnings per share within the first year of completing the merger, incorporating certain anticipated merger synergies;

•	increase Sterling’s market capitalization and shares outstanding; and

•	increase Sterling’s stock liquidity.

Furthermore, RP Financial considered the increased size and competitive profile of Sterling on a pro forma basis, as well as the expanded geographic footprint and elimination of a competitor, and that there are a number of potential closings of overlapping branches. RP Financial considered the pro forma impact of the merger on Sterling’s per share data and pricing ratios based on Sterling’s pre-announcement trading price relative to other publicly-traded financially comparable banks in the western and northwestern United States. RP Financial also took into account Sterling’s strategic objectives following the merger, including additional growth and capital offerings. RP Financial also considered other benefits of the merger, including the potential for increased liquidity of the stock for FirstBank NW shareholders given Sterling’s larger size, greater market capitalization and higher number of shares outstanding, the enhanced ability to pursue growth within the expanded market area, enhanced products and services and delivery systems for customers, and expanded management team. In comparing the pro forma impact of the merger, RP Financial also took into consideration that following the merger, FirstBank NW shareholders will hold stock in a larger, more actively traded commercial bank holding company, and, on a pro forma basis, FirstBank NW shareholders will own approximately 11% of the common stock in Sterling.

As described above, RP Financial’s opinion and presentation to the FirstBank NW board of directors was one of many factors taken into consideration by the FirstBank NW board in making its determination to approve the merger agreement. Although the foregoing summary describes the material components of the analyses presented by RP Financial to the board of directors of FirstBank NW on June 4, 2006, and updated as of the date of this proxy statement/prospectus in connection with its opinion as of those dates, it does not purport to be a complete description of all the analyses performed by RP Financial and is qualified by reference to the written opinion of RP Financial included as Appendix B, which FirstBank NW shareholders are urged to read in its entirety.

Consideration to be Received in the Merger

At the effective time of the merger, Sterling will issue 0.7890 shares of Sterling common stock and $2.55 in cash for each outstanding share of FirstBank NW common stock, provided, however, that the maximum number of shares of Sterling common stock that may be issued shall be 4,991,563. A FirstBank NW shareholder may also receive cash in lieu of a fractional share of common stock of Sterling. Except for the shares to be received by certain FirstBank NW affiliates, which will have certain sale restrictions as described below in “The Merger — Restrictions on Resales by Affiliates,” the Sterling shares of common stock received by FirstBank NW shareholders will be unrestricted publicly tradable shares.

Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration

As soon as reasonably practicable after the effective time of the merger, each holder of a certificate formerly representing shares of FirstBank NW common stock who surrenders the certificate, and upon receipt and acceptance of the certificate together with duly executed transmittal materials by American Stock Transfer & Trust Company, as exchange agent, shall be entitled to a certificate representing Sterling common stock and cash as merger consideration.

Reasons of Sterling for the Merger

The merger will enable Sterling to expand and strengthen its community banking presence in the Pacific Northwest. During its deliberation regarding the approval of the merger agreement, the board of directors of Sterling considered a number of factors, including, but not limited to, the following:

•	FirstBank NW’s strong existing customer base and reputation for providing quality customer service;

•	the compatibility of the merger with Sterling’s long-term community banking strategy;

•	FirstBank Northwest’s branch locations in Idaho, Washington and Oregon complement Sterling’s existing footprint;

•	the ability of the combined company to offer a broader array of products and services to FirstBank NW’s customers;

•	FirstBank NW’s financial performance is expected to make the transaction accretive to earnings in 2007;

•	potential opportunities to reduce operating costs and enhance revenue; and

•	Sterling management’s prior record of integrating acquired financial institutions.

Sterling based these assumptions on its present assessment of where savings could be realized based upon the present independent operations of FirstBank NW. Actual savings in some or all of these areas could be higher or lower than currently expected.

In reaching its decision to approve the merger agreement, Sterling’s board of directors also considered the risks associated with the transaction, and, after due consideration, concluded that the potential benefits of the proposed transaction outweighed the risks associated with the proposed transaction.

The foregoing information and factors considered by Sterling’s board of directors are not intended to be exhaustive. In view of the variety of factors and the amount of information considered, Sterling’s board of directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in approving the transaction. In addition, individual members of Sterling’s board of directors may have given different weights to different factors. Sterling’s board of directors considered all of these factors as a whole, and overall considered them to be favorable to and to support its determination.

Regulatory Approvals Required for the Merger

The closing of the merger is conditioned upon the receipt of all approvals of regulatory authorities required for the merger. Under the terms of the merger agreement, Sterling and FirstBank NW have agreed to use their reasonable best efforts to obtain all necessary permits, consents, approvals and authorizations from any governmental authority necessary, proper or advisable to consummate the merger.

The merger of Sterling and FirstBank NW is subject to prior approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, or the BHCA. An application for approval of the merger with the Federal Reserve Board was filed on or about [    ●    ]. The acquisition of FirstBank Northwest is also subject to the receipt of prior approval from the FDIC, and the WDFI. An application with the FDIC was filed on or about [    ●    ]. An application with the WDFI was filed on or about [    ●    ].

Material United States Federal Income Tax Considerations of the Merger

The following is a discussion of the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of shares of FirstBank NW common stock who exchange such shares for cash and shares of Sterling common stock in the merger. This discussion addresses only those holders who hold their shares of FirstBank NW common stock as capital assets. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders who are subject to special rules, such as, without limitation:

•	a partnership, subchapter S corporation or other pass-through entity;

•	a foreign person, foreign entity or U.S. expatriate;

•	a mutual fund, bank, thrift or other financial institution;

•	a tax-exempt organization or pension fund;

•	an insurance company;

•	a trader in securities that elects mark-to-market;

•	a dealer in securities or foreign currencies;

•	a person who received his or her shares of FirstBank NW common stock through a benefit plan or a tax-qualified retirement plan or through the exercise of employee stock options or similar derivative securities or otherwise as compensation;

•	a person who may be subject to the alternative minimum tax provisions of the Code;

•	a person whose functional currency is not the U.S. dollar;

•	a person who exercises dissenters’ rights; and

•	a person who holds FirstBank NW common stock as part of a hedge, appreciated financial position, straddle, synthetic security, conversion transaction or other integrated investment.

The following discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. It is not binding on the Internal Revenue Service, referred to as the IRS. In addition, this discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of FirstBank NW common stock that is:

•	a U.S. citizen or resident, as determined for federal income tax purposes;

•	a corporation, or entity taxable as a corporation, created or organized in or under the laws of the United States; or

•	otherwise subject to U.S. federal income tax on a net income basis.

Holders of FirstBank NW common stock should consult their own tax advisors as to the specific tax consequences to them of the merger in light of their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

In the opinion of Witherspoon, Kelley, Davenport & Toole, P.S., counsel to Sterling, and Silver, Freedman & Taff, L.L.P., special counsel to FirstBank NW, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and each of Sterling and FirstBank NW will be a party to the reorganization within the meaning of Section 368(b) of the Code. The resulting tax consequences, subject to the reservations noted above, are as follows:

Exchange of FirstBank NW Common Stock for Sterling Common Stock and Cash.

•	a U.S. holder who receives part cash and part Sterling common stock in exchange for shares of FirstBank NW common stock generally will recognize gain, but not loss, equal to the lesser of: (i) the excess, if any, of the fair market value of the Sterling common stock and the amount of cash received by such holder (excluding cash received in lieu of a fractional share, which would be taxed as discussed below) over that holder’s adjusted tax basis in the FirstBank NW common stock exchanged in the merger; or (ii) the amount of cash received by the such holder in the merger (excluding cash received in lieu of fractional shares, which will be taxed as discussed below);

•	the gain recognized by a U.S. holder of FirstBank NW common stock in the merger generally will constitute capital gain, unless, as discussed below, the holder’s receipt of cash has the effect of a distribution of a dividend for U.S. federal income tax purposes, in which case the gain will be treated as ordinary dividend income to the extent of the holder’s ratable share of current and accumulated earnings and profits as calculated for U.S. federal income tax purposes;

•	for a U.S. holder who acquired different blocks of FirstBank NW common stock at different times and at different prices, realized gain or loss for purposes of determining the recognized gain, if any, generally must be calculated separately for each identifiable block of shares exchanged in the merger;

•	any capital gain recognized by a U.S. holder of FirstBank NW common stock generally will constitute long-term capital gain (taxed at a maximum federal rate of 15% in the case of an individual) if the holder’s holding period for the FirstBank NW common stock exchanged in the merger is more than one year as of the date of the merger, and otherwise will constitute short-term capital gain;

•	the aggregate tax basis of the shares of Sterling common stock received by a U.S. holder in exchange for FirstBank NW common stock in the merger will be the same as the aggregate tax basis of the holder’s FirstBank NW common stock exchanged therefor (less any tax basis attributable to a fractional share for which cash is received), decreased by the amount of cash received by such holder in the merger (excluding any cash received in lieu of a fractional share) and increased by the amount of gain recognized by the holder in the merger (including any portion of the gain that is treated as a dividend and excluding any gain recognized as a result of cash received in lieu of a fractional share); and

•	the holding period of the shares of Sterling common stock received in the merger generally will include the holding period for the shares of FirstBank NW common stock exchanged in the merger.

Potential Treatment of Cash as a Dividend.

In general, the determination of whether gain recognized by a U.S. holder of FirstBank NW common stock will be treated as capital gain or a dividend distribution will depend upon whether, and to what extent, the merger reduces such holder’s deemed percentage stock ownership interest in Sterling. For purposes of this determination, a U.S. holder of FirstBank NW common stock will be treated as if it first exchanged all of the shareholder’s FirstBank NW common stock solely for Sterling common stock (instead of the combination of Sterling common stock and cash actually received) and then Sterling immediately redeemed a portion of that Sterling common stock in exchange for the cash the holder received in the merger. The gain recognized by such holder by the deemed redemption will be treated as capital gain if, with respect to the holder, the deemed redemption is “substantially disproportionate” or “not essentially equivalent to a dividend.”

In general, the deemed redemption will be “substantially disproportionate” with respect to a U.S. holder of FirstBank NW common stock if the percentage described in (ii) below is less than 80% of the percentage described in (i) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a U.S. holder of FirstBank NW common stock will depend on the shareholder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in such holder’s deemed percentage stock ownership of Sterling common stock. In general, that determination requires a comparison of (i) the percentage of the outstanding voting stock of Sterling that the U.S. holder of FirstBank NW common stock is deemed actually and constructively to have owned immediately before the deemed redemption by Sterling and (ii) the percentage of the outstanding voting stock of Sterling actually and constructively owned by such holder immediately after the deemed redemption by Sterling. In applying the foregoing tests, a U.S. holder of FirstBank NW common stock may, under constructive ownership rules, be deemed to own stock in addition to stock actually owned by it, including stock owned by other persons and stock subject to an option held by such holder or by other persons. Because the constructive ownership rules are complex, each U.S. holder of

FirstBank NW common stock should consult his or her own tax advisor as to the applicability of these rules. The IRS has indicated that a minority shareholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if that shareholder has any reduction in its percentage stock ownership under the foregoing analysis.

Cash Received in Lieu of a Fractional Share.

To the extent that a FirstBank NW shareholder receives cash in lieu of a fractional share of common stock of Sterling, the shareholder will be deemed to have received that fractional share in the merger and then to have received the cash in redemption of that fractional share. The shareholder generally will recognize gain or loss equal to the difference between the cash received and the portion of the shareholder’s tax basis in the shares of FirstBank NW common stock surrendered allocable to that fractional share. This gain or loss generally will be long-term capital gain or loss if the holding period for the applicable share of FirstBank NW common stock is more than one year as of the date of the merger.

Backup Withholding.

Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the holder, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Reporting Requirements.

A FirstBank NW shareholder will be required to retain records pertaining to the merger and will be required to file with the shareholder’s U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

TAX MATTERS REGARDING THE MERGER ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO ANY PARTICULAR FIRSTBANK NW SHAREHOLDER WILL DEPEND ON THAT SHAREHOLDER’S PARTICULAR SITUATION. FIRSTBANK NW SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS TO THEM.

Accounting Treatment

The costs related to the merger are expected to be approximately $13.5 million and the merger will be accounted for as a purchase for financial accounting purposes in accordance with accounting principles generally accepted in the United States. For purposes of preparing Sterling’s consolidated financial statements, Sterling will establish a new accounting basis for FirstBank NW’s assets and liabilities based upon their fair values, the merger consideration and the costs of the merger as of the acquisition date. Sterling will record any excess of cost over the fair value of the net assets, including any intangible assets with definite lives, of FirstBank NW as goodwill. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Sterling will determine the fair value of FirstBank NW’s assets and liabilities and will make appropriate purchase accounting adjustments including the calculation of any intangible assets with definite lives, upon completion of the acquisition. Goodwill will be periodically reviewed for impairment. Other intangible assets will be amortized against the combined company’s earnings following completion of the merger.

Interests of Certain Persons in the Merger

In considering the recommendation of the FirstBank NW board of directors, you should be aware that some members of FirstBank NW management have certain interests in the transactions contemplated by the merger agreement, as described below, that are different from or in addition to the interests of shareholders generally and that may create potential conflicts of interest. The FirstBank NW board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

Board of Directors.

The merger agreement provides that Sterling shall appoint one member of FirstBank NW’s board of directors, selected by Sterling, to Sterling’s board of directors. All other FirstBank NW directors may serve as an advisory board member to Sterling for at least one year.

Stock Ownership.

At the date hereof, the directors and executive officers of FirstBank NW, together with their affiliates, beneficially owned (assuming the exercise of their outstanding options) a total of 761,070 shares of FirstBank NW common stock, including options exercisable within 60 days of the record date representing 12.1% of all outstanding shares of FirstBank NW common stock The directors and executive officers of FirstBank NW will receive the same consideration in the merger for their shares as the other shareholders of FirstBank NW, plus Sterling common stock with respect to their options.

Stock Options.

All outstanding FirstBank NW options at the time of the merger shall be automatically converted into options to purchase shares of Sterling common stock subject to the terms of FirstBank NW’s 1998 Stock Option Plan and the Oregon Trail 1998 Stock Option Plan (together, the “1998 Stock Option Plans”), under which such options were granted. The merger agreement provides that the amount and exercise price of the converted options shall be determined based upon the Option Exchange Ratio of 0.8737. This Option Exchange Ratio represents the quotient obtained by dividing (i) the implied per share value of the merger consideration (both cash and stock) based upon an average closing price of Sterling’s common stock for the ten trading days ending on June 1, 2006 (“Sterling June 1 Average”) by (ii) the Sterling June 1 Average. See “The Merger — Treatment of Options.” The 1998 Stock Option Plans provide that all outstanding options become fully vested and exercisable as of the effective date of a change of control, which shall be the day following shareholder approval of the merger agreement. The following directors and executive officers will have options for FirstBank NW shares vest early as a result of the merger: Sandra T. Powell — 11,200 shares at an exercise price of $13.405 per share; Michael F. Reuling — 11,200 shares at an exercise price of $13.405 per share; and K. John Young — 2,800 shares at an exercise price of $7.910 per share. A total of 30,200 options will vest early for all directors and employees as a result of the merger. As of June 30, 2006, there were options outstanding to purchase 264,256 shares of FirstBank NW common stock at an average strike price of $8.46, of which 234,056 are fully vested and 30,200 will become fully vested upon a change of control.

FirstBank NW Change of Control Obligations.

FirstBank NW is a party to employment agreements with its chief executive officer, Clyde Conklin, and its chief financial officer, Larry Moxley, which generally provide that in the event a change of control occurs (such as the merger) and Mr. Conklin or Mr. Moxley is terminated without cause or resigns after a material reduction in compensation or responsibility, a change of control payment in an amount equal to 2.99 times his respective “base amount” within the meaning of Section 280G(b)(3) of the Code, will be paid to Mr. Conklin or Mr. Moxley within ten days after termination or resignation following the change of control. This amount is approximately 2.99 times the executive’s average W-2 (box 1) income from FirstBank NW and its subsidiaries during the five calendar-year period immediately preceding the calendar year in which the change of control occurs Assuming the merger is completed on October 31, 2006, and the severance amount is paid in a single lump sum payment, the aggregate amount of the cash severance that would be paid to Messrs. Conklin and Moxley is estimated to be $647,458 and $542,369, respectively. The employment agreements also provide for the continuation of life, medical, dental and disability payments for 36 months following severance of employment in conjunction with a change of control, plus the right to receive the value of employer contributions to any tax qualified retirement plan maintained by FirstBank NW that would have been made on their behalf over the remaining term of the employment agreement up to 36 months. Due to Messrs. Conklin and Moxley’s significant experience and knowledge of FirstBank NW and FirstBank Northwest’s business, Sterling wishes to retain Messrs. Conklin and Moxley during the transition period immediately following the merger. Messrs. Conklin and Moxley will be retained until January 2, 2007 under similar economic terms and benefits to those provided under their employment agreements with FirstBank NW, unless a new employment agreement with Sterling is negotiated. The compensation and benefits received by Messrs. Conklin and Moxley during the transition period will offset any payments due to them in the event their employment terminates under circumstances that trigger the change of control payment provided under the employment agreements with FirstBank NW.

FirstBank NW is a party to change of control agreements with Donn L. Durgan, Executive Vice President and Chief Lending Officer, Terrence A. Otte, Executive Vice President and Chief Operating Officer, and Richard R. Acuff, Executive Vice President and Chief Information Officer, that generally provide that in the event a change of control occurs and they are terminated without cause or they resign following a material reduction in compensation or responsibility, a change of control payment in an amount equal to 2.99 times his respective “base amount” within the meaning of Code Section 280G(b)(3) will be paid to Messrs. Durgan, Otte and Acuff within 30 days after termination or resignation following the change of control. Assuming that a change of control had occurred at October 31, 2006, Messrs. Durgan, Otte and Acuff would be entitled to severance payments of approximately $434,509, $456,721 and $292,909, respectively. The change of control agreements also provide for the continuation of life, medical, dental and disability payments for 18 months following severance of employment in conjunction with a change of control. Due to Messrs. Durgan, Otte and Acuff’s significant experience and knowledge of FirstBank NW and FirstBank Northwest’s business, Sterling wishes to retain Messrs. Durgan, Otte and Acuff during the transition period immediately following the merger. Messrs. Durgan, Otte and Acuff will be retained until January 2, 2007 under similar economic terms and benefits to those provided under their employment agreements with FirstBank NW, unless a new employment agreement with Sterling is negotiated. The compensation and benefits received by Messrs. Durgan, Otte and Acuff during the transition period will offset any payments due to them in the event their employment terminates under circumstances that trigger the change of control payment provided under the change of control agreements with FirstBank NW.

FirstBank NW is also a party to change of control agreements with William H. Winegar, Senior Vice President — Data Processing Manager; Jerrel R. Kincaid, Senior Vice President — Business Banking Center; and Charles T. Cassels, Senior Vice President — Treasurer, that generally provide that in the event a change of control occurs and they are terminated without cause or they resign following a material reduction in compensation or responsibility, a change of control payment in an amount equal to 150% of his respective annual compensation will be paid to Messrs. Winegar, Kincaid and Cassels within 30 days after termination or resignation following the change of control. Assuming that a change of control had occurred on October 31, 2006, the aggregate severance payments under these agreements would be $597,384. The change of control agreements for Messrs. Winegar and Kincaid also provide for the continuation of life, medical, dental and disability payments for 18 months following severance of employment in conjunction with a change of control. Unless a new employment agreement with Sterling is negotiated, Sterling has agreed to assume and honor the change of control agreements in accordance with their terms, and thus will make the payments due to Messrs. Winegar, Kincaid and Cassels under such agreements in the event their employment terminates under circumstances that trigger the change of control payment provided under the agreements with FirstBank NW.

Sterling is still evaluating its executive management needs, and anticipates that several members of FirstBank’s current executive management team will be employed by Sterling at a comparable salary following the merger. If all potential change of control obligations were paid upon completion of the merger, the estimated cash payment would be approximately $2,971,000.

Severance Plan.

FirstBank NW and its affiliates also maintain an employee severance compensation plan for the benefit of officers with the title of assistant vice president and above and other designated employees who have been employed for at least one year and who are not entitled to severance/change of control benefits under any other arrangement. If an eligible employee is involuntarily terminated or voluntarily terminates for certain specified reasons, in connection with or following a change of control, then he or she is entitled to a lump sum cash payment upon employment termination equal to (i) in the case of an executive vice president or senior vice president, 150% of annual cash compensation; (ii) in the case of a vice president, 100% of annual cash compensation; and (iii) in the case of an assistant vice president or other designated employee, a minimum payment of one month’s compensation and a maximum payment of 75% of annual cash compensation depending upon length of service. If all executive vice presidents, senior vice presidents and vice presidents covered by the severance compensation plan are terminated in connection with a change of control, the approximate amount of their aggregate severance would be $2.7 million. The severance to be provided to assistant vice presidents and other designated employees is designed to work like a general severance plan, but with a limited number of eligible employees (i.e., not all full-time employees). Finally, with respect to all other employees of FirstBank NW and FirstBank Northwest, Sterling shall also provide approximately $2.7 million for the payment of retention bonuses to other appropriate employees in order to retain their services through the transition period following the merger and to encourage employees to stay on with Sterling following the merger.

Employee Stock Ownership Plan.

Under the merger agreement, the FirstBank Northwest Employee Stock Ownership Plan (“ESOP”) will terminate at the effective time. Prior to the effective time, the ESOP trustee may attempt to sell a sufficient number of unallocated shares of FirstBank NW common stock held by the ESOP to retire the ESOP’s outstanding debt to FirstBank NW (which was incurred to allow the ESOP to purchase shares of FirstBank NW common stock in FirstBank NW’s initial public offering). Merger proceeds attributable to unallocated shares of FirstBank NW common stock remaining after the sale that are not used to repay the ESOP’s outstanding debt will be treated as earnings under the ESOP and, at the effective time, be allocated to the accounts of participants who are actively employed at the effective time of the merger on a pro rata basis based upon each such participant’s account balance. Amounts held in participant accounts (including shares which had theretofore been allocated to participant accounts) will then be distributed to participants in accordance with the terms of the ESOP, after the ESOP has obtained a favorable determination letter from the Internal Revenue Service. Based on the currently outstanding balance of the loan from FirstBank NW to the ESOP and assuming that the effective time had occurred on such date, and that all currently active employees remain actively employed on the effective time of the merger an additional 6,560, 6,557, 4,456, 4,203, 3,311, 345 and 268 shares of FirstBank NW common stock would have been allocated to the respective ESOP accounts of Messrs. Conklin, Moxley, Otte, Durgan, Acuff, Kincaid and Winegar.

Deferred Compensation Plan.

FirstBank Northwest maintains a nonqualified deferred compensation plan for a select group of management and highly compensated employees. The nonqualified deferred compensation plan will be amended to comply with Code Section 409A and will be frozen so that no further contributions will be made following the merger. Sterling will assume this plan and distribute all benefits deferred thereunder in accordance with the plan terms, which generally provide for monthly installments following termination of employment. As of March 31, 2006, approximately $338,899 was accrued under the plan.

Executive NonQualified Retirement Plan.

FirstBank NW maintains an executive nonqualified retirement plan for a select group of management and highly compensated employees. This plan will be amended to comply with 409A and to freeze benefit accruals as of the merger. Sterling shall assume the plan and distribute the benefits provided thereunder in accordance with its terms, which generally provide for lifetime monthly payments commencing at normal retirement age, which is age 60 or 62 for most participants. The minimum payout is 240 months.

Split-Dollar Policies.

FirstBank NW also maintains five split-dollar life insurance agreements between FirstBank Northwest and certain of its directors. The insurance policies are owned by FirstBank NW and provide that FirstBank NW shall receive proceeds upon the death of a participant equal to the policy account value plus 60% of the difference between the policy account value and the total insurance proceeds. Sterling will honor and assume these policies, which are single premium policies that are fully paid up.

Employee Benefits.

Sterling has agreed to provide those employees of FirstBank NW who continue as employees of Sterling or any of its subsidiaries with employee benefit plans substantially comparable in the aggregate to those provided to similarly situated employees of Sterling and its subsidiaries.

Compensation to the Chairman of the Board.

The Board of Directors paid $75,000 to Steve Cox as compensation for the additional services to be performed by Mr. Cox as Chairman of the Board in connection with FirstBank NW’s strategic process including the merger.

Protection of FirstBank NW Directors Against Claims.

The merger agreement provides that, upon completion of the merger, Sterling will indemnify and hold harmless, and provide advancement of expenses to, all past and present officers, directors and employees of and its subsidiaries, to the fullest extent permitted by applicable laws, relating to lawsuits or claims arising from facts and events occurring prior to completion of the merger.

The merger agreement also provides that Sterling will maintain for a period of six years after completion of the merger the current or comparable directors’ and officers’ liability insurance policies maintained by FirstBank NW, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to lawsuits or claims arising from facts and events occurring prior to completion of the merger.

Restrictions on Resales by Affiliates

The shares of Sterling common stock to be issued to FirstBank NW shareholders in the merger will be registered under the Securities Act. These shares may be traded freely and without restriction by those shareholders not deemed to be “affiliates” of FirstBank NW. An affiliate of a corporation, as defined by the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation and generally may include FirstBank NW’s directors, executive officers and major shareholders. Any subsequent transfer of Sterling common stock by an affiliate of FirstBank NW must be either permitted by the resale provisions of Rule 145 promulgated under the Securities Act or otherwise permitted under the Securities Act.

Method of Effecting the Acquisition

Sterling may at any time change the method of effecting the acquisition of FirstBank NW and its subsidiaries. However, no change may: (i) alter or change the amount or kind of consideration to be issued to holders of the common stock of FirstBank NW, as provided for in the merger agreement; (ii) have an adverse effect on the tax treatment of FirstBank NW’s shareholders as a result of receiving the merger consideration; or (iii) prevent or materially impede or delay completion of the transactions contemplated by the merger agreement.

Effective Time

The effective time of the merger will be the time and date when the merger becomes effective, as set forth in the articles of merger that will be filed with the Washington Secretary of State on the closing date of the merger. The closing date will occur on a date to be specified by Sterling and FirstBank NW. Subject to applicable law, this date will be no later than the tenth day after the satisfaction or waiver of the latest to occur of: (i) receipt of all required regulatory approvals and the expiration of all required waiting periods; or (ii) the approval of the merger by the shareholders of FirstBank NW; provided, however that in no event shall such date be earlier than October 1, 2006, with such date to be specified in writing by Sterling to FirstBank NW at least five business days prior to such closing, or such other date, place and time as the parties may agree. Sterling and FirstBank NW shall each use their reasonable best efforts to cause all conditions to the closing to be satisfied (unless waived) on or before October 18, 2006.

We anticipate that the merger of FirstBank NW with and into Sterling will be completed during the fourth quarter of 2006. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying other conditions to the merger. The date for completing the merger can occur as late as January 31, 2007, after which FirstBank NW or Sterling would need to mutually agree to extend the closing date of the merger. See the sections entitled “The Merger — Regulatory Approvals Required for the Merger” and “The Merger Agreement — Conditions to Consummation of the Merger.”

Treatment of Options

FirstBank NW’s stock option plans provide for acceleration of vesting for outstanding options, effective upon the day following the shareholder approval of the merger agreement. At that time any outstanding unvested option will become fully vested and exercisable. Prior to the effective time, any vested option holder exercising his or her vested options will thereafter participate in the merger on the same basis as other FirstBank NW shareholders in the merger. At the effective time, each FirstBank NW’s stock option then outstanding will be converted into a fully vested option to acquire a number of shares of Sterling’s common stock equal to the product of the number of FirstBank NW’s common stock subject to the stock option multiplied by 0.8737, at an exercise price per share equal to the exercise price of the stock option divided by 0.8737.

Declaration and Payment of Dividends

Holders of FirstBank NW common stock will accrue but will not be paid dividends or other distributions declared after the effective time with respect to Sterling common stock into which their shares have been converted until they surrender their FirstBank NW stock certificates for exchange after the effective time. Upon surrender of those certificates after the effective time, the combined company will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of FirstBank NW of shares of FirstBank NW common stock issued and outstanding immediately prior to the effective time. If certificates representing shares of FirstBank NW common stock are presented for transfer after the effective time, they will be cancelled and exchanged for certificates representing the applicable number of shares of Sterling common stock.

No Fractional Shares

No fractional shares of Sterling common stock will be issued to any shareholder of FirstBank NW upon completion of the merger. For each fractional share that would otherwise be issued, Sterling will pay cash in an amount equal to the fraction of a share of Sterling common stock which the holder would otherwise be entitled to receive, multiplied by the average closing price of Sterling common stock over a five consecutive trading-day period ending on the later of (i) the date on which FirstBank NW receives written notice that the last regulatory approval has been received and (ii) the date immediately following the date of approval of the merger by the FirstBank NW shareholders. No interest will be paid or accrued on cash payable to holders of those certificates in lieu of fractional shares.

Stock Matters

None of Sterling, FirstBank NW, the exchange agent or any other person will be liable to any former shareholder of FirstBank NW for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

If a certificate for FirstBank NW stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon the making of an affidavit by the person claiming that loss, theft or destruction and the posting of a bond in an amount reasonably necessary as indemnity against any claim that may be made against Sterling with respect to that lost certificate.

For a description of Sterling common stock and a description of the differences between the rights of the holders of FirstBank NW common stock compared to the rights of the holders of Sterling common stock, see the sections entitled “Description of Sterling Capital Stock” and “Comparison of Rights of FirstBank NW Common Stock and Sterling Common Stock.”

THE MERGER AGREEMENT

The following summary of the material terms and provisions of the merger agreement is qualified in its entirety by reference to the Plan of Merger by and between Sterling and FirstBank NW, which is dated as of June 4, 2006. The merger agreement is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference herein.

Representations and Warranties

The merger agreement contains substantially similar representations and warranties of Sterling and FirstBank NW as to, among other things:

•	corporate organization and existence;

•	the corporate organization and existence of any subsidiaries;

•	capitalization;

•	corporate power and authority;

•	governmental and third-party approvals required to complete the merger;

•	timely filing of required regulatory reports and absence of regulatory investigations or restrictive agreements with regulators;

•	availability, accuracy and compliance of reports and filings with the Securities and Exchange Commission;

•	broker’s fees;

•	absence of certain changes or events;

•	legal proceedings;

•	payment of taxes and filing of tax returns;

•	regulatory agreements;

•	state takeover laws;

•	environmental matters;

•	allowances for losses;

•	compliance with applicable laws;

•	loans;

•	undisclosed material liabilities;

•	tax treatment of the merger; and

•	information to be contained in securities filings or other documents filed with governmental entities.

In addition, the merger agreement contains further representations and warranties of FirstBank NW as to, among other things:

•	employee benefit matters;

•	validity of, and the absence of defaults under, certain material contracts;

•	properties and assets;

•	insurance coverage;

•	intellectual property rights;

•	indemnification;

•	insiders’ interests; and

•	fairness opinion.

Conduct of Sterling Pending the Merger

From the signing of the merger agreement until the effective time of the merger, except as expressly contemplated by the merger agreement, Sterling has agreed that it will not:

•	take any action that is intended or may reasonably be expected to result in: (i) any of its representations and warranties set forth in the merger agreement being or becoming untrue; (ii) any of the conditions to the merger not being satisfied; or (iii) a violation of any provision of the merger agreement, except, in each case, as may be required by applicable law;

•	take any action, or amend its articles of incorporation or bylaws, the effect of which would be to materially and adversely affect the rights or powers of shareholders generally;

•	take or omit to take any other action that would materially adversely affect or materially delay the ability of Sterling and FirstBank NW to obtain the required regulatory approvals or otherwise materially adversely affect Sterling’s ability to consummate the transactions contemplated by the merger agreement; or

•	agree or commit to take any such prohibited action.

Conduct of FirstBank NW Pending the Merger

From the signing of the merger agreement until the effective time of the merger, except as expressly contemplated by the merger agreement, FirstBank NW has agreed that it and each of its subsidiaries shall, among other things:

Ordinary Course of Business.

•	conduct business in the usual, regular and ordinary course in substantially the same manner as previously conducted;

•	pay all debts, taxes and other obligations when due, in each case subject to good faith disputes;

•	use its commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve relationships with customers, suppliers, distributors, licensors, licensees, and other business contacts;

•	promptly notify Sterling of any change, occurrence or event not in the ordinary course of its or any subsidiary’s business, and of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause any of the conditions to closing set forth in the merger agreement not to be satisfied;

•	use its commercially reasonable efforts to assure that each of its contracts entered into after June 4, 2006 will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the merger, and to give reasonable advance notice to Sterling prior to allowing any material contract or right thereunder to lapse or terminate by its terms;

•	maintain each of its leased premises in accordance with the terms of the applicable lease; and

•	use its commercially reasonable efforts to assure that certain contracts, as described in the merger agreement, are amended to provide that the consummation of the merger and assignment of such contracts will not breach, violate or adversely affect such contracts.

In addition, from the signing of the merger agreement to the effective time of the merger, except as expressly contemplated by the merger agreement, FirstBank NW has agreed that it shall not, and shall not permit its subsidiaries to, among other things:

Dividends and Capital Stock.

•	declare or pay any dividends on, or make other distributions in respect of, any capital stock, except (i) quarterly cash dividends to FirstBank NW shareholders of up to $0.10 per share, subject to certain limitations provided in the merger agreement; and (ii) cash dividends from FirstBank NW subsidiaries to FirstBank NW or to other FirstBank NW subsidiaries, in conformity with past practice and applicable law;

•	split, combine or reclassify any shares of capital stock or issue, authorize or propose the issuance of any other securities for shares of its capital stock, except upon the exercise or fulfillment of options issued and outstanding as of June 4, 2006, pursuant to the FirstBank NW Stock Option Plan or the Oregon Trail Stock Option Plan;

•	repurchase, redeem or otherwise acquire, except as provided in the merger agreement, any shares of the capital stock of FirstBank NW or FirstBank Northwest, or any securities convertible into or exercisable for any shares of the capital stock of FirstBank NW or FirstBank Northwest; or

•	issue, allocate, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of FirstBank NW common stock pursuant to stock options or similar rights to acquire FirstBank NW common stock granted pursuant to the FirstBank NW Stock Option Plan or the Oregon Trail Stock Option Plan and outstanding prior to June 4, 2006.

Amendments to Governing Documents.

•	amend its articles of incorporation, bylaws or other similar governing documents unless required to do so by applicable law or regulation or by regulatory directive.

Alternative Proposals.

•	authorize or permit its representatives to solicit or engage in negotiations relating to an alternative merger or acquisition proposal, except as provided in the merger agreement.

Capital Expenditures.

•	make capital expenditures aggregating in excess of $250,000, except as provided in the merger agreement.

Other Business.

•	enter into any new line of business; and

•	acquire or agree to acquire any business or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings, or in the ordinary course of business.

Representations and Warranties.

•	take any action that is intended or may reasonably be expected to result in: (i) any of its representations and warranties set forth in the merger agreement being or becoming untrue; (ii) any of the conditions to the merger not being satisfied; or (iii) a violation of any provision of the merger agreement, except, in each case as may be required by applicable law.

Accounting Methods.

•	change its methods of accounting in effect at March 31, 2006, except as required by changes in generally accepted accounting principles or regulatory accounting principles as concurred to by FirstBank NW’s independent auditors.

Compensation and Benefits.

•	except as required by applicable law or the merger agreement or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any benefit plan or any agreement, arrangement, plan or policy between FirstBank NW or FirstBank Northwest and one or more of its current or former directors, officers or employees;

•	other than normal, budgeted annual increases in pay, consistent with past practice, for employees not subject to an employment, change of control or severance agreement, increase in any manner the compensation of any employee or director or pay any benefit not required by any plan or agreement as in effect as on June 4, 2006;

•	enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits, other than normal annual increases in pay, consistent with past practice, for employees not subject to an employment, change of control or severance agreement;

•	hire any new employee at an annual compensation in excess of $65,000, except to fill open positions consistent with past practices;

•	pay aggregate expenses of more than $3,000 per person of employees or directors who attend conventions or similar meetings after June 4, 2006;

•	promote any employee to a rank of vice president or more senior; or

•	except as provided in the merger agreement, pay any retention or other bonuses in excess of $25,000 to any employees.

Indebtedness.

•	incur any indebtedness, with a term greater than two years, for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, in each case other than in the ordinary course of business consistent with past practices;

•	sell, purchase, enter into a lease, relocate, open or close any banking or other loan production office or other real estate, or file an application pertaining to such action with any governmental entity, except as provided in the merger agreement; and

•	make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with past practices.

Loans.

•	make any new loans to, modify the terms of any existing loan to, or engage in any other transactions, other than routine banking transactions, with, any officer, director or greater than 5% shareholder of FirstBank NW or FirstBank Northwest (or any of their affiliates), or to or with any of their employees, other than loans to employees that are in the ordinary course of business and that are qualified to be sold in the secondary market;

•	make any investment, or incur deposit liabilities, other than in the ordinary course of business consistent with past practices;

•	purchase or originate any: (i) loans except in accordance with existing FirstBank Northwest lending policies; (ii) unsecured consumer loans in excess of $100,000; (iii) residential construction loans to any one borrower in excess of $3,000,000 in the aggregate; (iv) residential permanent loans in excess of $750,000; (v) raw land loans or acquisition and development loans in excess of $500,000; (vi) individual lot loans in excess of $150,000; (vii) letters of credit in excess of $250,000; (viii) commercial owner-occupied real estate loans to any one borrower in excess of $2,000,000 in the aggregate; (ix) non-mortgage loans to any one borrower in excess of $1,000,000 in the aggregate; or (x) income property loans in excess of $1,000,000, except in each case, as provided in the merger agreement; or

•	allow any overadvances in excess of 5% of any individual total loan commitment for any construction loans.

Investments.

•	make any investments in any equity or derivative securities or engage in any forward commitment, futures transaction, financial options transaction, hedging or arbitrage transaction or covered asset trading activities or make any investment in any investment security with an average life greater than one year at the time of purchase other than obligations of state and political subdivisions; or

•	sell any “held for investment” loans or servicing rights related thereto, other than one- to four-family loans sold in the secondary market servicing released in the ordinary course of business consistent with past practice, or purchase any mortgage loan servicing rights.

Commitments.

•	take or omit to take any action that would materially adversely affect or materially delay the ability of FirstBank NW and Sterling to obtain the required regulatory approvals or otherwise materially adversely affect FirstBank NW’s or FirstBank Northwest’s ability to consummate the transactions contemplated by the merger agreement.

Benefit Plans.

•	use its reasonable best efforts to terminate or withdraw from all employee benefits plans maintained by FirstBank NW or its subsidiaries effective as of the effective time of the merger, except as provided in the merger agreement. From and after June 4, 2006 to the effective time of the merger, FirstBank NW and Sterling shall consult and cooperate with each other in order to amend, merge, terminate, withdraw from or take such other actions with respect to such employee benefit plans, at or as soon as reasonably practicable after the effective time of the merger, in accordance with the applicable plan documents and laws; or

•	pay change of control and severance payments and benefits to certain employees of FirstBank NW and FirstBank Northwest other than as provided in the merger agreement.

Additional Covenants

FirstBank NW and Sterling have agreed to:

•	promptly advise each other of any change or event not in the ordinary course of business that, individually or in the aggregate, would reasonably be expected to cause any of the closing conditions set forth in the merger agreement not to be satisfied;

•	consult and cooperate with each other in order to formulate the plan of integration for the merger, including, among other things, with respect to conforming immediately prior to the effective time, based upon such consultation, FirstBank NW’s loan, accrual and allowance policies to those policies of Sterling to the extent consistent with generally accepted accounting principles;

•	promptly cause a registration statement for the merger to be prepared and filed with the SEC and to use their reasonable best efforts to have the registration statement declared effective by the SEC as soon as possible after the filing thereof. The parties have also agreed to cooperate in responding to any questions or comments from the SEC and in amending the registration statement as necessary;

•	cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the transactions contemplated by the merger agreement and to keep the other apprised of the status of matters relating to such transactions;

•	furnish each other all information concerning each other and their directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the registration statement, this proxy statement/prospectus or any other statement, filing, notice or application made by or on behalf of Sterling or FirstBank NW to any governmental entity in connection with the merger or the other transactions contemplated by the merger agreement;

•	promptly advise each other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by the merger agreement which causes such party to believe that there is a reasonable likelihood that any required regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed;

•	pursuant to a confidentiality agreement dated February 25, 2006 between FirstBank NW and Sterling, keep confidential information they provide each other pursuant to the merger agreement;

•	use their reasonable best efforts (i) to comply with all legal requirements that may be imposed on them with respect to the merger; and (ii) obtain (and cooperate with each other to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and any other third party that is required to be obtained in connection with the merger;

•	promptly advise each other of any change or event that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on it or cause or constitute a material breach of any of its representations, warranties or covenants contained in the merger agreement;

•	promptly notify each other of any material change in the normal course of business or in the operation of their properties and of any governmental complaints, investigations or hearings, or the institution or the threat of litigation involving it or any of its subsidiaries;

•	cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of the other and to report the general status of the ongoing operations of that party; and

•	approve, execute and deliver an institution merger agreement for the merger of FirstBank Northwest with and into Sterling Savings Bank.

FirstBank NW and Sterling also agree that:

•	Sterling may elect to modify the structure of the transactions contemplated by the merger agreement so long as: (i) there are no adverse tax consequences to the FirstBank NW shareholders; (ii) the consideration to be paid to FirstBank NW’s shareholders is not changed or reduced; and (iii) such modification will not delay or jeopardize receipt of any required regulatory approvals.

FirstBank NW has further agreed to:

•	afford to the representatives of Sterling, access, during normal business hours throughout the period prior to the effective time of the merger agreement, to all of its and its subsidiaries’ properties, books, contracts, commitments and records during such period, and to give Sterling notice of all meetings of its board of directors and any committees thereof so that a Sterling representative may attend such portions of such meetings that do not pertain to (i) confidential matters as determined by FirstBank NW’s board of directors or (ii) the merger agreement or any of the transactions contemplated thereby;

•	take all steps necessary to duly call, give notice of, convene and hold an annual meeting of shareholders within 40 days after this proxy statement/prospectus becomes effective for the purpose of voting upon the adoption or approval of the merger agreement and the merger, and that the board of directors of FirstBank NW shall recommend approval of the merger unless a change of recommendation is permitted as provided in the merger agreement;

•	not submit to a vote of the FirstBank NW shareholders at or prior to the annual shareholders’ meeting any other acquisition proposal;

•	take any further action that is necessary or desirable to effect the purposes of the merger, or to vest Sterling with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the merger;

•	provide to Sterling an estimate of the expenses FirstBank NW expects to incur in connection with the merger, and keep Sterling reasonably informed of material changes in such estimate; and

•	use its reasonable best efforts to cause each person who may be deemed to be an affiliate of FirstBank NW to execute and deliver to Sterling an affiliate agreement.

Sterling has further agreed that it or its subsidiaries, as appropriate, will:

•	prior to the effective time, adopt a resolution providing that the receipt by the FirstBank NW insiders of Sterling common stock in exchange for shares of FirstBank NW common stock, and of options to purchase Sterling common stock, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act to the fullest extent permitted by applicable law;

•	afford to the representatives of FirstBank NW such access, during normal business hours during the period prior to the effective time, to Sterling’s representatives as FirstBank NW shall reasonably request, and shall make available to FirstBank NW a copy of each report, schedule, and other document filed by it (including by its subsidiaries) during such period pursuant to the requirements of federal securities laws or federal or state banking laws;

•	credit employees of FirstBank NW or any FirstBank NW subsidiary with periods of service with FirstBank NW or the applicable FirstBank NW subsidiary before the effective time of the merger as if such service had been with Sterling or a Sterling subsidiary, as applicable for participation and vesting in employee benefit pension plans of Sterling;

•	provide credit to employees of FirstBank NW and its subsidiaries, with respect to the satisfaction of the waiting periods for participation and coverage that are applicable under the welfare benefit plans of Sterling or its applicable subsidiary, equal to the credit that any such employee had received as of the effective time of the merger towards the satisfaction of any such limitations and waiting periods under the comparable welfare benefit plans of FirstBank NW and its subsidiaries;

•	provide each employee of FirstBank NW and its subsidiaries with credit for any co-payment and deductibles paid prior to the effective time of the merger in satisfying any deductible or out-of-pocket requirements;

•	provide coverage for all pre-existing conditions that were covered under any welfare plan of FirstBank NW or the applicable FirstBank NW subsidiary;

•	provide FirstBank NW employees credit for prior service for vacation accruals after the effective time of the merger;

•	provide severance benefits and outplacement assistance to those employees of FirstBank NW and its subsidiaries whose employment is involuntarily terminated without cause at or within 180 days after the effective time of the merger unless such employees are entitled to receive severance payments under employment or similar agreements;

•	indemnify and hold harmless the officers, directors and employees of FirstBank NW and its subsidiaries for any liabilities incurred in connection with any matters arising prior to the merger out of their service as an officer, director or employee of FirstBank NW or its subsidiaries or the merger agreement for a period of six years after the merger;

•	cause the persons serving as officers and directors of FirstBank NW and its subsidiaries immediately prior to the effective time of the merger to be covered by a directors’ and officers’ liability insurance tail policy with respect to acts or omissions occurring prior to the effective time for a period of six years; and

•	take all action necessary to appoint one member of FirstBank NW’s board of directors, selected by Sterling, to Sterling’s board of directors and invite other members of FirstBank NW’s board of directors to serve on an advisory board to Sterling Savings Bank for a term of at least one year from the closing date.

Conditions to Consummation of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver, where permissible, of the following conditions:

•	approval of the merger agreement by a majority of all outstanding shares of FirstBank NW common stock;

•	approval for quotation on Nasdaq of the shares of Sterling common stock that are to be issued to FirstBank NW shareholders in the merger;

•	receipt of required regulatory approvals for the merger and the related transactions and the expiration of all statutory waiting periods in respect thereof;

•	effectiveness of the registration statement, of which this proxy statement/prospectus forms a part, under the Securities Act, with no stop order suspending the effectiveness of the registration statement having been issued and no proceedings for that purpose having been initiated or threatened by the SEC;

•	absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•	receipt by each party of the opinion of its counsel in form and substance reasonably satisfactory to it, dated as of the effective time, that the merger will be treated for U.S. federal income tax purposes as a reorganization under Section 368(a) of the Code;

•	accuracy of the representations and warranties of the other party in all material respects as of the closing date of the merger, and, to the extent representations and warranties speak as of some other date, then those representations and warranties shall be true and correct as of such date, provided, however, that the representations and warranties will be deemed to be true and correct, unless, with certain exceptions, the failure or failures of the representations and warranties to be true and correct have had or can reasonably be expected to have a material adverse effect on the party making the representation; and

•	performance by each party in all material respects of all covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date of the merger.

Sterling’s obligation to effect the merger is also subject to satisfaction, or waiver, of the following conditions:

•	receipt by Sterling of voting agreements from Messrs. Acuff, Conklin, Cox, Durgan, Gentry, Jurgens, Marker, Moxley, Otte, Powell, Reuling, Young and Zenner that were executed concurrently with the merger agreement; and

•	Sterling shall have received resignations from each director of FirstBank NW and each of its subsidiaries.

We cannot assure you if or when the required regulatory approvals necessary to consummate the merger will be obtained, or whether all of the other conditions precedent to the merger will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before January 31, 2007, either Sterling or FirstBank NW may terminate the merger agreement, unless the failure to effect the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe covenants and agreements of that party set forth in the merger agreement.

Nonsolicitation

Under the terms of the merger agreement, FirstBank NW has agreed that it shall not authorize or permit its officers, directors, employees, agents, advisors and affiliates to, and that it shall direct its subsidiaries to not, initiate, solicit, encourage or knowingly facilitate any takeover proposals or other forms of business combination with a third party. In addition, FirstBank NW has agreed that it shall not, and that it shall direct its subsidiaries to not, negotiate or furnish any nonpublic information in any way in connection with any competing takeover proposals by third parties, unless FirstBank NW’s board of directors determines in good faith that (i) the takeover proposal, if consummated, is reasonably likely to result in a transaction more favorable to holders of FirstBank NW common stock than the merger; and (ii) after considering the advice of counsel, it has a fiduciary duty to negotiate with or provide nonpublic information to the party who submitted the competing proposal.

Termination of the Merger Agreement

FirstBank NW and Sterling, by mutual consent, can agree at any time not to complete the merger, even if the shareholders of FirstBank NW have approved the merger agreement. Also, either party can decide, without the consent of the other, not to complete the merger in a number of other situations, including:

•	any governmental entity which must grant a required regulatory approval has denied such approval and the denial has become final and nonappealable;

•	any governmental entity of competent jurisdiction has issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement, unless the denial or order is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;

•	failure to complete the merger by January 31, 2007, unless the failure of the closing to occur by that date shall be due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants or obligations under the merger agreement of that party;

•	if the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement and the other party shall have materially breached any of the covenants, agreements, representations or warranties contained in the merger agreement such that the closing conditions would not be satisfied and the breach is not cured within 30 days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured prior to the closing date; and

•	if the approval of the shareholders of FirstBank NW contemplated by the merger agreement is not obtained by reason of the failure to obtain the vote required at the FirstBank NW annual meeting, unless the failure was caused by FirstBank NW or a party to a voting agreement as provided by the merger agreement.

Sterling, without the consent of FirstBank NW, can terminate:

•	if: (i) the board of directors of FirstBank NW fails to recommend to its shareholders the approval of the merger, or changes, or publicly announces its intention to change its recommendation and the FirstBank NW shareholders fail to approve the merger at the meeting held for that purpose; or (ii) the board of directors recommends that the FirstBank NW shareholders tender their shares in a tender or exchange offer or fails to recommend that the FirstBank NW shareholders reject such an offer.

FirstBank NW, without the consent of Sterling, can terminate:

•	if the average closing price of Sterling’s common stock during a specified period just prior to the closing date of the merger is less than $25.95 per share and the Sterling common stock price has also declined from a price of $30.53 per share by 15% or more relative to a weighted average index of a certain group of financial institution holding companies. Sterling, however, will then have the option to avoid the termination by increasing the consideration paid to the FirstBank NW shareholders, as provided in the merger agreement.

Waiver and Amendment to the Merger Agreement

At any time prior to the effective time of the merger, Sterling or FirstBank NW, by action taken or authorized by its board of directors, may, to the extent legally allowed, waive compliance with any provision in the merger agreement that benefits such party or extend the time for performance by the other party. Any such waiver or extension shall be valid only if set forth in a written instrument signed on behalf of such party. Sterling and FirstBank NW, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, amend the merger agreement by a written instrument signed on behalf of both parties. However, after the receipt of approval of the merger agreement by the FirstBank NW shareholders, no amendment may be made that reduces the amount or changes the form of the consideration to be received by the FirstBank NW shareholders without their subsequent approval.

Termination Fee

Sterling and FirstBank NW have agreed to pay termination fees in certain events.

•	FirstBank NW must pay Sterling a termination fee of $6.35 million if Sterling terminates the merger agreement and elects to receive the fee as a result of: (i) the FirstBank NW board of directors failing to recommend the approval of the merger or changing, or publicly announcing its intention to change its recommendation and the FirstBank NW shareholders fail to approve the merger; (ii) FirstBank NW breaching its nonsoliciation or related obligations as provided in the merger agreement; or (iii) the board of directors recommending that the FirstBank NW shareholders tender their shares in a tender or exchange offer or failing to recommend that the FirstBank NW shareholders reject such an offer;

•	FirstBank NW must pay Sterling a termination fee of $1.75 million (which amount may be increased to $6.35 million in certain circumstances) if Sterling terminates the merger agreement and elects to receive the fee as a result of the willful or intentional material breach by FirstBank NW of any of the covenants, agreements, representations or warranties it made in the merger agreement such that the closing conditions are not satisfied, and such breach is not cured within 30 days following written notice to FirstBank NW, or which breach, by its nature, cannot be cured prior to the closing date of the merger; and

•	Sterling must pay FirstBank NW a termination fee of $1.75 million if FirstBank NW terminates the merger agreement and elects to receive such fee as a result of the willful or intentional material breach by Sterling of any of the covenants, agreements, representations or warranties it made in the merger agreement such that the closing conditions are not satisfied, and such breach is not cured within 30 days following written notice to Sterling, or which breach, by its nature, cannot be cured prior to the closing date of the merger.

Nasdaq Listing

The approval for quotation on Nasdaq of the shares of Sterling common stock to be issued in the merger is a condition to the parties’ obligation to complete the merger.

Expenses

The merger agreement provides that each of Sterling and FirstBank NW will pay its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement.

Voting Agreements

Messrs. Acuff, Conklin, Cox, Durgan, Gentry, Jurgens, Marker, Moxley, Otte, Powell, Reuling, Young and Zenner, in their capacity as shareholders of FirstBank NW, have separately entered into voting agreements with Sterling in which they have agreed to vote all shares of FirstBank NW common stock that they owned or exercised voting power over as of the record date of the FirstBank NW annual meeting of shareholders, in favor of the approval and adoption of the merger agreement and the approval of the merger and the other actions contemplated by the merger agreement. As of the record date, they owned, in the aggregate, 558,975 shares of the common stock of FirstBank NW, allowing them to exercise approximately 9.2% of the voting power of FirstBank NW common stock.

REGULATION AND SUPERVISION

The following is not intended to be a complete discussion but is intended to be a summary of some of the more significant provisions of laws applicable to Sterling, FirstBank NW and their subsidiaries. This regulatory framework is intended to protect depositors, federal deposit insurance funds and the banking system as a whole, and not to protect security holders. To the extent that the information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions and any amendments thereto.

General

The banking and financial services business in which FirstBank NW and Sterling engage is highly regulated. Such regulation is intended, among other things, to protect depositors insured by the FDIC, and the entire banking system. The commercial banking business is also influenced by the monetary and fiscal policies of the federal government and the policies of the Federal Reserve Board, or the FRB. The FRB implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in United States government securities, by adjusting the required level of reserves for financial intermediaries subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the FRB in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. Indirectly, such actions may also impact the ability of non-bank financial institutions to compete with the banks. The nature and impact of any future changes in monetary policies cannot be predicted.

The laws, regulations and policies affecting financial services businesses are continuously under review by Congress, state legislatures and federal and state regulatory agencies. From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial intermediaries. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial intermediaries are frequently made in Congress, in the Washington State legislature and by various bank regulatory agencies and other professional agencies. Changes in the laws, regulations or policies that impact FirstBank NW and Sterling cannot necessarily be predicted, but they may have a material effect on FirstBank NW’s and Sterling’s business and earnings.

Bank Holding Company Regulation

As a bank holding company, Sterling is registered with and subject to regulation by the FRB under the Bank Holding Company Act, or BHCA. In accordance with FRB policy, Sterling is expected to act as a source of financial strength to its subsidiary banks, Sterling Savings Bank and Golf Savings Bank, and to commit resources to support the banks in circumstances where it might not otherwise do so. Similarly, under the cross-guarantee provisions of the Federal Deposit Insurance Act, the FDIC can hold any FDIC-insured depository institution liable for any loss suffered or anticipated by the FDIC in connection with: (i) the default of a commonly controlled FDIC-insured depository institution; or (ii) any assistance provided by the FDIC to such a commonly controlled institution. Under the BHCA, Sterling is subject to periodic examination by the FRB. Sterling is also required to file with the FRB periodic reports of its operations and such additional information regarding Sterling and its subsidiaries as the FRB may require. Pursuant to the BHCA, Sterling is required to obtain the prior approval of the FRB before it acquires all or substantially all of the assets of any bank or ownership or control of voting shares of any bank if, after giving effect to such acquisition, it would own or control, directly or indirectly, more than 5% of such bank.

Under the BHCA, Sterling may not engage in any business other than managing or controlling banks or furnishing services to its subsidiaries that the FRB deems to be so closely related to banking as “to be a proper incident thereto.” Sterling is also prohibited, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company unless the company is engaged in banking activities or the FRB determines that the activity is so closely related to banking as to be a proper incident to banking. The FRB’s approval must be obtained before the shares of any such company can be acquired and, in certain cases, before any approved company can open new offices. Additionally, bank holding companies that meet certain eligibility requirements prescribed by the BHCA and elect to operate as financial holding companies may engage in, or own shares in, businesses or companies engaged in a wider range of non-banking activities, including securities and insurance activities and any other activity that the FRB, in consultation with the Secretary of the Treasury, determines by regulation or order is financial in nature, incidental to any such financial activity or complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. The BHCA generally does not place territorial restrictions on the domestic activities of non-bank subsidiaries of bank holding companies. As of the date of this proxy statement/prospectus, Sterling does not operate as a financial holding company.

The BHCA and regulations of the FRB also impose certain constraints on the redemption or purchase by a bank holding company of its own shares of stock.

Sterling’s earnings and activities are affected by legislation, by regulations and by local legislative and administrative bodies and decisions of courts in the jurisdictions in which Sterling and Sterling Savings Bank conduct business. For example, these include limitations on the ability of Sterling Savings Bank to pay dividends to Sterling and Sterling’s ability to pay dividends to its shareholders. It is the policy of the FRB that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company’s ability to serve as a source of strength to its banking subsidiaries. Various federal and state statutory provisions limit the amount of dividends that subsidiary banks and savings associations can pay to their holding companies without regulatory approval. In addition to these explicit limitations, the federal regulatory agencies have general authority to prohibit a banking subsidiary or bank holding company from engaging in an unsafe or unsound banking practice. Depending upon the circumstances, the agencies could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

In addition, banking subsidiaries of bank holding companies are subject to certain restrictions imposed by federal law in dealings with their holding companies and other affiliates. Subject to certain exceptions set forth in the Federal Reserve Act, a bank can make a loan or extend credit to an affiliate, purchase or invest in the securities of an affiliate, purchase assets from an affiliate, accept securities of an affiliate as collateral for a loan or extension of credit to any person or company, issue a guarantee or accept letters of credit on behalf of an affiliate only if the aggregate amount of the above transactions of such subsidiary does not exceed 10% of such subsidiary’s capital stock and surplus on an individual basis or 20% of such subsidiary’s capital stock and surplus on an aggregate basis. Such transactions must be on terms and conditions that are consistent with safe and sound banking practices. A bank and its subsidiaries generally may not purchase a “low-quality asset,” as that term is defined in the Federal Reserve Act, from an affiliate. Such restrictions also prevent a holding company and its other affiliates from borrowing from a banking subsidiary of the holding company unless the loans are secured by collateral.

The FRB has cease and desist powers over parent bank holding companies and non-banking subsidiaries where the action of a parent bank holding company or its non-financial institutions represent an unsafe or unsound practice or violation of law. The FRB has the authority to regulate debt obligations, other than commercial paper, issued by bank holding companies by imposing interest ceilings and reserve requirements on such debt obligations.

As a savings and loan holding company, FirstBank NW is subject to supervision and regulation by the Office of Thrift Supervision. Because the FRB must approve the merger as described above, additional approval of the merger by the Office of Thrift Supervision is not required.

As Washington corporations, Sterling and FirstBank NW are subject to certain limitations and restrictions under applicable Washington corporate law. For example, state law restrictions in Washington include limitations and restrictions relating to indemnification of directors, distributions to shareholders, transactions involving directors, officers or interested shareholders, maintenance of books, records and minutes, and observance of certain corporate formalities.

Bank Regulation

Sterling Savings Bank and FirstBank Northwest are extensively regulated under both federal and state law.

Sterling Savings Bank, as a Washington State-chartered bank, and FirstBank Northwest, as a Washington State-chartered stock savings bank, each have deposits insured by the FDIC, and each is subject to the supervision and regulation of the WDFI and the FDIC. These agencies have the authority to prohibit banks from engaging in what they believe to be unsafe or unsound banking practices. Each bank’s deposits are insured to a maximum of $100,000 per depositor by the FDIC, and each bank pays semiannual deposit insurance premium assessments to the FDIC.

Prompt Corrective Action

The Federal Deposit Insurance Corporation Improvement Act, or FDICIA, requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. Pursuant to FDICIA, the Office of the Comptroller of the Currency, the FDIC and the FRB promulgated regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under the prompt corrective action provisions of FDICIA, an insured depository institution generally will be classified as undercapitalized if its total risk-based capital is less than 8% or its Tier 1 risk-based capital or leverage ratio is less than 4%. An institution that, based upon its capital levels, is classified as “well capitalized,” “adequately capitalized” or “undercapitalized” may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, prohibitions on payment of dividends and restrictions on the acceptance of brokered deposits. Furthermore, if a bank is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the federal bank regulator, and the holding company must guarantee the performance of that plan.

In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal banking agencies for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties. The enforcement of such actions through injunctions or restraining orders may be based upon a judicial determination that the agency would be harmed if such equitable relief was not granted.

Sarbanes-Oxley Act

In July 2002, the Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act represents a comprehensive revision of laws affecting corporate governance, accounting obligations and corporate reporting. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC under the Exchange Act.

The Sarbanes-Oxley Act includes new disclosure requirements and corporate governance rules, requires the SEC and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules, and mandates further studies of certain issues by the SEC and the Comptroller General. In particular, the Sarbanes-Oxley Act establishes: (i) new requirements for audit committees; (ii) additional responsibilities regarding financial statements of reporting companies; (iii) new standards for auditors and regulation of audits; (iv) increased disclosure and reporting obligations for a reporting company and its directors and executive officers; and (v) new civil and criminal penalties for violation of the securities laws. The SEC has enacted rules to implement various of the provisions with respect to, among other matters, disclosure in periodic filings pursuant to the Exchange Act.

USA Patriot Act

In December 2001, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) became effective. The Patriot Act is designed to combat money laundering and terrorist financing while protecting the U.S. financial system. The Patriot Act imposes enhanced policy, record keeping and due diligence requirements on domestic financial institutions. The Patriot Act also amended the Bank Secrecy Act to facilitate access to customer account information by government officials while immunizing banks from liability for releasing such information.

DESCRIPTION OF STERLING CAPITAL STOCK

Sterling is authorized to issue capital stock of 60,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share. As of June 30, 2006, there were outstanding 35,092,842 shares of common stock, held of record by approximately 1,850 shareholders. There are no shares of preferred stock outstanding.

Common Stock

Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the shareholders. There are no cumulative voting rights. Subject to preferences to which holders of preferred stock issued after the issuance of the common shares in this offering may be entitled, holders of common stock will be entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of Sterling’s liquidation, dissolution or winding up, holders of common stock will be entitled to share in Sterling’s assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any shares of preferred stock that may be outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions that apply to the common stock. All shares of common stock outstanding are, and the shares of common stock issued in the merger will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Sterling may designate in the future.

Preferred Stock

Sterling’s board of directors is authorized, subject to any limitations imposed by law, from time to time to issue without shareholder approval, up to a total of 10,000,000 shares of preferred stock, par value $1.00 per share, in one or more series, each series to have rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as the board of directors may determine. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of Sterling’s outstanding voting stock. Sterling has no present plans to issue any preferred stock.

Registration Rights

Pursuant to an agreement and plan of merger by and between Sterling’s wholly owned subsidiary, INTERVEST-Mortgage Investment Company, and Peter W. Wong Associates, Inc., or PWWA, dated

November 15, 2004, the former shareholders of PWWA are entitled to registration rights for the shares of Sterling common stock that they hold.

COMPARISON OF RIGHTS OF FIRSTBANK NW COMMON STOCK
AND STERLING COMMON STOCK

After completion of the merger, the FirstBank NW shareholders will become shareholders of Sterling. Sterling is a Washington corporation and the rights of Sterling shareholders are governed by the WBCA, as well as the articles of incorporation and bylaws of Sterling. FirstBank NW is also a Washington corporation, and its shareholders’ rights are governed by the WBCA, as well as its articles of incorporation and bylaws. After the merger, as Sterling shareholders, the rights of former FirstBank NW shareholders will be governed by Sterling’s articles of incorporation, its bylaws and the WBCA.

The following discussion summarizes the material differences between the rights of holders of Sterling common stock and holders of FirstBank NW common stock under the articles of incorporation and bylaws of Sterling and the articles of incorporation and bylaws of FirstBank NW. This discussion is not intended to be a complete statement of the differences affecting the rights of shareholders. In addition, the identification herein of certain differences in rights is not intended to imply the absence of other differences of equal or greater importance. The discussion in this section is qualified in its entirety by reference to governing law and the articles of incorporation and bylaws of each corporation and the relevant provisions of the WBCA.

Copies of the charter documents are attached as exhibits to FirstBank NW’s and Sterling’s filings with the SEC. See the sections entitled “Where You Can Find More Information” on page 94.

Authorized Capital Stock

FirstBank NW	The authorized capital stock of FirstBank NW consists of 50,000,000 shares of capital stock, presently classified as follows:

• 49,500,000 shares of common stock, par value $0.01 per share; and

• 500,000 shares of preferred stock, par value $0.01 per share.

FirstBank NW is authorized under its articles to issue additional shares of authorized capital stock, and set the terms of preferred stock, generally without shareholder approval. An amendment to FirstBank NW’s articles of incorporation to change the authorized capital stock requires the approval of FirstBank NW’s board of directors.

Sterling	The authorized capital stock of Sterling consists of 70,000,000 shares of capital stock, presently classified as follows:

• 60,000,000 shares of common stock, par value $1.00 per share; and

• 10,000,000 shares of preferred stock, par value $1.00 per share.

Sterling is authorized under its articles of incorporation to issue additional shares of authorized capital stock, and set the terms of preferred stock, generally without shareholder approval. An amendment to Sterling’s articles to change the authorized capital stock requires the approval of Sterling’s board of directors.

Advance Notice Provisions

FirstBank NW	FirstBank NW’s articles provide that FirstBank NW must receive written notice of any shareholder director nomination or any shareholder proposal for a meeting of shareholders not less than 30 nor more than 60 days before the date of the meeting. If, however, less than 31 days’ notice of the date of the meeting is given to shareholders, notice of the nomination or proposal must be received by the secretary within 10 days of the date on which notice of the meeting is mailed.

Sterling	Sterling’s articles do not vary from the WBCA, which requires that notice of a special shareholders’ meeting generally be given not less than 10 nor more than 60 days before the date of the meeting. In certain circumstances, such as a special meeting to act on a plan of merger or to amend a corporation’s articles, notice must be given not less than 20 nor more than 60 days before the date of the meeting.

Special Shareholder Meetings

FirstBank NW	Special meetings of the shareholders for any purpose may be called at any time by the board of directors of the corporation, or by a committee of the board of directors that has been granted the authority to do so.

Sterling	Special meetings of the shareholders may also be called at the request of shareholders owning at least 10% of all outstanding shares of the corporation entitled to vote on the issue(s) proposed to be considered at the meeting.

Voting Limitations

FirstBank NW	FirstBank NW’s articles generally prohibits any shareholder that beneficially owns more than 10% of the outstanding shares of FirstBank NW common stock from voting shares in excess of 10% of the outstanding shares of FirstBank NW common stock, unless a majority of the board of directors has granted the shareholder permission to vote the shares that are in excess of the limit.

Sterling	All current Sterling shareholders have equal and unlimited voting rights.

Shareholder Approval of a Merger, Share Exchange, Sale of Assets, or Dissolution

FirstBank NW	A merger, share exchange, sale of all or substantially all of the corporation’s assets, or dissolution must be approved by a majority of the outstanding shares entitled to vote thereon.

Sterling	A merger or share exchange, sale of all or substantially all of the corporation’s assets not in the regular course of business, or dissolution must be approved by two-thirds of the shareholder votes entitled to be cast thereon.

Transactions with Related Persons, Share Re-classifications and Re-capitalizations

FirstBank NW	FirstBank NW’s articles of incorporation provide that the following transactions require the approval of 80% of the shares entitled to vote thereon unless otherwise approved by two-thirds of the disinterested directors: a merger between FirstBank NW or its affiliates with or into a related person; certain significant asset transfers between FirstBank NW and a related person; the issuance of any securities of FirstBank NW or its affiliates to a related person or the issuance of any related person securities to FirstBank NW; and any re-classification or re-capitalization involving FirstBank NW common stock. A related person generally means a person who is a greater than 10% shareholder of FirstBank NW.

Sterling	Sterling’s articles do not impose voting requirements on mergers, asset transfers or securities issuances between or among related persons or upon share re-classifications or re-capitalizations beyond those imposed by the WBCA.

Non-Shareholder Constituency Provision

FirstBank NW	FirstBank NW’s articles provide that in connection with a business combination (e.g., mergers, share exchanges, significant asset sales and significant stock issuances) or a tender or exchange offer, the FirstBank NW board of directors shall consider all of the following factors and any other factors which it deems relevant: (i) the social and economic effects of the transaction on FirstBank NW and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which FirstBank NW and its subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring person or entity, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition and other likely financial obligations of the acquiring person or entity and the possible effect of such conditions upon FirstBank NW and its subsidiaries and the other elements of the communities in which FirstBank NW and its subsidiaries operate or are located; and (iii) the competence, experience, and integrity of the acquiring person or entity and its or their management.

Sterling	Sterling’s articles do not contain a non-shareholder constituency provision.

Amendment of the Bylaws

FirstBank NW	FirstBank NW’s articles of incorporation provide that the bylaws may be amended by a majority vote of the board of directors or by approval of 80% of the shareholders entitled to vote in the election of directors.

Sterling	Sterling’s bylaws may be amended by a majority vote of the full board of directors or by a majority vote of the shares entitled to vote and represented at a meeting where a quorum is present.

Amendment of the Articles of Incorporation

FirstBank NW	The provisions in Articles VIII (Removal of Directors), X (Notice for Shareholder Nominations and Proposals), XI (Approval of Certain Business Combinations), XII (Evaluation of Business Combinations), XIII (Limitation of Directors’ Liability), XIV (Indemnification), XV (Special Meeting of Shareholders), XVII (Amendment of Bylaws), and XVIII (Amendment of Articles of Incorporation) may not be amended in any respect unless approved by 80% of the shareholder votes entitled to be cast by each separate voting group entitled to vote thereon. All other provisions of FirstBank NW’s articles may be amended by a majority of the shares entitled to vote thereon.

Sterling	Sterling’s articles of incorporation do not vary from the WBCA which provides that certain provisions of the articles of incorporation may be amended when approved by a majority of the shareholders entitled to vote thereon.

Board of Directors

FirstBank NW	FirstBank NW’s board of directors is divided into three classes, with the members of each class of directors serving staggered three-year terms. FirstBank NW’s articles of incorporation provide that the number of directors on the

FirstBank NW board of directors shall not be less than 5 nor more than 15 and that any decrease or increase in the number of directors shall require the approval of two-thirds of the directors then in office. Any vacancies in the board of directors of the corporation, however caused, shall be filled by a vote of two-thirds of the directors then in office. FirstBank NW’s bylaws provide that each director shall at all times be the beneficial owner of not less than 100 shares of capital stock of the corporation. No person 75 years of age or older shall be eligible for election, re-election, appointment or reappointment to the board of directors of the corporation.

Sterling	Like the board of directors of FirstBank NW, the board of directors of Sterling is divided into three classes, with the members of each class serving staggered three-year terms. Sterling’s bylaws provide that the number of directors on the Sterling’s board of directors shall be nine. The number of directors may be increased or decreased by an amendment to the bylaws. Directors need not be shareholders of the corporation. Any vacancies occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors.

Removal of Directors

FirstBank NW	FirstBank NW’s articles of incorporation provide that directors not elected by holders of preferred stock may be removed only for cause and only by the affirmative vote of the holders of at least 80% of the total votes eligible to be cast at a legal meeting called expressly for such purpose.

Sterling	The shareholders may remove one or more directors with or without cause by a majority vote of the shares entitled to vote and represented at a special meeting called for the purpose of removing the director(s).

Removal of Officers

FirstBank NW	Any officer may be removed by a vote of two-thirds of the board of directors.

Sterling	Sterling’s bylaws provide that any officer may be removed by the board of directors.

Fiscal Year

FirstBank NW	The fiscal year ends on the 31st day of March each year.

Sterling	The fiscal year ends on the 31st day of December each year.

DISSENTERS’ RIGHTS

In accordance with Chapter 13 of the WBCA, FirstBank NW’s shareholders have the right to dissent from the merger and to receive payment in cash for the “fair value” of their FirstBank NW common stock.

FirstBank NW’s shareholders electing to exercise dissenters’ rights must comply with the provisions of Chapter 13 of the WBCA in order to perfect their rights. FirstBank NW and Sterling will require strict compliance with the statutory procedures. The following is intended as a brief summary of the material provisions of the Washington statutory procedures required to be followed by a FirstBank NW shareholder in order to dissent from the merger and perfect the shareholder’s dissenters’ rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 13 of the WBCA, the full text of which is set forth in Appendix C.

A shareholder who wishes to assert dissenters’ rights must (i) deliver to FirstBank NW before the vote is taken by FirstBank NW shareholders notice of the shareholder’s intent to demand payment for the shareholder’s shares if the merger is effected, and (ii) not vote such shares in favor of the merger. A shareholder wishing to deliver such notice should hand deliver or mail such notice to FirstBank NW at the following address prior to the annual meeting of the shareholders:

FirstBank NW Corp.
1300 16th Avenue
Clarkston, Washington 99403

or deliver such notice at the annual meeting of shareholders prior to the vote being taken by FirstBank NW shareholders.

A shareholder who wishes to exercise dissenters’ rights generally must dissent with respect to all the shares the shareholder owns or over which the shareholder has power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by delivering to FirstBank NW a notice of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. A beneficial shareholder may assert dissenters’ rights directly by submitting to FirstBank NW the record shareholder’s written consent and by dissenting with respect to all the shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

A shareholder who does not deliver to FirstBank NW prior to the vote being taken by FirstBank NW shareholders a notice of the shareholder’s intent to demand payment for the “fair value” of the shares will lose the right to exercise dissenters’ rights. In addition, any shareholder electing to exercise dissenters’ rights must either vote against the merger agreement or abstain from voting. Submitting a properly signed proxy card that is received prior to the vote at the annual meeting (and is not properly revoked) that does not direct how the shares of FirstBank NW common stock represented by proxy are to be voted will constitute a vote in favor of the merger agreement and a waiver of such shareholder’s statutory dissenters’ rights.

If the merger is effected, Sterling as the surviving corporation shall, within ten days after the effective date of the merger, deliver a written notice to all shareholders who properly perfected their dissenters’ rights in accordance with Chapter 13 of the WBCA. Such notice will, among other things: (i) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (iii) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed transaction and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date; and (iv) set a date by which Sterling must receive the payment demand, which date will be between 30 and 60 days after notice is delivered.

A shareholder wishing to exercise dissenters’ rights must timely file the payment demand, certify whether the shareholder acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the proposed transaction, and deliver share certificates as required in the notice. Failure to do so will cause such person to lose his or her dissenters’ rights.

Within 30 days after the merger occurs or receipt of the payment demand, whichever is later, Sterling shall pay each dissenter with properly perfected dissenters’ rights Sterling’s estimate of the “fair value” of the shareholder’s interest, plus accrued interest from the effective date of the merger. With respect to a dissenter who did not beneficially own FirstBank NW shares prior to the public announcement of the merger, Sterling is not required to make the payment until after the dissenter has agreed to accept the payment in full satisfaction of the dissenter’s demands. “Fair value” means the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger. The rate of interest is generally required to be the average rate currently paid by Sterling on its principal bank loans or, if none, at a rate that is fair and equitable.

A dissenter who is dissatisfied with Sterling’s estimate of the fair value or believes that interest due is incorrectly calculated may notify Sterling of the dissenter’s estimate of the fair value and amount of interest due. If Sterling does not accept the dissenter’s estimate and the parties do not otherwise settle on a fair value then Sterling must, within 60 days, petition a court to determine the fair value.

In view of the complexity of Chapter 13 of the WBCA and the requirement that shareholders must strictly comply with the provisions of Chapter 13 of the WBCA, shareholders of FirstBank NW who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

ELECTION OF DIRECTORS

The FirstBank NW board of directors consists of nine members. The board is divided into three classes with three-year staggered terms, with approximately one-third of the directors elected each year. Four directors have been nominated for election, each to serve until the completion of the merger or, if the merger is not completed, for the terms for which they have been nominated or until their respective successors have been elected and qualified. W. Dean Jurgens, Clyde E. Conklin and Steve R. Cox have been nominated to serve for three-year terms and Michael F. Reuling has been nominated to serve for a one-year term. Each of the nominees for election as director is a current member of the boards of directors of FirstBank NW and FirstBank.

It is intended that the proxies solicited by the FirstBank NW board of directors will be voted for the election of the above-named nominees. If a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the board may recommend. At this time, the board knows of no reason why any nominee might be unable to serve.

The FirstBank NW board of directors recommends a vote “FOR” the election of Messrs. Jurgens, Conklin, Cox and Reuling.

The following table sets forth certain information regarding the nominees for election at the annual meeting, as well as information regarding those directors continuing in office after the annual meeting.

	Age as of	Year First Elected or	Term
Name	March 31, 2006	Appointed Director(1)	to Expire

NOMINEES

W. Dean Jurgens	74	1969	2009	(2)
Clyde E. Conklin	54	1997	2009	(2)
Steve R. Cox	59	1986	2009	(2)
Michael F. Reuling	59	2005	2007	(2)

CONTINUING DIRECTORS

John W. Gentry	58	2003	2007
Larry K. Moxley	55	1997	2007
James N. Marker	69	1974	2008
Sandra T. Powell	62	2005	2008
Russell H. Zenner	59	2003	2008

(1)	Includes prior service on the FirstBank Northwest board of directors.

(2)	Assuming the individual is re-elected.

The present principal occupation and other business experience during the last five years of each nominee for election and each director continuing in office is set forth below:

W. Dean Jurgens, a retired certified public accountant, is former President and co-owner of Jurgens & Co., P.A.

Clyde E. Conklin, who joined FirstBank Northwest in 1987, has served as the Chief Executive Officer of FirstBank Northwest since February 1996 and as President and Chief Executive Officer of FirstBank NW since its formation in 1997. From September 1994 to February 1996, Mr. Conklin served as Senior Vice President — Lending. From 1993 to 1999, Mr. Conklin served as Vice President — Lending. Prior to that time, Mr. Conklin served as Agricultural Lending Manager.

Steve R. Cox is the President and a stockholder of Randall, Blake & Cox, P.A., a law firm in Lewiston, Idaho, and is a non-practicing certified public accountant.

Michael F. Reuling, retired Vice-Chairman of Albertsons, Inc., currently is a real estate development consultant.

John W. Gentry is the Secretary/Treasurer of Gentry Ford Sales, Inc. an automobile dealership located in Ontario, Oregon. He served as President and General Manager of that company from 1985 until 2005. Mr. Gentry served as a director of Pioneer Bank, a Federal Savings Bank, Baker City, Oregon from 1992 until 2003. He also served as a director of Oregon Trail Financial Corp., the holding company of Pioneer Bank, from its formation in 1997 until 2003. In 2003, Pioneer Bank and Oregon Trail Financial Corp. were acquired by FirstBank NW.

Larry K. Moxley, who joined FirstBank Northwest in 1973, currently serves as its Chief Financial Officer, a position he has held since February 1996. Mr. Moxley has served as Executive Vice President, Chief Financial Officer and Secretary of FirstBank NW since its formation in 1997. Mr. Moxley served as Senior Vice President — Finance from 1993 to February 1996 and as Vice President — Finance from 1984 to 1993.

James N. Marker is President and owner of Idaho Truck Sales Co., Inc., a heavy duty truck dealership.

Sandra T. Powell is a former executive officer of Potlatch Corporation, a diversified forest products company, where she was employed from 1967 until her retirement in March 2000. From 1998 until her retirement, Ms. Powell served as Senior Vice President of Finance and Chief Financial Officer of Potlatch

Corporation. Ms. Powell is a certified public accountant (retired status) and obtained a Bachelor of Science in Business Administration with a major in Accounting from the University of Idaho.

Russell H. Zenner has been the owner of Russ Zenner Farms since 1993. Mr. Zenner has experience in the agricultural lending industry, as well as a Bachelor of Science degree in Agricultural Economics from the University of Idaho. He has served on several agricultural industry leadership and advisory positions and was founding President of the Pacific Northwest Direct Seed Association.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The boards of directors of FirstBank NW and FirstBank Northwest conduct their business through meetings of the boards and through their committees. During the year ended March 31, 2006, the board of directors of FirstBank NW held 16 meetings and the board of directors of FirstBank Northwest held 21 meetings. No director of FirstBank NW or FirstBank Northwest attended fewer than 75% of the total meetings of the boards and committees on which that person served during this period. A majority of the board of directors is comprised of independent directors, in accordance with the requirements for companies quoted on the Nasdaq Global Market. The FirstBank NW board of directors has determined that Directors Cox, Gentry, Jurgens, Marker, Powell, Zenner and Reuling are independent.

Committees of FirstBank NW’s Board

FirstBank NW’s board of directors has an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation Committee.

The Audit Committee, consisting of Directors Cox (Chairman), Jurgens, Gentry and Powell, oversees management’s fulfillment of its financial reporting responsibilities and maintenance of an appropriate internal control system. It also has the sole authority to appoint or replace FirstBank NW’s independent auditors and oversees the activities of FirstBank NW’s internal audit functions. Each member of the Audit Committee is “independent,” in accordance with the requirements for companies quoted on the Nasdaq Global Market. The board of directors has designated Director Powell as the “audit committee financial expert,” as defined by the SEC. The Audit Committee met seven times during the fiscal year ended March 31, 2006.

The Compensation Committee, consisting of Directors Marker (Chairman), Zenner and Reuling and ex-officio member, Director Cox, sets salary policies and levels for senior management and oversees all salary and incentive compensation programs for FirstBank NW. The Compensation Committee has a Charter which specifies its obligations and the Committee believes it has fulfilled its responsibilities under the Charter. Each member of the Committee is “independent,” in accordance with the requirements for companies quoted on the Nasdaq Global Market. The Compensation Committee met five times during the fiscal year ended March 31, 2006.

The Corporate Governance and Nominating Committee, consisting of Directors Zenner (Chairman), Cox and Marker, ensures that FirstBank NW maintains the highest standards and best practices in all critical areas relating to the management of the business of FirstBank NW. The Committee also selects nominees for the election of directors and develops a list of nominees for board vacancies. The Corporate Governance and Nominating Committee has a charter which specifies its obligations, a copy of which is available on FirstBank NW’s website at www.fbnw.com. Each member of the Committee is “independent,” in accordance with the requirements for companies quoted on the Nasdaq Global Market. The Corporate Governance and Nominating Committee met two times during the fiscal year ended March 31, 2006.

The Corporate Governance and Nominating Committee met on March 29, 2006 to nominate directors for election at the annual meeting. Only those nominations made by the Committee or properly presented by shareholders will be voted upon at the annual meeting. In its deliberations for selecting candidates for nominees as director, the Corporate Governance and Nominating Committee considers the candidate’s knowledge of the banking business and involvement in community, business and civic affairs, and also considers whether the candidate would provide for adequate representation of its market area. Any nominee for director made by the Committee must be highly qualified with regard to some or all these attributes. In searching for qualified director candidates to fill vacancies in the board, the Committee solicits its current board of directors for names of potentially qualified candidates. Additionally, the Committee may request that members of the board of directors pursue their own business contacts for the names of potentially qualified candidates. The Committee would then consider the potential pool of director candidates, select the candidate the Committee believes best meets the then-current needs of the board, and conduct a thorough investigation of the proposed candidate’s background to ensure there is no past history, potential conflict of interest or regulatory issue that would cause the candidate not to be qualified to serve as a director of FirstBank NW. The Committee will consider director candidates recommended by FirstBank NW’s shareholders. If a shareholder submits a proposed nominee, the Committee would consider the proposed nominee, along with any other proposed nominees recommended by members of FirstBank NW’s board of directors, in the same manner in which the Committee would evaluate its nominees for director. For a description of the proper procedure for shareholder nominations, see “Shareholder Proposals and Nominations” in this proxy statement/ prospectus.

Committees of FirstBank Northwest’s Board

FirstBank Northwest’s board of directors has standing Audit and Executive Committees.

The Audit Committee, consisting of Directors Cox (Chairman), Jurgens, Gentry, Powell and K. John Young, meets with the independent auditors to discuss the results of the annual audit and to identify and assign audit duties. The Audit Committee met seven times during the fiscal year ended March 31, 2006.

The Executive Committee, consisting of Directors Cox (Chairman), Jurgens, Conklin and Moxley, is responsible for specific orders of business for FirstBank Northwest that requires expedient action. The Executive Committee did not meet during the fiscal year ended March 31, 2006.

Board Policies Regarding Communications with the Board Of Directors and Attendance at
Annual Meetings

The FirstBank NW board of directors maintains a process for shareholders to communicate with the board. Shareholders wishing to communicate with the board of directors should send any communication to the Secretary, FirstBank NW Corp., 1300 16th Avenue, Clarkston, Washington 99403. Any communication must state the number of shares beneficially owned by the shareholder making the communication. The Secretary will forward such communication to the full board of directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action. FirstBank NW does not have a policy regarding board member attendance at annual meetings of shareholders. Last year, all eight members of the board of directors attended the annual meeting.

Corporate Governance

FirstBank NW and FirstBank Northwest are committed to establishing and maintaining high standards of corporate governance. The executive officers and boards of directors of FirstBank NW and FirstBank Northwest have worked together to establish a comprehensive set of corporate governance initiatives that they believe will serve the long-term interests of FirstBank NW’s shareholders and employees. These initiatives are intended to comply with the provisions contained in the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC adopted thereunder, and the Nasdaq Global Market. The board will continue to evaluate, and improve FirstBank NW’s and FirstBank Northwest’s corporate governance principles and policies as necessary and as required.

Code of Ethics

On January 15, 2004, the FirstBank NW board of directors adopted the Officer and Director Code of Ethics, which was reviewed and approved by the board on September 16, 2004 in conjunction with the review and approval of FirstBank Northwest’s Personnel Policy and Procedures. On March 3, 2005 and May 25, 2006, the Code of Ethics was reviewed by the Corporate Governance and Nominating Committee and no

changes or amendments were recommended. The Code is applicable to each of FirstBank NW’s officers and employees, including the principal executive officer and senior financial officers, and requires individuals to maintain the highest standards of professional conduct. A copy of the Code of Ethics was filed as an exhibit to FirstBank NW’s Annual Report on Form 10-K for the year ended March 31, 2006, as amended, and is also available on FirstBank NW’s website at www.fbnw.com.

DIRECTORS’ COMPENSATION

FirstBank NW’s non-employee directors receive an annual retainer of $12,000, and $750 for each regular meeting or special meeting attended. Non-employee directors receive $500 per committee meeting attended with committee chairs receiving an additional $100 per committee meeting attended. The members of the Audit Committee receive $600 for each meeting attended and the Chairman of the Audit Committee receives $700 per committee meeting. The Chairman of the Board received an additional annual retainer of $13,000. Directors of FirstBank NW who are also employees receive an annual retainer of $9,600 and $600 for each regular or special meeting attended and $400 for each committee meeting they attend for which they are a member. Non-employee directors also are paid $750 per day for any board training day. FirstBank NW and FirstBank Northwest paid total fees to directors of $297,087 for the fiscal year ended March 31, 2006.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following information is furnished for the FirstBank NW Chief Executive Officer and each of the other executive officers of FirstBank NW or FirstBank Northwest who received salary and bonus in excess of $100,000 during the year ended March 31, 2006 (“named executive officers”).

		Annual Compensation
		Salary	Bonus	Other Annual	All Other
Name and Position	Year	($)	($)	Compensation ($)(1)	Compensation ($)(2)

Clyde E. Conklin	2006	171,960	154,764	18,915	81,485
President, Chief Executive	2005	160,710	61,070	14,966	71,617
Officer and Director	2004	146,100	58,440	18,872	59,480
Larry K. Moxley	2006	152,863	137,577	19,289	82,989
Executive Vice President,	2005	145,584	55,322	14,960	70,638
Chief Financial Officer and	2004	134,800	53,920	19,343	60,308
Director
Terence A. Otte	2006	131,670	79,002	—	33,688
Executive Vice President and	2005	125,400	34,485		28,322
Chief Operating Officer	2004	116,100	29,025	—	31,087
Donn L. Durgan	2006	129,255	77,553	—	43,154
Executive Vice President and	2005	123,100	33,853		36,873
Chief Lending Officer	2004	113,950	28,488	—	39,351
Richard R. Acuff	2006	100,716	60,430	—	24,351
Executive Vice President and	2005	95,920	26,378		20,534
Chief Information Officer	2004	81,583	26,400	—	18,135

(1)	Amounts for 2006 reflect (i) directors’ fees of $16,960 for Messrs. Conklin and Moxley and (ii) interest earned on deferred compensation of $1,955 and $2,329 for Messrs. Conklin and Moxley, respectively. Does not include perquisites which did not exceed the lesser of $50,000 or 10% of salary and bonus.

(2)	Amounts for 2006 reflect (i) contributions of $8,333, $8,324, $6,277, $6,105 and $4,779 to the ESOP for Messrs. Conklin, Moxley, Otte, Durgan and Acuff, respectively, (ii) contributions of $64,302, $64,647, $20,532, $30,297 and $14,310 to the Executive Non-Qualified Retirement Plan for Messrs. Conklin, Moxley, Otte, Durgan and Acuff, respectively, and (iii) contributions of $8,850, $10,018, $6,879, $6,752 and $5,262 to the 401(k) Plan for Messrs. Conklin, Moxley, Otte, Durgan and Acuff, respectively.

Option Grants

There were no stock options granted to Messrs. Conklin, Moxley, Otte, Durgan or Acuff during the fiscal year ended March 31, 2006.

Option Exercise/Value Table

The following table sets forth information with respect to the number and value of stock options held by the Chief Executive Officer and the named executive officers at March 31, 2006.

			Number of
			Securities Underlying		Value of Unexercised
	Shares		Unexercised Options		In-the-Money Options
	Acquired on	Value	at Fiscal Year End (#)		at Fiscal Year End ($)(1)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Clyde E. Conklin	—	—	48,000	—	503,280	—
Larry K. Moxley	—	—	48,000	—	503,280	—
Terence A. Otte	—	—	16,000	—	167,760	—
Donn L. Durgan	—	—	16,000	—	167,760	—
Richard R. Acuff	—	—	5,000	—	52,425	—

(1)	Represents the difference between the fair market value of FirstBank NW common stock at March 31, 2006 and the exercise price of the option. The exercise price of the option is $7.905. The market price of the common stock at the close of business on March 31, 2006 was $18.39. Options are in the money only if the market value of the shares covered by the options is greater than the option exercise price.

Employment and Severance Agreements

Employment Agreements.

On December 20, 2001, FirstBank NW and FirstBank Northwest (collectively, the “Employers”) entered into three-year employment agreements with Messrs. Conklin and Moxley. The base salaries under the agreements for Messrs. Conklin and Moxley are currently $171,960 and $152,863, respectively, which amounts are paid by FirstBank Northwest and may be increased at the discretion of the FirstBank NW board of directors or an authorized committee of the board. On each anniversary of the commencement date of the agreements, the term of the agreements may be extended for an additional year. The agreements are terminable by the Employers at any time, or by the executive if he is assigned duties inconsistent with his initial position, duties, responsibilities and status, or upon the occurrence of certain other events including events specified by federal regulations. In the event that an executive’s employment is terminated without cause or upon the executive’s voluntary termination following the occurrence of an event described in the preceding sentence, FirstBank Northwest would be required to pay the executive a lump sum amount equal to the present value of the executive’s base salary and life, medical, dental and disability coverage that would have been paid or provided for the remainder of the contract term.

The employment agreements provide for severance payments and other benefits in the event of involuntary termination of employment in connection with any change of control of the Employers. Severance payments also will be provided on a similar basis in connection with a voluntary termination of employment where, subsequent to a change of control, the executive is assigned duties inconsistent with his position, duties, responsibilities and status immediately prior to such change of control. The term “change of control” is defined in the agreements as having occurred when, among other things, (i) a person other than FirstBank NW purchases shares of FirstBank NW common stock pursuant to a tender or exchange offer for such shares, (ii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of FirstBank NW representing 25% or more of the combined voting power of FirstBank NW’s then outstanding securities, (iii) a majority of the membership of the board of directors changes as the result of a contested election, or (iv) shareholders of FirstBank NW approve a merger, consolidation, sale or disposition of all or substantially all of FirstBank NW’s assets, or a plan of partial or complete liquidation.

The severance payment from the Employers will equal 2.99 times the executive’s base amount as determined under section 280G (the “280G base amount”) of the Code. This amount is approximately 2.99 times the executive’s average W-2 (box 1) income from the Employers during the five calendar year period immediately preceding the calendar year in which the change of control occurs. Such amount will be paid in a lump sum within ten business days following termination of employment. Assuming that a change of control had occurred at March 31, 2006, Mr. Conklin and Mr. Moxley would be entitled to severance payments of approximately $647,458 and $542,369, respectively. In addition, each of them is entitled to receive continued life, medical, dental and disability coverage and the value of employer contributions that would have been made for their benefit under tax qualified plans, in each case for the three-year period after employment termination. Section 280G of the Code provides that if the present value of severance payments and other change of control benefits exceed 2.99 times the 280G base amount of the individual, the entire present value of such payments and benefits are deemed to be “parachute payments.” An individual receiving parachute payments is subject to a 20% excise tax on the amount of such payments that exceed his 280G base amount, and the Employers would not be entitled to deduct the amount of such excess payments. To assure that there will be no tax penalty to the executives or loss of tax deductibility to the Employers, the employment agreements restrict the present value of the payments and benefits to be provided to an amount that will not result in tax detriment to the Employers or the executives.

The agreements restrict the executive’s right to compete against the Employers for a period of one year from the date of termination of the agreement if the executive voluntarily terminates employment, except in the event of a change of control.

Severance Agreements.

On April 18, 2003, the Employers entered into severance agreements with Terence A. Otte, Executive Vice President and Chief Operating Officer, and Donn L. Durgan, Executive Vice President and Chief Lending Officer. On September 29, 2005 the Employers entered into a severance agreement with Richard R. Acuff, Executive Vice President and Chief Information Officer. Each agreement is for a three-year term, and may be extended by the FirstBank NW and FirstBank Northwest boards of directors for one year on each anniversary. Each agreement provides that if a “change of control” of FirstBank NW or FirstBank Northwest occurs, and within 12 months thereafter the executive’s employment is involuntarily terminated without just cause, or the executive voluntarily terminates his employment for good reason, as defined in the agreement, he will be entitled to receive a severance payment equal to 2.99 times his 280G base amount, as well as continued life, medical, dental and disability coverage for 18 months after employment termination. Assuming that a change of control had occurred at March 31, 2006, Messrs. Otte, Durgan and Acuff would be entitled to severance payments of approximately $456,721, $434,509 and $292,909, respectively. The payments and benefits to be received by such individuals are also restricted in amount to assure that they are not subject to a 20% excise tax and the Employers are not subject to any loss of tax deductibility.

Executive Non-Qualified Retirement Plan

Effective December 2001, FirstBank Northwest adopted an Executive Non-Qualified Retirement Plan (“Non-Qualified Retirement Plan”) that provides supplemental retirement benefits to selected executives. Participation in the Non-Qualified Retirement Plan is limited to a “select group of management and highly compensated employees,” who are selected by the Plan Committee to participate. With respect to any participant, benefits are provided pursuant to a participation agreement entered into between FirstBank Northwest and the participant. Upon a participant’s termination of employment on or after attaining his retirement age (set forth in the participant’s participation agreement), the participant will commence receiving the monthly amount set forth in his participation agreement, payable for life. If provided for in the participant’s participation agreement, the monthly amount may be increased annually to reflect a specified cost of living increase. If the participant terminates employment before his retirement age, then he will receive a partial benefit, determined based on the length of his service with FirstBank Northwest, commencing on the participant’s retirement age, and payable for life. In some cases, the commencement of monthly benefits will be delayed for six months, to comply with Section 409A of the Code. If the participant dies while actively employed with FirstBank Northwest or an affiliate, then the participant’s beneficiary will receive a monthly partial benefit (determined as if the participant terminated employment immediately prior to his death) over

240 months. If the participant dies after his benefits commence and before 240 payments have been made, his beneficiary will continue to receive monthly payments until the cumulative number of payments made to or on behalf of the participant equals 240. The Committee may accelerate the payment of monthly benefits at any time, to the extent the benefits accrued before 2005. Participants are 100% vested in the benefits at all times, except upon termination for cause or as required to comply with certain regulatory requirements. No benefits will be paid on account of a participant’s termination for cause.

Under their respective agreements under the Non-Qualified Retirement Plan, Messrs. Conklin, Moxley, Otte, Durgan and Acuff (the “Executives”) will receive lifetime benefits of $5,396, $5,079, $4,000, $4,000 and $4,000 per month, respectively, upon termination of employment after attaining age 60 for Messrs. Conklin and Moxley or age 62 for Messrs. Otte, Durgan and Acuff (“retirement age”), subject to an annual increase of 2 1/2% for inflation beginning on the first anniversary of the date the benefits commence. The Executives are entitled to a reduced benefit in the event of termination of employment prior to retirement age, other than on account of death or termination for cause. The payment of such benefits, however, will not commence until the first day of the month after the Executive reaches the retirement age, or dies, whichever occurs first.

FirstBank Northwest previously entered into salary continuation agreements with Mr. Conklin and Mr. Moxley. These agreements are no longer in effect and were replaced by the Executive Non-Qualified Retirement Plan.

Split Dollar Insurance Agreements

In 2001, FirstBank Northwest entered into Split Dollar Insurance Agreements with and for the benefit of executives Conklin and Moxley and directors Zenner and Cox, and FirstBank Northwest director Young. Each agreement provides that 40% of the excess death proceeds on a specifically designated policy of life insurance owned by FirstBank Northwest on the life of the individual named therein will be paid to the beneficiary of such individual upon his death. Excess death proceeds are the amounts to be received under the designated life insurance policy that are in excess of the account value of the policy at the time of death.

Deferred Compensation Plan

In 2001, FirstBank Northwest adopted the FirstBank Northwest Deferred Compensation Plan (the “Plan”). Participation in the Plan is limited to a “select group of management and highly compensated employees” and directors of FirstBank Northwest and FirstBank NW who are selected by the Plan Committee to participate. The Plan permits participants to make annual elections to defer all or a portion of the cash compensation they receive from FirstBank Northwest or its related entities. The deferred amounts are credited to the participants’ accounts, which do not hold assets but are maintained only for record-keeping purposes. The amounts deferred under the Plan are credited at a fixed interest rate as determined by the Plan Committee. Participant accounts are fully vested and nonforfeitable, except upon termination for cause or as required to comply with certain regulatory requirements. Within 60 days after a participant’s retirement, his account will be distributed in installments over a number of months selected by the participant (not less than sixty). Within 60 days after a participant’s termination of employment or death while actively employed, his account will be distributed in installments over a number of months equal to the number of months during which the participant made compensation deferrals into the Plan. In some cases, the commencement of benefits will be delayed for six months, to comply with Section 409A of the Code. At March 31, 2006, FirstBank Northwest had accrued $338,899 to reflect the anticipated liability. The Plan constitutes an unfunded and unsecured obligation of FirstBank Northwest. FirstBank NW directors Cox, Zenner, Conklin and Moxley and FirstBank Northwest director Young currently participate in the Plan.

AUDIT COMMITTEE MATTERS

Audit Committee Charter

The Audit Committee operates pursuant to a Charter approved by the FirstBank NW board of directors. In March 2004, the board adopted a revised Audit Committee Charter to reflect the new responsibilities imposed by the Sarbanes-Oxley Act of 2002. This Charter was further revised in May 2005, and a copy was attached to FirstBank NW’s 2005 annual meeting proxy statement as Appendix A. The Audit Committee Charter sets out the responsibilities, authority and specific duties of the Audit Committee. The Charter specifies, among other things, the structure and membership requirements of the Audit Committee, as well as the relationship of the Audit Committee to the independent auditors, the internal audit department and management of the Company. The Audit Committee reports to the FirstBank NW Board of Directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and the audit process of the Company.

Report of the Audit Committee

The Audit Committee reports as follows with respect to FirstBank NW’s audited financial statements for the year ended March 31, 2006:

•	The Audit Committee has completed its review and discussion with management of the Company’s 2006 audited financial statements;

•	The Audit Committee has discussed with the independent auditors, Moss Adams LLP, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications, including matters related to the conduct of the audit of the Company’s financial statements;

•	The Audit Committee has received written disclosures, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee, indicating all relationships, if any, between the independent auditor and its related entities and the Company and its related entities which, in the auditors’ professional judgment, reasonably may be thought to bear on the auditors’ independence, and the letter from the independent auditors confirming that, in its professional judgment, it is independent from the Company and its related entities, and has discussed with the auditors the auditors’ independence from the Company; and

•	The Audit Committee has, based on its review and discussions with management of the Company’s 2006 audited financial statements and discussions with the independent auditors, recommended to the Board of Directors that the Company’s audited financial statements for the year ended March 31, 2006 be included in the Company’s Annual Report on Form 10-K.

Audit Committee:
  Steve R. Cox, Chairman
  John W. Gentry
  W. Dean Jurgens
  Sandra T. Powell

COMPENSATION COMMITTEE MATTERS

Notwithstanding anything to the contrary set forth in any of FirstBank NW’s previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this proxy statement/prospectus, in whole or in part, the following Report of the Compensation Committee and Performance Graph shall not be incorporated by reference into any such filings.

Report of the Compensation Committee

Under rules established by the SEC, FirstBank NW is required to provide certain data and information in regard to the compensation and benefits provided to FirstBank NW’s Chief Executive Officer and other executive officers. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to the fundamental executive compensation decisions affecting those individuals. The Compensation Committee sets salary policies and levels for senior management and oversees all salary and incentive compensation programs for FirstBank NW.

General.

The Compensation Committee’s duties are to recommend and administer policies that govern executive compensation. The Committee evaluates individual executive performance, compensation policies and salaries. The Committee is responsible for evaluating the performance of the Chief Executive Officer and the Chief Financial Officer of FirstBank NW and FirstBank Northwest, while the Chief Executive Officer of FirstBank NW and FirstBank Northwest evaluates the performance of other senior officers of FirstBank Northwest and makes recommendations to the Committee regarding compensation levels.

Compensation Policies.

The executive compensation policies of FirstBank Northwest are designed to establish an appropriate relationship between executive pay and FirstBank NW’s and FirstBank Northwest’s annual performance, to reflect the attainment of short- and long-term financial performance and other goals, and to enhance the ability of FirstBank NW and FirstBank Northwest to attract and retain qualified executive officers. The principles underlying the executive compensation policies include the following:

•	To attract and retain key executives who are vital to the long-term success of FirstBank NW and FirstBank Northwest and are of the highest caliber;

•	To provide levels of compensation competitive with those offered throughout the financial industry and consistent with FirstBank NW’s and FirstBank Northwest’s level of performance;

•	To motivate executives to enhance long-term shareholder value by building their equity interest in FirstBank NW; and

•	To integrate the compensation program with FirstBank NW’s and FirstBank Northwest’s annual and long-term strategic planning and performance measurement processes.

The Committee considers a variety of subjective and objective factors in determining the compensation package for individual executives, including: (i) the performance of FirstBank NW and FirstBank Northwest as a whole with emphasis on annual performance factors and long-term objectives; (ii) the responsibilities assigned to each executive; and (iii) the performance of each executive of assigned responsibilities as measured by the progress of FirstBank NW and FirstBank Northwest during the year.

Base Salary.

FirstBank Northwest’s current compensation plan involves a combination of salary, annual cash bonuses to reward short-term performance and deferred compensation. The salary levels of executive officers are designed to be competitive within the banking and financial services industries. In setting competitive salary levels, the Compensation Committee continually evaluates current salary levels by surveying similar institutions in the Pacific Northwest with comparable asset size and business plan and other common factors. The Compensation Committee has identified 12 financial institutions in the Pacific Northwest that it considers to be its peer group for this analysis. Specifically, the Compensation Committee annually reviews the Moss Adams LLP Banker Compensation Survey covering 121 financial institutions located in the Northwest, and the Northwest Financial Industry Salary Survey covering 110 financial institutions located in the Northwest.

Incentive Compensation.

During the fiscal year ended March 31, 2006, two short-term incentive bonus plans were in effect for the executive officers of FirstBank Northwest, which were designed to compensate for performance. Under the Income Performance Bonus Plan, a targeted percentage of the executive officer’s base salary paid annually is based on the net income performance of FirstBank NW. The percentage paid fluctuates within a range of the target percentage, with set minimum and maximum percentages of 0% and 80%, respectively.

Executive officers were also entitled to receive short-term incentive bonuses under the Key Strategies Bonus Plan. This plan provides that a targeted percentage of the executive officer’s base salary paid annually is at the discretion of the Compensation Committee of the board of directors. The percentage paid is based primarily on regulatory compliance issues, and development of action plans in connection with long and short term strategies and specific tasks assigned periodically by the board of directors. The percentage paid fluctuates within a range of 0% to 10% of the target percentage.

Deferred Compensation.

Deferred compensation is available to independent and employee directors of FirstBank NW and FirstBank Northwest for the purpose of providing an opportunity to plan for additional retirement resources, other than those programs that are limited by applicable law. Deferred compensation is provided in the form of bank time deposits. Deferrals are elected annually and cannot be changed during the deferral period.

Long Term Incentive Compensation.

In connection with FirstBank NW’s reorganization into the holding company structure, FirstBank NW adopted the 1998 Stock Option Plan and the 1998 Management Development and Recognition Plan for executive officers, employees and directors of FirstBank NW. These plans were approved by the shareholders of FirstBank NW in 1998. Under the plans, directors, executive officers and other employees may receive grants and awards. FirstBank NW believes that stock ownership by FirstBank NW’s and FirstBank Northwest’s executives is a significant factor in aligning the interests of the executives with those of shareholders. Stock options and awards under these plans were allocated based upon regulatory practices and policies, and the practices of other publicly traded financial institutions as verified by external surveys and were based upon the executive officers’ level of responsibility and contributions to FirstBank NW and FirstBank Northwest.

Compensation of the Chief Executive Officer.

During the fiscal year ended March 31, 2006, the base salary of Mr. Conklin was $171,960. In addition, he received a bonus of $154,764, Board fees of $16,960 and interest earned on deferred compensation of $1,955, and was credited with $81,485 in other compensation (comprised of ESOP contribution of $8,333, Executive Non-Qualified Retirement Plan contribution of $64,302 and 401(k) contribution of $8,850), as set forth in the preceding Summary Compensation Table. Mr. Conklin’s compensation consists of base salary, annual incentive compensation and long term incentive compensation that are based upon the same pay for performance philosophy and criteria as that of other executive officers. Fiscal performance criteria include net income, income growth, earnings per share growth, return on equity, asset growth, and efficiency ratio, in addition to other subjective strategic initiative criteria specified periodically by FirstBank NW’s board of directors. For the fiscal year ended March 31, 2006, 89% of Mr. Conklin’s bonus was attributable to fiscal performance criteria, and 11% was attributable to subjective strategic initiatives.

Based upon the Committee’s annual evaluation of Mr. Conklin, which was completed in March 2006, Mr. Conklin earned 80% of the targeted Income Performance Bonus Plan of $137,568 and $17,196 for the Key Strategies Bonus Plan for a total of $154,764. Mr. Conklin was provided the same health, welfare and retirement benefits as other employees and other non-qualified retirement benefits disclosed in the section entitled “Executive Compensation” in this proxy statement/prospectus.

The Committee believes that Mr. Conklin’s compensation is consistent with his performance as Chief Executive Officer of FirstBank NW and with the compensation of other chief executive officers of comparable financial institutions.

Compensation Committee:
  James N. Marker, Chairman
  Russell H. Zenner
  Michael F. Reuling
  Steve R. Cox (Ex-officio member)

Compensation Committee Interlocks and Insider Participation

No members of the Compensation Committee were (i) officers or employees of FirstBank NW or any of its subsidiaries during the year ended March 31, 2006, (ii) were formerly FirstBank NW officers or (iii) had any relationships otherwise requiring disclosure.

Performance Graph

The following graph compares the cumulative total shareholder return on FirstBank NW common stock with the cumulative total return on the Nasdaq (U.S. Stock) Index and a peer group of the SNL $500 Million to $1 Billion Asset Bank Index. Total return assumes the reinvestment of all dividends.

TOTAL RETURN PERFORMANCE

Period Ending

INDEX*	3/31/01	3/31/02	3/31/03	3/31/04	3/31/05	3/31/06
FirstBank NW Corp.	$100.00	140.01	187.71	240.89	232.50	313.19
SNL $500M-$1B Bank Index	100.00	129.84	166.61	218.60	234.53	270.31
Nasdaq Total Composite	100.00	100.60	73.47	109.74	110.64	130.58

*	Assumes $100 invested in FirstBank NW common stock at the closing price per share and each index on March 31, 2001 and that all dividends were reinvested. Information for the graph was provided by SNL Financial.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires FirstBank NW’s executive officers and directors, and persons who own more than 10% of any registered class of FirstBank NW’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% shareholders are required by regulation to furnish FirstBank NW with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms provided to FirstBank NW by the above-referenced persons, FirstBank NW believes that, during the fiscal year ended March 31, 2006, all transactions which were required to be filed were filed in a timely manner except for one transaction on Form 4 reported late by John W. Gentry, a director of FirstBank NW.

TRANSACTIONS WITH MANAGEMENT

Federal regulations require that all loans or extensions of credit to executive officers and directors must be made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons (unless the loan or extension of credit if made under a benefit program generally available to all employees and does not give preference to any insider over any other employee) and must not involve more than the normal risk of repayment or present other unfavorable features. FirstBank Northwest is therefore prohibited from making any new loans or extensions of credit to its executive officers and directors at different rates or terms than those offered to the general public and has adopted a policy to this effect. The aggregate amount of outstanding loans by FirstBank Northwest to its executive officers and directors was approximately $2.0 million at March 31, 2006. Such loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with FirstBank Northwest’s other customers, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features when made.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Moss Adams LLP served as FirstBank NW’s independent auditors for the fiscal year ended March 31, 2006. The Audit Committee of the Board of Directors has appointed Moss Adams LLP as the independent auditors until completion of the merger, or if the merger is not completed, for the fiscal year ending March 31, 2007, subject to shareholder approval. A representative of Moss Adams LLP will be present at the annual meeting to respond to shareholders’ questions and will have the opportunity to make a statement if he or she so desires.

The following table sets forth the aggregate fees billed, or expected to be billed, to FirstBank NW by Moss Adams LLP for professional services rendered for the fiscal years ended March 31, 2006 and 2005.

	Year Ended
	March 31,
	2006	2005

Audit Fees	$137,377	$124,282
Audit-Related Fees	—	41,050
Tax Fees	7,300	10,550
All Other Fees(1)	46,457	—

(1)	All Other Fees relate to Home Mortgage Disclosure Act and Sarbanes-Oxley compliance preparation.

The Audit Committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services to be provided by the independent auditors in connection with its annual review of its Charter. Pre-approval may be granted by action of the full Audit Committee or by delegated authority to one or more members of the Audit Committee. If this authority is delegated, all approved non-audit services will be presented to the Audit Committee at its next meeting. In considering non-audit services, the Audit Committee or its delegate will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent auditors and whether the service could compromise the independence of the independent auditors.

The board of directors recommends that shareholders vote “for” the approval of the appointment of Moss Adams LLP as independent auditors of FirstBank NW until the merger is completed, or if the merger is not completed, for the fiscal year ending March 31, 2007.

OTHER MATTERS

The FirstBank NW board of directors is not aware of any business to come before the annual meeting other than those matters described above in this proxy statement/prospectus. However, if any other matters should properly come before the annual meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

SHAREHOLDER PROPOSALS AND NOMINATIONS

If the merger is not completed, proposals of shareholders intended to be presented at FirstBank NW’s annual meeting of shareholders expected to be held in July 2007 must be received by FirstBank NW no later than [    ●    ], 2007 to be considered for inclusion in the proxy materials and form of proxy relating to such meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

FirstBank NW’s articles of incorporation provide that in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a shareholder must deliver notice in writing of such nominations and/or proposals to the secretary not less than 30 nor more than 60 days prior to the date of the annual meeting; provided that if less than 31 days’ notice of the annual meeting is given to shareholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the annual meeting was mailed to shareholders. As specified in FirstBank NW’s articles of incorporation, the notice with respect to nominations for election of directors must set forth certain information regarding each nominee for election as a director, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and certain information regarding the shareholder giving such notice. The notice with respect to business proposals to be brought before the annual meeting must state the shareholder’s name, address and number of shares of FirstBank NW common stock held, and briefly discuss the business to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any interest of the shareholder in the proposal.

VALIDITY OF COMMON STOCK

The validity of the shares of common stock offered hereby will be passed upon for Sterling by Witherspoon, Kelley, Davenport & Toole, P.S. Ned M. Barnes, a director of Sterling’s subsidiary, Sterling Savings Bank, and Andrew J. Schultheis, Sterling’s Secretary, are principals of Witherspoon, Kelley, Davenport & Toole, P.S. In addition, as of June 30, 2006, principals of Witherspoon, Kelley, Davenport & Toole, P.S. beneficially owned an aggregate of approximately 59,560 shares of Sterling common stock.

EXPERTS

The consolidated financial statements of Sterling as of December 31, 2005 and 2004, and for each of the years in the three year period ended December 31, 2005, and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated in this proxy statement/prospectus by reference from Sterling’s Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by BDO Seidman LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of FirstBank NW and subsidiaries as of and for the three years ended March 31, 2006 have been incorporated by reference from FirstBank NW’s Annual Report on Form 10-K for the year ended March 31, 2006 have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report accompanying such financial statements which is incorporated herein by reference, and have been so incorporated in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Sterling and FirstBank NW file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these filings at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Sterling’s and FirstBank NW’s SEC filings also are available to the public on the SEC’s website at www.sec.gov, which contains reports, proxies and information statements and other information regarding issuers that file electronically.

Sterling filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to the shares of Sterling common stock to be issued in the merger. This document is a part of that registration statement and constitutes a prospectus of Sterling in addition to being a proxy statement of FirstBank NW for its annual meeting. As permitted by SEC rules, this document does not contain all the information contained in the registration statement or the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.

The SEC permits the incorporation by reference of information regarding Sterling and FirstBank NW into this document, which means that important business and financial information about Sterling and FirstBank NW can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, and later information that Sterling or FirstBank files with the SEC will update and supersede that information. This document incorporates by reference the documents set forth below that Sterling and FirstBank NW have previously filed with the SEC and all documents filed by Sterling and FirstBank NW with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this document and before the date of the annual meeting.

These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this proxy statement/prospectus). You should review these filings as they may disclose a change in the business, prospects, financial condition or other affairs of Sterling or FirstBank NW after the date of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Sterling has filed with the SEC:

•	Sterling’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 15, 2006;

•	Sterling’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006 and June 30, 2006, filed with the SEC on May 9, 2006 and August 8, 2006, respectively; and

•	Sterling’s Current Reports on Form 8-K filed with the SEC on January 9, 2006, January 30, 2006, February 13, 2006, February 16, 2006, March 1, 2006, April 24, 2006, April 26, 2006, June 5, 2006, June 7, 2006, June 20, 2006, July 6, 2006, July 18, 2006, July 24, 2006, July 26, 2006 (two reports filed), August 4, 2006, and August 25, 2006.

This prospectus/proxy statement incorporates by reference the documents listed below that FirstBank NW has filed with the SEC:

•	FirstBank NW’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006, filed with the SEC on May 30, 2006, as amended by its Amended Annual Report on Form 10-K/A for the fiscal year ended March 31, 2006, filed with the SEC on July 27, 2006;

•	FirstBank NW’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30. 2006, filed with the SEC on August 8, 2006;

•	FirstBank NW’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on June 1, 2006, June 5, 2006, June 30, 2006 and August 8, 2006; and

These documents contain important information about Sterling and its financial condition. Information contained in this proxy statement/prospectus supersedes information incorporated by reference that Sterling has filed with the SEC prior to the date of this proxy statement/prospectus, while information that it files with the SEC after the date of this proxy statement/prospectus that is incorporated by reference will automatically update and supersede this information.

Sterling supplied all information contained or incorporated by reference in this document relating to Sterling, and FirstBank NW supplied all information contained or incorporated by reference in this document relating to FirstBank NW.

Sterling’s filings are available on its website, www.sterlingsavingsbank.com. Information contained in or linked to Sterling’s website is not a part of this proxy statement/prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning Sterling at:

Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201
Attn: Investor Relations
(509) 227-5389

FirstBank NW’s filings are available on its website, www.fbnw.com. Information contained in or linked to FirstBank NW’s website is not a part of this proxy statement/prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning FirstBank NW at:

FirstBank NW Corp.
1300 16th Avenue
Clarkston, Washington 99403
Attn: Investor Relations
(509) 295-5100

The documents incorporated by reference also are available from us without charge. Exhibits will not be sent, however, unless those exhibits have specifically been incorporated by reference into this document. You can obtain documents incorporated by reference into this document by writing or telephoning the Investor Relations departments of Sterling and FirstBank NW provided above.

If you would like to request documents from Sterling or FirstBank NW, you must do so by [•], 2006 to receive them before the annual meeting.

You should rely only on the information contained or incorporated by reference in this document. No one has been authorized to provide you with information that is different from what is contained in this document. You should not assume that the information contained in this document is accurate as of any date other than the date of this document, and neither the mailing of this document to FirstBank NW shareholders nor the issuance of Sterling common stock in the merger shall create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
STERLING FINANCIAL CORPORATION
AND
FIRSTBANK NW CORP.

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
STERLING FINANCIAL CORPORATION
AND
FIRSTBANK NW CORP.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 4, 2006 (this “Agreement”), is entered into by and between Sterling Financial Corporation, a Washington corporation (“Sterling”) and FirstBank NW Corp., a Washington corporation (“FirstBank NW”).

WHEREAS, the Boards of Directors of Sterling and FirstBank NW have determined that it is in the best interests of their respective companies and shareholders to consummate the business combination transaction provided for herein in which FirstBank NW will, subject to the terms and conditions set forth herein, merge with and into Sterling, with Sterling being the surviving corporation in such merger (the “Merger”).

WHEREAS, prior to the consummation of the Merger, Sterling and FirstBank NW will respectively cause Sterling Savings Bank, a Washington-chartered bank and wholly-owned subsidiary of Sterling (“Sterling Savings Bank”), and FirstBank Northwest, a Washington-chartered savings bank and wholly-owned subsidiary of FirstBank NW (“FirstBank Northwest”), to enter into a merger agreement, in the form attached hereto as Exhibit A (the “Institution Merger Agreement”), providing for the merger (the “Institution Merger”) of FirstBank Northwest with and into Sterling Savings Bank, with Sterling Savings Bank being the “Surviving Institution” of the Institution Merger.

WHEREAS, the Merger is intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

WHEREAS, concurrently with the execution of this Agreement and as a material inducement to the willingness of Sterling to enter into this Agreement, each of the FirstBank NW shareholders identified on Schedule 7.2(c) hereto is executing and delivering to Sterling a voting agreement in the form attached hereto as Exhibit C (the “Voting Agreement”).

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows.

ARTICLE I

THE MERGER

1.1  THE MERGER.

Subject to the terms and conditions of this Agreement, at the Effective Time, FirstBank NW shall merge with and into Sterling, with Sterling being the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger. Upon consummation of the Merger, the corporate existence of FirstBank NW shall cease and the Surviving Corporation shall continue to exist as a Washington corporation.

1.2  EFFECTIVE TIME.

The Merger shall become effective on the Closing Date (as defined in Section 9.1 hereof), as set forth in the articles of merger (the “Articles of Merger”) in the form attached as Exhibit B hereto, which shall be filed with the Secretary of State of the State of Washington on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective on the Closing Date.

1.3  EFFECTS OF THE MERGER.

At and after the Effective Time, the Merger shall have the effects set forth in Section 23B.11.060 of the Washington Business Corporation Act (the “WBCA”).

1.4  CONVERSION OF FIRSTBANK NW COMMON STOCK.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of FirstBank NW common stock, par value $0.01 per share (the “FirstBank NW Common Stock”), each share of FirstBank NW Common Stock that is issued and outstanding immediately prior to the Effective Time will be converted into the right to receive (i) 0.7890 (the “Stock Exchange Ratio”) shares of Sterling common stock, par value $1.00 per share (“Sterling Common Stock”) and (ii) $2.55 in cash (such combination of cash and stock, the “Merger Consideration”); provided, however, that the maximum number of shares of Sterling Common Stock that may be issued in the Merger shall be 4,991,563 shares.

(b) All of the shares of FirstBank NW Common Stock converted pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously representing any such shares of FirstBank NW Common Stock (each a “Certificate”) shall thereafter represent the right to receive (i) the amount of cash and the number of whole shares of Sterling Common Stock, and (ii) cash in lieu of fractional shares into which the shares of FirstBank NW Common Stock represented by such Certificate have been converted pursuant to this Agreement. Certificates previously representing shares of FirstBank NW Common Stock shall be exchanged for certificates representing whole shares of Sterling Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If after the date hereof and prior to the Effective Time, Sterling should split or combine its common stock, or declare a dividend or other distribution on such common stock, with a distribution or record date, as applicable, prior to the Effective Time, then the Stock Exchange Ratio, the Option Exchange Ratio (as defined in Section 1.6(a) of this Agreement) and the maximum number of shares of Sterling Common Stock to be issued pursuant to Section 1.4(a) of this Agreement shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

(c) At the Effective Time, all shares of FirstBank NW Common Stock that are owned by FirstBank NW as treasury stock, if any, and all shares of FirstBank NW Common Stock that are owned directly or indirectly by Sterling or FirstBank NW or any Subsidiary of FirstBank NW or Sterling (except for any issued, outstanding and allocated shares held in trust pursuant to the FirstBank NW Corp. 1996 Management Recognition and Development Plan (the “FirstBank NW MRDP”) or any issued and outstanding shares (i) held pursuant to the FirstBank Northwest Employee Stock Ownership Plan (the “FirstBank NW ESOP”), (ii) otherwise held in a fiduciary capacity or (iii) held as a result of debts previously contracted in good faith, shall be canceled and shall cease to exist and no stock of Sterling or other consideration shall be delivered in exchange therefor. For purposes of this Agreement, “Subsidiary” shall have the meaning given that term in Item 210.1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”).

(d) Certificates for fractions of shares of Sterling Common Stock will not be issued. In lieu of a fraction of a share of Sterling Common Stock, each holder of FirstBank NW Common Stock entitled to a fraction of a share of Sterling Common Stock pursuant to this Agreement shall be entitled to receive an amount of cash equal to such fraction of a share of Sterling Common Stock multiplied by the average of the Daily Sales Prices (as defined in Section 8.1(h) of this Agreement) of Sterling Common Stock on the five consecutive Trading Days ending on and including the Sterling Determination Date (as defined in Section 8.1(h)). Following consummation of the Merger, no holder of FirstBank NW Common Stock shall be entitled to dividends or any other rights in respect of any such fraction.

(e) Dissenting Shares (as defined below) (if any) shall not be converted into or represent a right to receive cash and Sterling Common Stock hereunder unless and until the holder of such Dissenting Shares (the “Dissenting Shareholder”) shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Shareholder’s right to dissent from the Merger as provided under the WBCA, and shall be entitled to receive only the payment provided for by Section 23B.13 of the WBCA with respect to such Dissenting Shares. FirstBank NW will give Sterling prompt notice (and in any case, within two business days) of any demand received by FirstBank NW for payment in connection with the exercise of Dissenters’ Rights, and Sterling will have the right to participate in all negotiations and proceedings with respect to such demand. FirstBank NW agrees that, except with Sterling’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder fails to make an effective demand for payment or otherwise loses such holder’s status as a Dissenting Shareholder, Sterling will, as of the later of the Effective Time or ten business days from the occurrence of such event, issue and deliver, upon surrender by such Dissenting Shareholder of its Certificate(s), the cash and shares of Sterling Common Stock and any cash payment in lieu of fractional shares, in each case without interest thereon, to which such FirstBank NW shareholder would have been entitled under Section 1.4(a).

For purposes of this Agreement, “Dissenting Shares” shall mean any shares of FirstBank NW Common Stock that are outstanding immediately prior to the Effective Time with respect to which dissenters’ rights to obtain payment for such dissenting shares in accordance with Section 23B.13 of the WBCA have been duly and properly exercised and perfected in connection with the Merger.

1.5  STERLING COMMON STOCK.

Each share of Sterling Common Stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding as common stock of the Surviving Corporation.

1.6  OPTIONS.

At the Effective Time, each option to purchase shares of FirstBank NW Common Stock (a “FirstBank NW Option”) granted by FirstBank NW pursuant to the FirstBank NW 1998 Stock Option Plan (the “FirstBank NW Stock Option Plan”) or assumed by FirstBank NW under the Oregon Trail Financial Corp. 1998 Stock Option Plan (the “Oregon Trail Stock Option Plan”) that is outstanding and unexercised immediately prior thereto shall be automatically converted into an option to purchase shares of Sterling Common Stock in an amount and at an exercise price determined as provided below and otherwise subject to the terms of the FirstBank NW Stock Option Plan or the Oregon Trail Stock Option Plan, as applicable, under which such option was granted:

(a) The number of shares of Sterling Common Stock to be subject to the option immediately after the Effective Time shall be equal to the product of the number of shares of FirstBank NW Common Stock subject to the option immediately before the Effective Time, multiplied by 0.8737 (the “Option Exchange Ratio”), provided that any fractional shares of Sterling Common Stock resulting from such multiplication shall be rounded up or down to the nearest whole share; and

(b) The exercise price per share of Sterling Common Stock under the option immediately after the Effective Time shall be equal to the exercise price per share of FirstBank NW Common Stock under the option immediately before the Effective Time divided by the Option Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent. The adjustment provided herein shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. The duration and other terms of the option immediately after the Effective Time shall be the same as the corresponding terms in effect immediately before the Effective Time, except that all references to FirstBank NW in the FirstBank NW Stock Option Plan and to Oregon Trail Financial Corp. in the Oregon Trail Stock Option Plan, as the case may be (and the corresponding references in the option agreement documenting such option), shall be deemed to be references to Sterling.

1.7  RESERVATION OF SHARES AND SECURITIES FILINGS.

At all times after the Effective Time, Sterling shall reserve for issuance such number of shares of Sterling Common Stock as necessary so as to permit the exercise of FirstBank NW Options converted under Section 1.6 of this Agreement. Sterling shall make all filings required under federal and state securities laws promptly (and in no event later than ten business days) after the Effective Time so as to permit the exercise of such converted FirstBank NW Options and the sale of the Sterling Common Stock received by the optionee upon such exercise at and after the Effective Time.

1.8  ARTICLES OF INCORPORATION.

At the Effective Time, the Articles of Incorporation of Sterling, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

1.9  BYLAWS.

At the Effective Time, the Bylaws of Sterling, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

1.10  DIRECTORS AND OFFICERS.

Subject to Section 6.15, at the Effective Time, the directors and officers of Sterling immediately prior to the Effective Time shall continue to be directors and officers of the Surviving Corporation.

1.11  TAX CONSEQUENCES.

It is intended that the Merger, either alone or in conjunction with the Institution Merger, shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for the purposes of the Code.

1.12  ACCOUNTING TREATMENT.

It is intended that the Merger shall be accounted for as a “purchase” under accounting principles generally accepted in the United States of America (“GAAP”).

ARTICLE II

EXCHANGE OF SHARES

2.1  STERLING TO MAKE SHARES AVAILABLE.

Prior to the Effective Time, Sterling shall deposit, or shall cause to be deposited, with Sterling’s transfer agent, American Stock Transfer & Trust Company, or such other similarly-qualified bank, trust company or transfer agent as Sterling may select (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, cash, certificates representing the shares of Sterling Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Sterling Common Stock, being hereinafter referred to as the “Exchange Fund”) to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) hereof in exchange for outstanding shares of FirstBank NW Common Stock.

2.2  EXCHANGE OF SHARES; CONVERSION OF OPTIONS.

(a) As soon as practicable after the Effective Time, but not later than fifteen business days after the Closing Date (provided that FirstBank NW and its transfer agent have provided, or have caused to be provided, the information necessary to do so within such time frame), the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for cash and certificates representing the shares of Sterling Common Stock and the cash in lieu of fractional shares into which the shares of FirstBank NW Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Sterling Common Stock to which such holder of FirstBank NW Common Stock shall have become entitled pursuant to the provisions hereof and (y) a check representing the amount of cash and cash in lieu of a fractional share, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash and cash in lieu of fractional shares, unpaid dividends, and distributions, if any, payable to holders of Certificates.

(b) No dividends or other distributions declared after the Effective Time with respect to Sterling Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Sterling Common Stock represented by such Certificate.

(c) If any certificate representing shares of Sterling Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Sterling Common Stock in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of FirstBank NW of the shares of FirstBank NW Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of Sterling Common Stock and cash as provided in this Article II.

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of FirstBank NW for six months after the Effective Time shall be returned to Sterling. Any shareholders of FirstBank NW who have not theretofore complied with this Article II shall thereafter look only to Sterling or Sterling’s designated representative for payment of their cash and shares of Sterling Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on Sterling Common Stock deliverable in respect of each share of FirstBank NW Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Sterling, FirstBank NW, the Exchange Agent or any other person shall be liable to any former holder of shares of FirstBank NW Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Sterling, the posting by such person of a bond in such amount as Sterling may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash and shares of Sterling Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FIRSTBANK NW

Subject to the disclosures set forth in the disclosure letter of FirstBank NW delivered to Sterling concurrently with the parties’ execution of this Agreement (the “FirstBank NW Disclosure Letter”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article III to which it relates (unless and to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures), and each of which disclosures shall also be deemed to be representations and warranties made by FirstBank NW to Sterling under this Article III), FirstBank NW hereby makes the following representations and warranties to Sterling, each of which is being relied upon by Sterling as a material inducement to Sterling to enter into and perform this Agreement.

3.1  CORPORATE ORGANIZATION.

(a) FirstBank NW is a corporation duly organized and validly existing under the laws of the State of Washington. FirstBank NW has the corporate and other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on FirstBank NW. FirstBank NW is duly registered as a savings and loan holding company with the Office of Thrift Supervision (the “OTS”) under the Home Owners’ Loan Act of 1933 (the “HOLA”). FirstBank Northwest is the only direct Subsidiary of FirstBank NW. Section 3.1(a) of the FirstBank NW Disclosure Letter sets forth true, correct and complete copies of the Articles of Incorporation and Bylaws of FirstBank NW as in effect as of the date of this Agreement.

(b) FirstBank Northwest is a state stock savings bank organized and validly existing under the laws of the State of Washington. The deposit accounts of FirstBank Northwest are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by Law (as defined in Section 3.3), and all premiums and assessments due the FDIC in connection therewith have been paid by FirstBank Northwest. TriStar Financial Corporation and Pioneer Development Corp. are the only Subsidiaries of FirstBank Northwest. As of the date hereof, FirstBank Northwest is “well-capitalized” (as that term is defined at 12 C.F.R. 565.4) and its most recent examination rating under the Community Reinvestment Act of 1977 was “satisfactory.” FirstBank Northwest and its Subsidiaries have the corporate and other power and authority to own or lease all of their properties and assets and to carry on their business as it is now being conducted and are duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by them or the character or location of any material properties or assets owned or leased by them makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on FirstBank NW. Section 3.1(b) of the FirstBank NW Disclosure Letter sets forth true, correct and complete copies of the Articles of Incorporation and Bylaws of FirstBank Northwest and the Articles of Incorporation and Bylaws (or equivalent documents) of TriStar Financial Corporation and Pioneer Development Corp. as in effect as of the date of this Agreement.

(c) The minute books of FirstBank NW and its Subsidiaries, in all material respects, contain accurate records of all meetings and accurately reflect all other material actions taken by the shareholders, the Boards of Directors and all standing committees of the Boards of Directors since March 31, 2000.

(d) The term “Material Adverse Effect” with respect to Sterling or FirstBank NW, as the case may be, means a condition, event, change or occurrence that has had or is reasonably likely to have a material adverse effect upon the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, or materially impairs the ability of such party to perform its obligations under, or to consummate the transactions contemplated by, this Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking, savings association or similar laws, rules or regulations of general applicability or interpretations thereto by courts or governmental authorities, (ii) any change in GAAP or regulatory accounting requirements applicable to banks, savings associations or their holding companies generally, (iii) any action or omission of Sterling, FirstBank NW or any Subsidiary of either of them taken with the prior written consent of Sterling or FirstBank NW, as applicable, or as otherwise expressly contemplated by this Agreement, (iv) any changes in general economic, market or political conditions affecting banks, thrifts or their holding companies generally, (v) the impact of the announcement of this Agreement and the transactions contemplated hereby, (vi) the payment of any amounts due to, or the provision of any benefits to, any directors, officers, or employees under contracts, arrangements, plans or programs currently in effect, (vii) the payment or provision for payment of expenses incurred relating to this Agreement and the transactions contemplated hereby, (viii) any adjustments pursuant to FAS 115, (ix) changes in national or international political or social conditions including the engagement by the United States in hostilities whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it is uniquely affects either or both of the parties, or (x) any change in the value of the securities or loan portfolio, or any change in value of the deposits or borrowings, from a change in interest rates generally, provided that the effect of such changes described in clauses (iv), (ix) and (x) hereof shall not be excluded to the extent of any materially disproportionate impact (if any) they have on such party.

3.2  CAPITALIZATION.

(a) The authorized capital stock of FirstBank NW consists of 49,500,000 shares of FirstBank NW Common Stock and 500,000 shares of preferred stock, par value $0.01 per share. As of the date hereof, there are: (i) 6,061,386 shares of FirstBank NW Common Stock issued and outstanding, including 303,754 shares held by the FirstBank NW ESOP and no shares held by the FirstBank MRDP; (ii) no shares of FirstBank NW Common Stock held in FirstBank NW’s treasury; and (iii) no shares of FirstBank NW Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise, except for 318,306 shares of FirstBank NW Common Stock reserved for issuance pursuant to the FirstBank NW Stock Option Plan and the Oregon Trail Stock Option Plan (of which, collectively, options to purchase 265,056 shares are currently outstanding). No shares of the preferred stock are issued and outstanding. All of the issued and outstanding shares of FirstBank NW Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the FirstBank NW Stock Option Plan and the Oregon Trail Stock Option Plan, FirstBank NW does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of FirstBank NW Common Stock or any other equity security of FirstBank NW or any securities representing the right to purchase or otherwise receive any shares of FirstBank NW Common Stock or any other equity security of FirstBank NW. With respect to each option outstanding as of the date hereof, the names of each optionee, the date of each option to purchase FirstBank NW Common Stock granted, the number of shares subject to each such option and the price at which each such option may be exercised are set forth in Section 3.2(a) of the FirstBank NW Disclosure Letter and no such option expires more than ten years from the date of the grant thereof.

(b) FirstBank NW owns, directly or indirectly, all of the issued and outstanding shares of capital stock of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No FirstBank NW Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock or any other equity security or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security.

3.3  AUTHORITY; NO VIOLATION.

(a) FirstBank NW has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of regulatory and shareholder approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of FirstBank NW. The Board of Directors of FirstBank NW, at a meeting duly called and held, has determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the FirstBank NW shareholders and resolved to recommend that the holders of the FirstBank NW Common Stock adopt this Agreement. Except for the adoption of this Agreement by the affirmative vote by the holders of a majority of the outstanding shares of FirstBank NW Common Stock, no other corporate proceedings on the part of FirstBank NW (except for matters related to setting the date, time, place and record date for said meeting) are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FirstBank NW and (assuming due authorization, execution and delivery by Sterling of this Agreement) this Agreement constitutes a valid and binding obligation of FirstBank NW, enforceable against FirstBank NW in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, fraudulent conveyance and similar Laws affecting creditors’ rights and remedies generally.

(b) FirstBank Northwest has full corporate or other power and authority to execute and deliver the Institution Merger Agreement and, subject to the receipt of regulatory and shareholder approvals, to consummate the transactions contemplated thereby. The execution and delivery of the Institution Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of FirstBank Northwest, and by FirstBank NW as the sole shareholder of FirstBank Northwest prior to the Effective Time. All corporate proceedings on the part of FirstBank Northwest necessary to consummate the transactions contemplated thereby will have been taken prior to the Effective Time. The Institution Merger Agreement, upon execution and delivery by FirstBank Northwest, will be duly and validly executed and delivered by FirstBank Northwest and will (assuming due authorization, execution and delivery by Sterling Savings Bank) constitute a valid and binding obligation of FirstBank Northwest, enforceable against FirstBank Northwest in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(c) Neither the execution and delivery of this Agreement by FirstBank NW or the Institution Merger Agreement by FirstBank Northwest, nor the consummation by FirstBank NW or its Subsidiaries, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by FirstBank NW or its Subsidiaries, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of FirstBank NW or the Charter or Bylaws (or the equivalent documents) of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any Laws applicable to FirstBank NW or its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of FirstBank NW or any of its Subsidiaries under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which FirstBank NW or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

(d) For the purposes of this Agreement, “Laws” shall mean any and all statutes, laws, ordinances, rules, regulations and other rules of law enacted, promulgated or issued by any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization including, without limitation, the Washington State Department of Financial Institutions (the “DFI”), the OTS, the FDIC, the SEC and any self-regulatory organization (each, a “Governmental Entity”).

3.4  CONSENTS AND APPROVALS.

(a) Except for: (i) the filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC, the OTS and the DFI; (ii) the filing with the SEC and declaration of effectiveness of a registration statement on Form S-4 (the “Registration Statement”) including the proxy statement/prospectus (the “Proxy Statement/Prospectus”) relating to a meeting, including any adjournments thereof, of FirstBank NW shareholders to be held in connection with this Agreement and the Merger (the “FirstBank NW Meeting”); (iii) approval of the listing on the NASDAQ Stock Market (“NASDAQ”) of the Sterling Common Stock to be issued in connection with the Merger; (iv) the adoption of this Agreement by the requisite vote of the shareholders of FirstBank NW; (v) the filing of the Articles of Merger pursuant to the WBCA; (vi) such filings and approvals as are required to be made or obtained under applicable state securities laws or with NASDAQ in connection with the issuance of the shares of Sterling Common Stock pursuant to this Agreement; and (vii) the filings and approvals required in connection with the Institution Merger Agreement and the Institution Merger, no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party are necessary in connection with: (1) the execution and delivery by FirstBank NW of this Agreement; (2) the consummation by FirstBank NW of the Merger and the other transactions contemplated hereby; (3) the execution and delivery by FirstBank Northwest of the Institution Merger Agreement (other than the notice and opinion of counsel to be furnished to Wisconsin Capital Corporation pursuant to a Subordinated Debenture Purchase Agreement dated June 10, 2005); and (4) the consummation by FirstBank Northwest of the Institution Merger and the transactions contemplated thereby; except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect on the ability of FirstBank NW or FirstBank Northwest to consummate the transactions contemplated hereby.

(b) As of the date hereof, FirstBank NW has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 3.4(a) cannot be obtained or granted on a timely basis.

3.5  REPORTS.

Since March 31, 2005, FirstBank NW and its Subsidiaries have timely filed all reports, registrations and applications, together with any amendments required to be made with respect thereto, that they have been required to file with any Governmental Entities. As of its respective filing date (subject to any subsequent amendment thereto), each such report, registration, application and amendment complied in all material respects with all rules and regulations promulgated by the applicable Governmental Entity and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of FirstBank NW and its Subsidiaries, no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of FirstBank NW or any of its Subsidiaries since March 31, 2005. There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or letter relating to any examinations of FirstBank NW or any of its Subsidiaries.

3.6  FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND RECORDS.

FirstBank NW has previously made available to Sterling true, correct and complete copies of (i) the audited consolidated balance sheets of FirstBank NW and its Subsidiaries as of March 31, 2006 and 2005 and the related audited consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for the fiscal years 2006, 2005 and 2004, inclusive, as reported in FirstBank NW’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in each case accompanied by the audit report of Moss Adams LLP, independent registered public accounting firm with respect to FirstBank NW. The financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to normal recurring audit adjustments), the results of the consolidated operations and consolidated financial condition of FirstBank NW and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. FirstBank NW’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005, and all reports subsequently filed under the Exchange Act (the “FirstBank NW Exchange Act Reports”) comply (or, in the case of FirstBank NW Exchange Act Reports filed subsequent to the date hereof, will comply) in all material respects with the appropriate requirements for such reports under the Exchange Act, and FirstBank NW has previously delivered or made available to Sterling true, correct and complete copies of the reports filed prior to the date hereof. The books and records of FirstBank NW and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Neither FirstBank NW nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement relating to any transaction or relationship between or among FirstBank NW or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act.

3.7  BROKER’S FEES.

Neither FirstBank NW nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement or the Institution Merger Agreement, except that FirstBank NW has engaged, and will pay a fee to Sandler O’Neill & Partners, L.P. (“Sandler”) in accordance with the terms of a letter agreement between Sandler and FirstBank NW, dated February 10, 2006 and a fee to RP Financial, LC. (“RP Financial”) for addressing the fairness of the aggregate consideration to be issued in the Merger in accordance with the terms of a letter agreement between RP Financial and FirstBank NW, dated February 17, 2006.

3.8  ABSENCE OF CERTAIN CHANGES OR EVENTS.

(a) Except as disclosed in any FirstBank NW Exchange Act Report filed with the SEC prior to the date of this Agreement: (i) neither FirstBank NW nor any of its Subsidiaries has incurred any material liability, except as contemplated by this Agreement or in the ordinary course of their business; (ii) neither FirstBank NW nor any of its Subsidiaries has discharged or satisfied any material lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (iii) neither FirstBank NW nor any of its Subsidiaries has sold, assigned, transferred, leased, exchanged or otherwise disposed of any of its material properties or assets other than in the ordinary course of business; (iv) neither FirstBank NW nor any of its Subsidiaries has suffered any material damage, destruction, or loss, whether as a result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any Governmental Entity, flood, windstorm, embargo, riot, act of God or other casualty or event, whether or not covered by insurance; (v) neither FirstBank NW nor any of its Subsidiaries has cancelled or compromised any debt, except for debts charged off or compromised in accordance with the past practice of FirstBank NW or any of its Subsidiaries, as the case may be; and (vi) no event has occurred which has had or is reasonably certain to have, individually or in the aggregate, a Material Adverse Effect on FirstBank NW.

(b) Except as disclosed in any FirstBank NW Exchange Act Report filed with the SEC prior to the date of this Agreement, since March 31, 2003, FirstBank NW and its Subsidiaries have in all material respects carried on their respective businesses in the ordinary and usual course consistent with their past practices, other than the sale process conducted by FirstBank NW that has resulted in this Agreement.

3.9  LEGAL PROCEEDINGS.

(a) Neither FirstBank NW nor any of its Subsidiaries is a party to any, and there are no pending, or to FirstBank NW’s knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FirstBank NW or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect upon FirstBank NW or that challenge the validity or propriety of the transactions contemplated by this Agreement or the Institution Merger Agreement.

(b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon FirstBank NW, its Subsidiaries or the assets of FirstBank NW or its Subsidiaries which has had, or could reasonably be expected to have a Material Adverse Effect on FirstBank NW or the Surviving Corporation.

3.10  TAXES AND TAX RETURNS.

(a) Since March 31, 2000, each of FirstBank NW and its Subsidiaries has duly filed all material Federal, state, local and foreign Tax Returns (as defined below) required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects).

(b) Since March 31, 2000, each of FirstBank NW and its Subsidiaries has duly paid or made provisions for the payment of all material Taxes (as defined below) which have been incurred or are due or claimed to be due from it by Federal, state, local and foreign taxing authorities on or prior to the date hereof.

(c) All liability with respect to the Tax Returns of FirstBank NW, its Subsidiaries and, to the knowledge of FirstBank NW, Oregon Trail Financial Corp., has been satisfied for all years to and including 2005.

(d) Neither the Internal Revenue Service (“IRS”) nor any other Governmental Entity has notified FirstBank NW of, or otherwise asserted, that there are any material deficiencies with respect to the Tax Returns of FirstBank NW, any Subsidiary or Oregon Trail Financial Corp.

(e) There are no material disputes pending, or claims asserted for, Taxes or assessments upon FirstBank NW, any of its Subsidiaries or Oregon Trail Financial Corp., nor has FirstBank NW or any of its Subsidiaries been requested to give any waivers extending the statutory period of limitation applicable to any Federal, state or local Tax Return for any period.

(f) Neither FirstBank NW nor any Subsidiary has any liability for the Taxes of any Person (other than FirstBank NW or any Subsidiary) under Section 1.1502-6 of the Treasury Regulations promulgated under the Code (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

(g) Neither FirstBank NW nor any Subsidiary will be required to include any item in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; or (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law).

For the purposes of this Agreement, unless expressly defined elsewhere, “Taxes” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean all taxes, charges, fees, levies, penalties or other assessments or charges of any kind whatsoever imposed by any United States federal, state, local or foreign taxing authority having jurisdiction over a party or its Subsidiaries, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto (whether disputed or not).

For purposes of this Agreement, unless expressly defined elsewhere, “Tax Return” shall mean any return, report, information return or other document (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment and any related or supporting information) with respect to Taxes filed with a taxing authority having jurisdiction over a party or its Subsidiaries.

3.11  EMPLOYEE PLANS.

(a) Section 3.11(a) of the FirstBank NW Disclosure Letter sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), arrangement or agreement that is maintained or contributed to as of the date of this Agreement, or that has since March 31, 2000 been maintained or contributed to, by FirstBank NW or any of its Subsidiaries or any other entity which together with FirstBank NW would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) or under which FirstBank NW or any of its Subsidiaries or any ERISA Affiliate has any liability (collectively, the “Plans”).

(b) FirstBank NW has previously made available to Sterling true, correct and complete copies of each of the Plans and all related documents, including but not limited to: (i) the actuarial report for such Plans (if applicable) for the last year; (ii) the most recent determination letter from the IRS (if applicable) for such Plans; (iii) the current summary Plan description and any summaries of material modification; (iv) all annual reports (Form 5500 series) for each Plan filed for each of the preceding three plan years; (v) all agreements with fiduciaries and service providers relating to the Plans; (vi) all substantive correspondence relating to any such Plans addressed to or received from the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency; and (vii) all Forms 5310 for each Plan filed for each of the preceding three plan years.

(c) (i) Each of the Plans has been operated and administered in all material respects in compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified; (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan’s actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, and there has not been a material adverse change in the financial condition of such Plans; (iv) no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of FirstBank NW or any of its Subsidiaries beyond their retirement or other termination of service, other than (w) coverage mandated by applicable Law, (x) death benefits or retirement benefits under a Plan that is an “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits under a Plan that are accrued as liabilities in accordance with GAAP on the books of FirstBank NW or any of its Subsidiaries, or (z) benefits the full cost of which is borne by the current or former employee (or the employee’s beneficiary); (v) FirstBank NW and its Subsidiaries have reserved the right to amend, terminate and modify any Plan providing post-retirement death or medical benefits; (vi) no material liability under Title IV of ERISA has been incurred by FirstBank NW, any of its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to FirstBank NW or any of its Subsidiaries of incurring a material liability thereunder; (vii) none of FirstBank NW, its Subsidiaries or any ERISA Affiliate has incurred, and FirstBank NW does not expect that any such entity will incur, any material withdrawal liability with respect to a “multi employer pension plan” (as such term is defined in Section 3(37) of ERISA) under Title IV of ERISA, or any material liability in connection with the termination or reorganization of a multiemployer pension plan; (viii) all contributions or other amounts required to be paid by FirstBank NW, any of its Subsidiaries or any ERISA Affiliates as of the Effective Time with respect to each Plan and all other liabilities of each such entity with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code (to the extent applicable); (ix) neither FirstBank NW nor any Subsidiary or ERISA Affiliate has engaged in a transaction in connection with which FirstBank NW or its Subsidiaries are subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code; (x) to the knowledge of FirstBank NW, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto; (xi) no Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by FirstBank NW or any of its Subsidiaries that would not be deductible under Sections 162(a)(1), 162(m) or 404 of the Code or that would constitute a “parachute payment” within the meaning of Section 280G of the Code, nor is there outstanding under any such Plan, program, agreement or arrangement, any limited stock appreciation right or any similar right or instrument; (xii) no “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA or Section 412 of the Code, whether or not waived, and no “unfunded current liability,” as determined under Section 412(l) of the Code, exists with respect to any Plan; (xiii) no Plan has experienced a “reportable event” (as such term is defined in Section 4043(c) of ERISA) that is not subject to an administrative or statutory waiver from the reporting requirement; (xiv) FirstBank NW, its Subsidiaries and any ERISA Affiliates have duly and timely filed all returns, forms, documents and reports required to be filed pursuant to ERISA and the Code; and (xv) to the knowledge of FirstBank NW, all Plans subject to Section 409A of the Code have been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date of this Agreement, none of these Plans have been “materially modified” (as defined in Section 409A of the Code) since October 3, 2004, and FirstBank NW does not have any obligations to service providers with respect to any deferred compensation plan, agreement, method or arrangement that might be subject to excise tax under Section 409A of the Code.

(d) No action taken pursuant to Section 1.6 hereof will violate the terms of the FirstBank NW Stock Option Plan or the Oregon Trail Stock Option Plan, constitute a violation of any Laws or give rise to liability to any option holder.

3.12  CERTAIN CONTRACTS.

(a) Neither FirstBank NW nor any of its Subsidiaries is a party to or bound by any written or oral contract, plan, commitment or any other arrangement: (i) with respect to the employment of any directors, officers, employees or consultants; (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in or accelerate any payment (whether severance, retirement, change of control or otherwise) becoming due from Sterling, FirstBank NW, any of their Subsidiaries or the Surviving Corporation to any director, officer or employee thereof; (iii) which materially restricts the conduct of any line of business by FirstBank NW or any of its

Subsidiaries; (iv) with or to a labor union or guild (including any collective bargaining agreement); (v) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC); or (vi) which involved payments by FirstBank NW or any of its Subsidiaries in the fiscal year ended March 31, 2006 of more than $250,000 or which could reasonably be expected to involve payments during the fiscal year ending March 31, 2007 or any year thereafter of more than $250,000, other than (a) any such contract that is terminable at will on 60 days or less notice without payment of a penalty in excess of $10,000, (b) deposit liabilities and (c) debts for borrowed funds. Section 3.12(a) of the FirstBank NW Disclosure Letter sets forth true, correct and complete copies of all employment, consulting and deferred compensation agreements to which FirstBank NW or any of its Subsidiaries is a party. Each contract, arrangement or commitment of the type described in this Section 3.12(a) is referred to herein as a “FirstBank NW Contract.”

(b) (i) Each FirstBank NW Contract is a valid and binding commitment of FirstBank NW and is in full force and effect; (ii) each of FirstBank NW and its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each FirstBank NW Contract; (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of FirstBank NW or any of its Subsidiaries under any such FirstBank NW Contract; and (iv) neither FirstBank NW nor any of its Subsidiaries has received notice of any violation or imminent violation of any FirstBank NW Contract by any other party thereto.

3.13  REGULATORY AGREEMENTS.

Neither FirstBank NW nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions (each of the foregoing, a “Regulatory Agreement”), at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has FirstBank NW or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

3.14  STATE TAKEOVER LAWS.

FirstBank NW and its Board of Directors have taken, or by the Effective Time will have taken, all necessary action so that the provisions of Section 23B.19 of the WBCA and any applicable provisions of the takeover laws of any other state (and any comparable provisions of FirstBank NW’s Articles of Incorporation and Bylaws) do not and will not apply to this Agreement, the Merger or the transactions contemplated hereby or thereby.

3.15  ENVIRONMENTAL MATTERS.

There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on FirstBank NW or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the “Environmental Laws”), pending or, to the knowledge of FirstBank NW, threatened against FirstBank NW or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on FirstBank NW. To the knowledge of FirstBank NW, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on FirstBank NW. To the knowledge of FirstBank NW, during or prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on FirstBank NW. Neither FirstBank NW nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on FirstBank NW.

3.16  ALLOWANCES FOR LOSSES.

All allowances for losses reflected in FirstBank NW’s most recent reports referred to in Section 3.5 and financial statements referred to in Section 3.6 complied with all Laws and are reported in accordance with GAAP. Neither FirstBank NW nor any of its Subsidiaries has been notified by any Governmental Entity or by FirstBank NW’s independent auditor, in writing or otherwise, that: (i) such allowances are inadequate; (ii) the practices and policies of FirstBank NW or any of its Subsidiaries in establishing such allowances and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements; or (iii) such allowances are inadequate or inconsistent with the historical loss experience of FirstBank NW or any of its Subsidiaries. Section 3.16 of the FirstBank NW Disclosure Letter sets forth a complete list of all extensions of credit and other real estate owned (“OREO”) that as of March 31, 2006 were classified as special mention, substandard, doubtful, loss or words of similar import. All OREO, if any, held by FirstBank NW or any of its Subsidiaries is being carried at fair value in accordance with GAAP.

3.17  PROPERTIES AND ASSETS.

Section 3.17 of the FirstBank NW Disclosure Letter lists as of the date of this Agreement: (i) all real property owned by FirstBank NW and its Subsidiaries; (ii) each real property lease, sublease or installment purchase arrangement to which FirstBank NW or any of its Subsidiaries is a party; (iii) a description of each contract for the purchase, sale, or development of real estate to which FirstBank NW or any of its Subsidiaries is a party; and (iv) each item of FirstBank NW’s or any of its Subsidiaries’ tangible personal property and equipment with a net book value of $30,000 or more or having any annual lease payment of $25,000 or more. Except for (a) items reflected in FirstBank NW’s consolidated financial statements as of March 31, 2006 referred to in Section 3.6 hereof, (b) exceptions to title that do not interfere materially with FirstBank NW’s or any of its Subsidiaries’ use and enjoyment of owned real property (other than OREO), (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against, (d) properties and assets sold or transferred in the ordinary course of business consistent with past practices since March 31, 2005, and (e) items listed in Section 3.17(e) of the FirstBank NW Disclosure Letter, FirstBank NW and its Subsidiaries have good and, as to owned real property, marketable and insurable title to all their owned real and tangible personal property, free and clear of all material liens, claims, charges and other encumbrances. FirstBank NW and its Subsidiaries, as lessees, have the right under valid and subsisting leases to occupy, use and possess all property leased by them. To the knowledge of FirstBank NW, all real property and fixed assets used by FirstBank NW and its Subsidiaries are in good operating condition and repair (subject to ordinary wear and tear) suitable for the purposes for which they are currently utilized, and comply in all material respects with all Laws relating thereto now in effect. FirstBank NW and its Subsidiaries enjoy peaceful and undisturbed possession under all leases for the use of all property under which they are the lessees, and all leases to which FirstBank NW or any of its Subsidiaries is a party are valid and binding obligations of FirstBank NW or any of its Subsidiaries in accordance with the terms thereof. Neither FirstBank NW nor any of its Subsidiaries is in material default with respect to any such lease, and there has occurred no default by FirstBank NW or any of its Subsidiaries or event which with the lapse of time or the giving of notice, or both, would constitute a material default by FirstBank NW or any of its Subsidiaries under any such lease. To the knowledge of FirstBank NW, there are no Laws, conditions of record, or other impediments that materially interfere with the intended use by FirstBank NW or any of its Subsidiaries of any of the property owned, leased, or occupied by them.

3.18  INSURANCE.

(a) FirstBank NW and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of FirstBank NW reasonably has determined to be prudent in accordance with industry practice. FirstBank NW and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of FirstBank NW and its Subsidiaries and policies on which a third party is named as an additional insured, FirstBank NW or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

(b) The existing insurance carried by FirstBank NW and its Subsidiaries is sufficient for compliance by FirstBank NW and its Subsidiaries with all requirements of Law and agreements to which FirstBank NW or its Subsidiaries are subject. Section 3.18 of the FirstBank NW Disclosure Letter contains a true, correct and complete list as of the date hereof of all material insurance policies and bonds maintained by FirstBank NW and its Subsidiaries, including the name of the insurer, the policy number, the type of policy and any applicable deductibles. True, correct and complete copies of all such policies and bonds set forth in Section 3.18 of the FirstBank NW Disclosure Letter, as in effect on the date hereof, have been delivered or made available to Sterling.

3.19  COMPLIANCE WITH APPLICABLE LAWS.

Each of FirstBank NW and its Subsidiaries has complied (after giving effect to any non-compliance and cure) and is in compliance in all material respects with all Laws applicable to it or to the operation of its business. Neither FirstBank NW nor its Subsidiaries have received any notice of any material alleged or threatened claim, violation of or liability under any such Laws that has not heretofore been cured and for which there is any remaining liability.

3.20  LOANS.

(a) All loans, loan commitments, letters of credit and other extensions of credit (“Loans”) owned by FirstBank NW or any of its Subsidiaries, or in which FirstBank NW or any of its Subsidiaries has an interest, comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act and the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder. There are no oral loans, loan commitments or other extensions of credit owned by FirstBank NW or any of its Subsidiaries, or in which FirstBank NW or any of its Subsidiaries has an interest.

(b) All Loans have been made or acquired by FirstBank NW in all material respects in accordance with Board of Director-approved loan policies. Each of FirstBank NW and its Subsidiaries holds the Loans contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such Loans include liens having the priority indicated by their terms, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the Loans secured by real property or are not material as to the collectability of such Loans; all Loans owned by FirstBank NW and its Subsidiaries are with full recourse to the borrowers, and neither FirstBank NW nor its Subsidiaries have taken any action that would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any Loan, other than in the ordinary course of business. To the knowledge of FirstBank NW, all applicable remedies against all borrowers and guarantors are enforceable except as such enforcement may be limited by general principles of equity whether applied in a court of law or a court in equity and by bankruptcy, insolvency, fraudulent conveyance, and similar Laws affecting creditors’ rights and remedies generally. All Loans purchased or originated by FirstBank NW or any of its Subsidiaries and subsequently sold by FirstBank NW or any of its Subsidiaries have been sold without recourse to FirstBank NW or any of its Subsidiaries (other than with respect to customary representations and warranties) and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of Loan delinquency reports prepared by FirstBank NW and its Subsidiaries, which reports include all Loans delinquent or otherwise in default as of March 31, 2006 are set forth in Section 3.20(b) of the FirstBank NW Disclosure Letter. True, correct and complete copies of the currently effective lending policies of FirstBank NW and its Subsidiaries have been furnished or made available to Sterling.

(c) Each outstanding Loan participation sold by FirstBank NW or any of its Subsidiaries was sold with the risk of non-payment of all or any portion of that underlying Loan to be shared by each participant (including FirstBank NW or any of its Subsidiaries) proportionately to the share of such Loan represented by such participation without any recourse of such other lender or participant to FirstBank NW or any of its Subsidiaries for payment or repurchase of the amount of such Loan represented by the participation or liability under any yield maintenance or similar obligation. Each of FirstBank NW and its Subsidiaries has properly fulfilled in all material respects its contractual responsibilities and duties in any Loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.

(d) Each of FirstBank NW and its Subsidiaries has properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any Loans made by it.

3.21  UNDISCLOSED LIABILITIES.

Except for (i) those liabilities that are accrued for or recorded in the FirstBank NW Exchange Act Reports or (ii) liabilities incurred in the ordinary course of business since the latest FirstBank NW Exchange Act Report, neither FirstBank NW nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would be reasonably expected to have, a Material Adverse Effect on FirstBank NW.

3.22  INTELLECTUAL PROPERTY RIGHTS.

FirstBank NW and each of its Subsidiaries owns or possesses all legal rights, or is licensed or otherwise has the right to use, all proprietary rights, including without limitation trademarks, trade names, service marks and copyrights, if any, that are material to the conduct of their existing businesses. Section 3.22 of the FirstBank NW Disclosure Letter sets forth all proprietary rights that are material to the conduct of business of FirstBank NW or any of its Subsidiaries. Neither FirstBank NW nor any of its Subsidiaries is bound by or a party to any options, licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Neither FirstBank NW nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or any other proprietary rights of any other person or entity.

3.23  INDEMNIFICATION.

FirstBank NW has no knowledge of any action or failure to take action by any director, officer, employee or agent of FirstBank NW or any FirstBank NW Subsidiary which would give rise to a claim or a potential claim by any such person for indemnification from FirstBank NW or any FirstBank NW Subsidiary under the Articles of Incorporation, Bylaws (or equivalent documents) or Laws applicable to FirstBank NW or any FirstBank NW Subsidiary.

3.24  INSIDER INTERESTS.

(a) All outstanding Loans and other contractual arrangements (including deposit relationships) between FirstBank NW or any FirstBank NW Subsidiary and any officer, director, employee or greater than five-percent shareholder of FirstBank NW (or any affiliate of any of them) of FirstBank NW or any FirstBank NW Subsidiary conform to applicable Laws.

(b) No officer, director or employee of FirstBank NW or any FirstBank NW Subsidiary has an outstanding Loan from FirstBank NW or any of its Subsidiaries or any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of FirstBank NW or any FirstBank NW Subsidiary.

3.25  FAIRNESS OPINION.

FirstBank NW has received an opinion from RP Financial dated as of the date hereof to the effect that, in its opinion, the aggregate consideration pursuant to this Agreement is fair to the holders of FirstBank NW Common Stock from a financial point of view.

3.26 TAX TREATMENT OF MERGER.

As of the date of this Agreement, FirstBank NW is not aware of any fact or state of affairs relating to FirstBank NW that could cause the Merger not to be treated as a “reorganization” under Section 368(a) of the Code.

3.27 FIRSTBANK NW INFORMATION.

The information provided in writing by FirstBank NW relating to FirstBank NW and its Subsidiaries that is to be contained in the Registration Statement, the Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable. The representations and warranties contained in this Article III, as modified by the FirstBank NW Disclosure Letter, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements and information contained in this Article III not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STERLING

Sterling hereby makes the following representations and warranties to FirstBank NW, each of which is being relied upon by FirstBank NW as a material inducement to FirstBank NW to enter into and perform this Agreement.

4.1  CORPORATE ORGANIZATION.

(a) Sterling is a corporation duly organized and validly existing under the laws of the State of Washington. Sterling has the corporate and other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Sterling. Sterling is duly registered as a bank holding company with the Federal Reserve Board. Sterling Savings Bank, Sterling Capital Trust II, Sterling Capital Trust III, Sterling Capital Trust IV, Sterling Capital Statutory Trust V, Sterling Capital Trust VI, Klamath First Capital Trust I, Klamath First Capital Trust II, Tri-Cities Mortgage Corporation and the Sterling Savings Bank Subsidiaries (as defined below) are the only Subsidiaries of Sterling. The Restated Articles of Incorporation and Bylaws of Sterling and the Articles of Incorporation and Bylaws (or equivalent documents) of Sterling’s Subsidiaries, copies of which have previously been made available to FirstBank NW, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

(b) Sterling Savings Bank is a Washington-chartered bank duly organized and validly existing under the laws of the State of Washington. The deposit accounts of Sterling Savings Bank are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments due the FDIC in connection therewith have been paid by Sterling Savings Bank. Sterling Savings Bank is “well-capitalized” (as that term is defined at 12 C.F.R. 565.4) and its most recent examination rating under the Community Reinvestment Act of 1977 was “satisfactory.” Action Mortgage Company, INTERVEST-Mortgage Investment Company, Harbor Financial Services, Inc., Evergreen Environmental Development Corporation, Evergreen First Service Corporation, Fidelity Service Corporation, Peter W. Wong Associates, Inc., Source Capital Corporation, Source Capital Leasing Company, Tri-West Mortgage, Inc. and The Dime Service Corporation are the only Subsidiaries of Sterling Savings Bank (the “Sterling Savings Bank Subsidiaries”). Sterling Savings Bank and its Subsidiaries have the corporate and other power and authority to own or lease all of their properties and assets and to carry on their business as it is now being conducted and are duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by them or the character or location of any material properties or assets owned or leased by them makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Sterling. The Articles of Incorporation and Bylaws of Sterling Savings Bank and the Articles of Incorporation and Bylaws (or equivalent documents) of the Sterling Savings Bank Subsidiaries, copies of which have previously been made available to FirstBank NW, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

(c) The minute books of Sterling and its Subsidiaries, in all material respects, contain accurate records of all meetings and accurately reflect all other material actions taken by the shareholders, the Boards of Directors and all standing committees of the Boards of Directors since December 31, 2000.

4.2  CAPITALIZATION.

(a) The authorized capital stock of Sterling consists of 60,000,000 shares of Sterling Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share. As of June 2, 2006, there were: (i) 35,080,398 shares of Sterling Common Stock issued and outstanding; (ii) options to purchase 1,524,862 shares of Sterling Common Stock outstanding; (iii) 321,499 shares of Sterling Common Stock reserved for issuance pursuant to stock option and other benefit plans; and (iv) 971,787 shares of Sterling Common Stock reserved for issuance pursuant to Sterling’s Dividend Reinvestment and Direct Stock Purchase and Sale Plan. No shares of the preferred stock are issued and outstanding. All of the issued and outstanding shares of Sterling Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the outstanding options and plans set forth above, Sterling does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Sterling Common Stock or any other equity security of Sterling or any securities representing the right to purchase or otherwise receive any shares of Sterling Common Stock or any other equity security of Sterling.

(b) Sterling owns, directly or indirectly, all of the issued and outstanding shares of capital stock of its Subsidiaries free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Notwithstanding the previous sentence, all of the issued and outstanding shares of the preferred stock of Sterling Savings Bank are pledged to Bank of Scotland as security for its line of credit to Sterling. No Sterling Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock or any other equity security or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security.

4.3  AUTHORITY; NO VIOLATION.

(a) Sterling has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of regulatory approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Sterling. The Board of Directors of Sterling, at a meeting duly called and held, has determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Sterling shareholders. No further corporate proceedings on the part of Sterling are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sterling and (assuming due authorization, execution and delivery by FirstBank NW of this Agreement) this Agreement constitutes a valid and binding obligation of Sterling, enforceable against Sterling in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, fraudulent conveyance and similar Laws affecting creditors’ rights and remedies generally.

(b) Sterling Savings Bank has full corporate or other power and authority to execute and deliver the Institution Merger Agreement and, subject to the receipt of regulatory approvals, to consummate the transactions contemplated thereby. The execution and delivery of the Institution Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of Sterling Savings Bank, and by Sterling as the sole shareholder of Sterling Savings Bank prior to the Effective Time. All corporate proceedings on the part of Sterling Savings Bank necessary to consummate the transactions contemplated thereby will have been taken prior to the Effective Time. The Institution Merger Agreement, upon execution and delivery by Sterling Savings Bank, will be duly and validly executed and delivered by Sterling Savings Bank and will (assuming due authorization, execution and delivery by FirstBank Northwest) constitute a valid and binding obligation of Sterling Savings Bank, enforceable against Sterling Savings Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(c) Neither the execution and delivery of this Agreement by Sterling or the Institution Merger Agreement by Sterling Savings Bank, nor the consummation by Sterling or its Subsidiaries, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Sterling or its Subsidiaries, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Restated Articles of Incorporation or Bylaws of Sterling or the Charter or Bylaws (or the equivalent documents) of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any Laws applicable to Sterling or its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Sterling or any of its Subsidiaries under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Sterling or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.4  CONSENTS AND APPROVALS.

(a) Except for the approvals and filings referred to in Section 3.4, no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party, are necessary in connection with: (1) the execution and delivery by Sterling of this Agreement; (2) the consummation by Sterling of the Merger and the other transactions contemplated hereby; (3) the execution and delivery by Sterling Savings Bank of the Institution Merger Agreement; and (4) the consummation by Sterling Savings Bank of the Institution Merger and the transactions contemplated thereby, except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect on the ability of Sterling or Sterling Savings Bank to consummate the transactions contemplated hereby.

(b) Sterling has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 3.4(a) cannot be obtained or granted on a timely basis.

4.5  REPORTS.

Since December 31, 2005, Sterling and its Subsidiaries have timely filed all reports, registrations and applications, together with any amendments required to be made with respect thereto, that they have been required to file with any Governmental Entities. As of its respective filing date (subject to any subsequent amendment thereto), each such report, registration, application and amendment complied in all material respects with all rules and regulations promulgated by the applicable Governmental Entity and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Sterling and its Subsidiaries, no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of Sterling since December 31, 2005. There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or letter relating to any examinations of Sterling or any of its Subsidiaries.

4.6  FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND RECORDS.

Sterling has previously made available to FirstBank NW true, correct and complete copies of (i) the audited consolidated balance sheets of Sterling and its Subsidiaries as of December 31, 2005 and 2004 and the related audited consolidated statements of income, changes in shareholders’ equity and comprehensive income and cash flows for the years 2005, 2004 and 2003, inclusive, as reported in Sterling’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of BDO Seidman, LLP, independent registered public accounting firm with respect to Sterling; and (ii) the unaudited consolidated balance sheets of Sterling and its Subsidiaries as of March 31, 2006 and the related unaudited consolidated statements of income, changes in shareholders’ equity and comprehensive income and cash flows for the three-month period ended March 31, 2006 and 2005, as reported on Sterling’s Quarterly Report on Form 10-Q for the period ended March 31, 2006 filed with the SEC under the Exchange Act. The financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to normal recurring audit adjustments), the results of the consolidated operations and consolidated financial condition of Sterling and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. Sterling’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and all reports subsequently filed under the Exchange Act (the “Sterling Exchange Act Reports”) comply (or, in the case of Sterling Exchange Act Reports filed subsequent to the date hereof, will comply) in all material respects with the appropriate requirements for such reports under the Exchange Act, and Sterling has previously delivered or made available to FirstBank NW true, correct and complete copies of such reports. The books and records of Sterling and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Neither Sterling nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement relating to any transaction or relationship between or among Sterling or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act and the Exchange Act.

4.7  BROKER’S FEES.

Neither Sterling nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

4.8  ABSENCE OF CERTAIN CHANGES OR EVENTS.

(a) Except as disclosed in any Sterling Exchange Act Report filed with the SEC prior to the date of this Agreement: (i) neither Sterling nor any of its Subsidiaries has incurred any material liability, except as contemplated by this Agreement or in the ordinary course of their business; (ii) neither Sterling nor any of its Subsidiaries has discharged or satisfied any material lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (iii) neither Sterling nor any of its Subsidiaries has sold, assigned, transferred, leased, exchanged or otherwise disposed of any of its material properties or assets other than in the ordinary course of business; (iv) neither Sterling nor any of its Subsidiaries has suffered any material damage, destruction, or loss, whether as a result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any Governmental Entity, flood, windstorm, embargo, riot, act of God or other casualty or event, whether or not covered by insurance; (v) neither Sterling nor any of its Subsidiaries has cancelled or compromised any debt, except for debts charged off or compromised in accordance with the past practice of Sterling or any of its Subsidiaries, as the case may be; and (vi) no event has occurred which has had or is reasonably certain to have, individually or in the aggregate, a Material Adverse Effect on Sterling.

(b) Except as disclosed in any Sterling Exchange Act Report filed with the SEC prior to the date of this Agreement, since December 31, 2003, Sterling and its Subsidiaries have in all material respects carried on their respective businesses in the ordinary and usual course consistent in all material respects with their past practices.

4.9  LEGAL PROCEEDINGS.

(a) Neither Sterling nor any of its Subsidiaries is a party to any, and there are no pending, or to Sterling’s knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Sterling or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect upon Sterling or that challenge the validity or propriety of the transactions contemplated by this Agreement or the Institution Merger Agreement.

(b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon Sterling, its Subsidiaries or the assets of Sterling or its Subsidiaries which has had, or could reasonably be expected to have a Material Adverse Effect on Sterling or the Surviving Corporation.

4.10  TAXES AND TAX RETURNS.

(a) Since December 31, 2000, each of Sterling and its Subsidiaries has duly filed all material Federal, state, local and foreign Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects).

(b) Since December 31, 2000, each of Sterling and its Subsidiaries has duly paid or made provisions for the payment of all material Taxes which have been incurred or are due or claimed to be due from it by Federal, state, local and foreign taxing authorities on or prior to the date hereof.

(c) All liability with respect to the Tax Returns of Sterling and its Subsidiaries has been satisfied for all years to and including 2005.

(d) Neither the IRS nor any other Governmental Entity has notified Sterling of, or otherwise asserted, that there are any material deficiencies with respect to the Tax Returns of Sterling.

(e) There are no material disputes pending, or claims asserted for, Taxes or assessments upon Sterling or any of its Subsidiaries, nor has Sterling or any of its Subsidiaries been requested to give any waivers extending the statutory period of limitation applicable to any Federal, state or local Tax Return for any period.

4.11  REGULATORY AGREEMENTS.

Neither Sterling nor any of its Subsidiaries is subject to any Regulatory Agreement, at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Sterling or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

4.12  STATE TAKEOVER LAWS.

Sterling and its Board of Directors have taken all necessary action so that the provisions of Section 23B.19 of the WBCA and any applicable provisions of the takeover laws of any other state (and any comparable provisions of Sterling’s Articles of Incorporation and Bylaws) do not and will not apply to this Agreement, the Merger or the transactions contemplated hereby or thereby.

4.13  ENVIRONMENTAL MATTERS.

There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on Sterling or any of its Subsidiaries of any liability or obligation arising under Environmental Laws, pending or, to the knowledge of Sterling, threatened against Sterling or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on Sterling. To the knowledge of Sterling, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on Sterling. To the knowledge of Sterling, during or prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on Sterling. Neither Sterling nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on Sterling.

4.14  ALLOWANCES FOR LOSSES.

All allowances for losses reflected in Sterling’s most recent reports referred to in Section 4.5 and financial statements referred to in Section 4.6 complied with all Laws and are reported in accordance with GAAP. Neither Sterling nor any of its Subsidiaries has been notified by any Governmental Entity or by Sterling’s independent auditor, in writing or otherwise, that: (i) such allowances are inadequate; (ii) the practices and policies of Sterling or any of its Subsidiaries in establishing such allowances and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements; or (iii) such allowances are inadequate or inconsistent with the historical loss experience of Sterling or any of its Subsidiaries. All OREO, if any, held by Sterling or any of its Subsidiaries is being carried at fair value in accordance with GAAP.

4.15  COMPLIANCE WITH APPLICABLE LAWS.

Sterling and each Sterling Subsidiary has complied (after giving effect to any non-compliance and cure) and is in compliance in all material respects with all Laws applicable to it or to the operation of its business. Neither Sterling nor any Sterling Subsidiary has received any notice of any material alleged or threatened claim, violation of or liability under any such Laws that has not heretofore been cured and for which there is any remaining liability.

4.16  LOANS.

(a) All Loans in which Sterling or any of its Subsidiaries has an interest comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act and the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder. There are no oral loans, loan commitments or other extensions of credit owned by Sterling or any of its Subsidiaries, or in which Sterling or any of its Subsidiaries has an interest.

(b) All Loans have been made or acquired by Sterling in all material respects in accordance with Board of Director-approved loan policies. Each of Sterling and its Subsidiaries holds the Loans contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such Loans include liens having the priority indicated by their terms, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the Loans secured by real property or are not material as to the collectability of such Loans; all Loans owned by Sterling and its Subsidiaries are with full recourse to the borrowers, and neither Sterling nor its Subsidiaries have taken any action that would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any Loan, other than in the ordinary course of business. To the knowledge of Sterling, all applicable remedies against all borrowers and guarantors are enforceable except as such enforcement may be limited by general principles of equity whether applied in a court of law or a court in equity and by bankruptcy, insolvency, fraudulent conveyance, and similar Laws affecting creditors’ rights and remedies generally. All Loans purchased or originated by Sterling or any of its Subsidiaries and subsequently sold by Sterling or any of its Subsidiaries have been sold without recourse to Sterling or any of its Subsidiaries (other than with respect to customary representations and warranties) and without any liability under any yield maintenance or similar obligation.

(c) Each outstanding Loan participation sold by Sterling or any of its Subsidiaries was sold with the risk of non-payment of all or any portion of that underlying Loan to be shared by each participant (including Sterling or any of its Subsidiaries) proportionately to the share of such Loan represented by such participation without any recourse of such other lender or participant to Sterling or any of its Subsidiaries for payment or repurchase of the amount of such Loan represented by the participation or liability under any yield maintenance or similar obligation. Each of Sterling and its Subsidiaries has properly fulfilled in all material respects its contractual responsibilities and duties in any Loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.

(d) Each of Sterling and its Subsidiaries has properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any Loans made by it.

4.17  UNDISCLOSED LIABILITIES.

Except for (i) those liabilities that are accrued for or recorded in the Sterling Exchange Act Reports or (ii) liabilities incurred in the ordinary course of business since the latest Sterling Exchange Act Report, neither Sterling nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would be reasonably expected to have, a Material Adverse Effect on Sterling.

4.18  TAX TREATMENT OF MERGER.

As of the date of this Agreement, Sterling is not aware of any fact or state of affairs relating to Sterling that could cause the Merger not to be treated as a “reorganization” under Section 368(a) of the Code.

4.19  STERLING INFORMATION.

The information relating to Sterling and its Subsidiaries to be contained in the Proxy Statement/Prospectus, the Registration Statement, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable. The representations and warranties contained in this Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements and information contained in this Article IV not misleading.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1  COVENANTS OF FIRSTBANK NW.

(a) During the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time:

(i) FirstBank NW shall, and shall cause each Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted (except to the extent expressly provided otherwise in this Agreement or the Institution Merger Agreement, or as consented to in writing by Sterling);

(ii) FirstBank NW shall, and shall cause each Subsidiary to, (A) pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (B) pay or perform its other obligations when due, subject to good faith disputes, and (C) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing;

(iii) FirstBank NW shall promptly notify Sterling of any change, occurrence or event not in the ordinary course of its or any Subsidiary’s business, and of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause any of the conditions to closing set forth in Article VII not to be satisfied;

(iv) FirstBank NW shall, and shall cause each Subsidiary to, use its commercially reasonable efforts to assure that each of its contracts (other than with Sterling) entered into after the date hereof will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger or the Institution Merger, and shall give reasonable advance notice to Sterling prior to allowing any material contract or right thereunder to lapse or terminate by its terms;

(v) FirstBank NW shall, and shall cause each Subsidiary to, maintain each of its leased premises in accordance with the terms of the applicable lease; and

(vi) FirstBank NW shall use its commercially reasonable efforts to assure that the contracts set forth on Schedule 5.1(a)(vi) hereto are amended to provide that the consummation of the Merger or the Institution Merger, as applicable, and the assignment of such contracts to Sterling or Sterling Savings Bank, as applicable, as a result of the Merger or the Institution Merger shall not result in a breach of, violation of, or adverse change to such contracts or, if any such contract is not so amended, FirstBank NW shall cause each such contract to be terminated effective as of the Effective Time or as soon as practicable thereafter.

(b) Without limiting the generality or effect of the provisions of Section 5.1(a), during the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time, FirstBank NW shall not, and shall cause each Subsidiary not to, do, cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Sterling):

(i) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, except (in conformity with past practice and applicable Law): (i) quarterly cash dividends on FirstBank NW Common Stock in the amount of up to $0.10 per share, provided, however, the declaration of the last quarterly dividend by FirstBank NW prior to the Effective Time and the payment thereof shall be coordinated with Sterling so that no shareholders of FirstBank NW receive dividends on both FirstBank NW Common Stock and Sterling Common Stock to be issued in the Merger with respect to the same quarterly period, or fail to receive at least one dividend (which may be with respect to either such shareholder’s FirstBank NW Common Stock or Sterling Common Stock to be received in the Merger) with respect to such quarterly period, and (ii) cash dividends from FirstBank NW Subsidiaries to FirstBank NW or to other FirstBank NW Subsidiaries;

(ii) (a) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued and outstanding as of the date hereof pursuant to the FirstBank NW Stock Option Plan or the Oregon Trail Stock Option Plan in accordance with their present terms, or (b) repurchase, redeem or otherwise acquire (except in partial or complete satisfaction of debts previously contracted or upon the forfeiture of outstanding restricted stock) any shares of the capital stock of FirstBank NW or FirstBank Northwest, or any securities convertible into or exercisable for any shares of the capital stock of FirstBank NW or FirstBank Northwest;

(iii) issue, allocate, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of FirstBank NW Common Stock pursuant to stock options or similar rights to acquire FirstBank NW Common Stock granted pursuant to the FirstBank NW Stock Option Plan or the Oregon Trail Stock Option Plan and outstanding prior to the date of this Agreement, and delivery upon vesting of FirstBank NW MRDP shares that were awarded prior to the date of this Agreement, free from restriction pursuant to the FirstBank NW MRDP, in each case in accordance with their present terms;

(iv) amend its Articles of Incorporation, Bylaws or other similar governing documents unless required to do so by applicable law or regulation or by regulatory directive;

(v) authorize or permit its officers, directors, employees, agents, advisors and affiliates (collectively, “Representatives”) to (a) initiate, solicit, encourage or knowingly facilitate any inquiries or proposals with respect to, any Acquisition Proposal (as defined below) or (b) engage in any negotiations concerning, or provide any nonpublic information to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that, in the event FirstBank NW receives an unsolicited bona fide Acquisition Proposal and FirstBank NW’s Board of Directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below), FirstBank NW may, and may permit its Subsidiaries and its and their Representatives to, take any action described in this clause (b) to the extent that the Board of Directors of FirstBank NW concludes in good faith (after receipt of advice from its outside counsel) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law. Prior to providing any nonpublic information permitted to be provided pursuant to this Section, FirstBank NW shall have entered into a confidentiality agreement with such third party on terms no less favorable to FirstBank NW than the Confidentiality Agreement (as defined in Section 6.2). FirstBank NW will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Sterling with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. FirstBank NW will promptly (within one business day) advise Sterling following receipt of any Acquisition Proposal of the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Sterling apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis. As used in this Agreement, “Acquisition Proposal” shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving FirstBank NW or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, FirstBank NW or any of its Subsidiaries, other than the transactions contemplated by this Agreement. As used in this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal which the Board of Directors of FirstBank NW concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (1) after receiving the advice of its financial advisor (who shall be a regionally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (after receipt of advice from its outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law. For purposes of the definition of “Superior Proposal,” the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority” and the definition of Acquisition Proposal shall only refer to a transaction involving FirstBank NW and not its Subsidiaries;

(vi) other than commitments entered into prior to the date of this Agreement, as set forth in Section 5.1(b)(vi) of the FirstBank NW Disclosure Letter, make capital expenditures aggregating in excess of $250,000, except for emergency repairs and replacements;

(vii) enter into any new line of business;

(viii) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings, or in the ordinary course of business consistent with past practices;

(ix) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement or the Institution Merger Agreement, except, in every case, as may be required by applicable Law;

(x) change its methods of accounting in effect at March 31, 2006 except as required by changes in GAAP or regulatory accounting principles as concurred to by FirstBank NW’s independent auditors;

(xi) (a) except as required by applicable Law or this Agreement or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between FirstBank NW or FirstBank Northwest and one or more of its current or former directors, officers or employees, (b) other than normal, budgeted annual increases in pay, consistent with past practice, for employees not subject to an employment, change of control or severance agreement, increase in any manner the compensation of any employee or director or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), (c) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits, other than normal annual increases in pay, consistent with past practice, for employees not subject to an employment, change of control or severance agreement, (d) hire any new employee at an annual compensation in excess of $65,000, except to fill open positions consistent with past practices, (e) pay aggregate expenses of more than $3,000 per person of employees or directors who attend conventions or similar meetings after the date hereof, (f) promote any employee to a rank of vice president or more senior, (g) except as set forth in Section 5.1(b)(xi)(g) of the FirstBank NW Disclosure Letter, pay any retention bonuses to any employees or (h) except as itemized in Section 5.1(b)(xi)(h) of the FirstBank NW Disclosure Letter, pay any other bonuses in excess of $25,000 to any employees;

(xii) incur any indebtedness, with a term greater than two years, for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, in each case other than in the ordinary course of business consistent with past practices;

(xiii) except as provided in Section 5.1(b)(xiii) of the FirstBank NW Disclosure Letter, sell, purchase, enter into a lease, relocate, open or close any banking or other loan production office or other real estate, or file an application pertaining to such action with any Governmental Entity;

(xiv) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with past practices;

(xv) make any new Loans to, modify the terms of any existing Loan to, or engage in any other transactions (other than routine banking transactions) with, any officer, director or greater than five-percent shareholder of FirstBank NW or FirstBank Northwest (or any affiliate of any of them), or to or with any employee of FirstBank NW or FirstBank Northwest other than Loans to employees that are in the ordinary course of business consistent with past practices;

(xvi) make any investment, or incur deposit liabilities, other than in the ordinary course of business consistent with past practices;

(xvii) purchase or originate any: (a) Loans except in accordance with existing FirstBank Northwest lending policies; (b) unsecured consumer Loans in excess of $100,000; (c) residential construction Loans to any one borrower, including guidance lines for builders, in excess of $3,000,000 in the aggregate; (d) residential permanent Loans in excess of $750,000; (e) raw land Loans or acquisition and development Loans in excess of $500,000; (f) individual lot Loans in excess of $150,000; (g) letters of credit in excess of $250,000; (h) commercial owner-occupied real estate Loans to any one borrower in excess of $2,000,000 in the aggregate; (i) non-mortgage Loans to any one borrower in excess of $1,000,000 in the aggregate; or (j) income property (non-owner occupied permanent and construction) Loans, in excess of $1,000,000, except in each case for: (1) Loans for which written commitments have been issued by FirstBank Northwest as of the date hereof and (2) renewals or extensions of Loans risk rated 1-4 under FirstBank Northwest’s rating system existing as of the date of this Agreement or Loans risk rated 1-4 under FirstBank Northwest’s rating system permitted pursuant to this Section 5.1(b)(xvii), provided, however, that FirstBank NW shall provide Sterling (y) a copy of FirstBank Northwest’s monthly production report as soon as reasonably available and (z) notice of any commitments, renewals or extensions over any of the limits set forth above, and provided further, that with respect to any Loan in excess of the foregoing limits, FirstBank NW shall provide notice to Sterling of such Loan, describing the pertinent terms of the Loan (and for purposes of this clause (xvii) such notice shall include all necessary credit write-ups, and may be given by electronic transmission or facsimile), and Sterling shall have two business days to give notice of objection to such Loan, acting reasonably (and for purposes of this clause (xvii) such notice may be by telephone (confirmed by electronic transmission or facsimile), electronic transmission or facsimile) and such notice of objection shall provide in reasonable detail the basis for such objection, and the failure to so object within two business days shall be deemed a waiver of any such objection;

(xviii) allow any overadvances in excess of 5% of any individual total Loan commitment for any construction Loans;

(xix) make any investments in any equity or derivative securities or engage in any forward commitment, futures transaction, financial options transaction, hedging or arbitrage transaction or covered asset trading activities or make any investment in any investment security with an average life greater than one year at the time of purchase other than obligations of state and political subdivisions;

(xx) sell any “held for investment” Loans or servicing rights related thereto (other than one- to four-family loans sold in the secondary market servicing released in the ordinary course of business consistent with past practice) or purchase any mortgage Loan servicing rights;

(xxi) take or omit to take any action that would have a Material Adverse Effect on, or materially delay, the ability of FirstBank NW and Sterling to obtain the Requisite Regulatory Approvals (as defined in Section 7.1) or otherwise have a Material Adverse Effect on FirstBank NW’s and FirstBank Northwest’s ability to consummate the transactions contemplated by this Agreement; or

(xxii) agree or commit to do any of the actions set forth in clauses (i) - (xxi) of this Section 5.1(b).

The consent of Sterling to any action by FirstBank NW or FirstBank Northwest that is not permitted by any of the preceding paragraphs shall be evidenced only by a writing signed by, or an email from, the President or any Executive Vice President of Sterling or Sterling Savings Bank, or any designee designated in writing by such persons. With respect to any written request by FirstBank NW for Sterling’s consent to any non-permitted action of FirstBank NW or FirstBank Northwest described in this Section 5.1, Sterling shall not unreasonably withhold or delay its consent.

5.2  COVENANTS OF STERLING.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, except as expressly contemplated or permitted by this Agreement or with FirstBank NW’s prior written consent, Sterling shall not, and shall not permit Sterling Savings Bank to:

(i) take any action that is intended or may reasonably be expected to result in any of Sterling’s representations and warranties set forth in this Agreement being or becoming untrue or any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement or the Institution Merger Agreement, except, in every case, as may be required by applicable Law;

(ii) take any action, or amend the Sterling Articles of Incorporation or Bylaws, the effect of which would be to materially and adversely affect the rights or powers of shareholders generally;

(iii) take or omit to take any action that would have a Material Adverse Effect on, or materially delay, the ability of Sterling and FirstBank NW to obtain the Requisite Regulatory Approvals or otherwise have a Material Adverse Effect on Sterling’s or Sterling Savings Bank’s ability to consummate the transactions contemplated by this Agreement; or

(iv) agree or commit to do any of the actions set forth in clauses (i) - (iii) of this Section 5.2(a).

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, Sterling shall promptly notify FirstBank NW of any change, occurrence or event not in the ordinary course of its or any Subsidiary’s business, and of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause any of the conditions to closing set forth in Article VII not to be satisfied.

(c) Sterling and FirstBank NW agree that, in order to effectively compensate and retain Rule 16(b) Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that Rule 16(b) Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of FirstBank NW Common Stock into shares of Sterling Common Stock and the assumption of FirstBank NW Options by Sterling in the Merger, and that for compensatory and retentive purposes agree to the provisions of this Section 5.2(c). Assuming that FirstBank NW delivers to Sterling the FirstBank NW Section 16 Information (as defined below) in a timely fashion prior to the Effective Time, the Sterling Board of Directors, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the Rule 16(b) Insiders of Sterling Common Stock in exchange for shares of FirstBank NW Common Stock, and of options to purchase Sterling Common Stock as a result of the assumption of FirstBank NW Options by Sterling, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the FirstBank NW Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act to the fullest extent permitted by applicable law.

“FirstBank NW Section 16 Information” shall mean information accurate in all material respects regarding the Rule 16(b) Insiders, the number of shares of FirstBank NW Common Stock held by each such Rule 16(b) Insider and expected to be exchanged for Sterling Common Stock in the Merger, and the number and description of FirstBank NW Options held by each such Rule 16(b) Insider and expected to be assumed by Sterling in connection with the Merger; provided that the requirement for a description of any FirstBank NW Options shall be deemed to be satisfied if copies of all plans, and forms of agreements, under which such options have been granted have been made available to Sterling and the specific plans and forms of agreements underlying such options have been specified by FirstBank NW in such information.

“Rule 16(b) Insiders” shall mean those officers and directors of FirstBank NW who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the FirstBank NW Section 16 Information.

The consent of FirstBank NW to any action by Sterling or Sterling Savings Bank that is not permitted by any of the preceding paragraphs shall be evidenced only by a writing signed by the President or any Executive Vice President of FirstBank NW. With respect to any written request by Sterling for FirstBank NW’s consent to any non-permitted action of Sterling described in this Section 5.2, FirstBank NW shall not unreasonably withhold or delay its consent.

5.3  MERGER COVENANTS.

(a) Notwithstanding that FirstBank NW believes that it has established all allowances and taken all provisions for losses required by GAAP and applicable Laws, FirstBank NW recognizes that Sterling may have adopted different loan, accrual and allowance policies (including loan classifications and levels of allowances for losses). In that regard and in general from and after the date of this Agreement to the Effective Time, FirstBank NW and Sterling shall consult and cooperate with each other in order to formulate the plan of integration for the Merger, including, among other things, with respect to conforming immediately prior to the Effective Time, based upon such consultation, FirstBank NW’s loan, accrual and allowance policies to those policies of Sterling to the extent consistent with GAAP, provided, however, that no such additional accruals and loss allowances will be: (i) required to be made more than two business days prior to the Closing Date and only after all conditions under Article VII have been satisfied or waived or (ii) deemed to have a Material Adverse Effect upon FirstBank NW if made upon Sterling’s written request.

(b) Except as provided in Schedule 5.3(b) hereto, FirstBank NW shall use its reasonable best efforts to terminate or withdraw from all employee benefits plans maintained by FirstBank NW or its Subsidiaries effective as of the Effective Time. From and after the date of this Agreement to the Effective Time, FirstBank NW and Sterling shall consult and cooperate with each other in order to amend, merge, terminate, withdraw from or take such other actions with respect to such employee benefits plans, at or as soon as reasonably practicable after the Effective Time, as provided herein and in Schedule 5.3(b) hereto, in a manner that does not adversely affect the rights or the vested and/or accrued benefits as of the Effective Time of participants or beneficiaries therein in accordance with the applicable Plan documents and Laws.

(c) Following the Effective Time, change in control and severance payments and benefits to certain employees of FirstBank NW and FirstBank Northwest shall be paid or provided in accordance with Schedule 5.3(c).

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1  REGULATORY MATTERS.

(a) Upon the execution and delivery of this Agreement, Sterling and FirstBank NW shall promptly cause the Registration Statement to be prepared and filed with the SEC. Sterling and FirstBank NW shall use their reasonable best efforts to have the Registration Statement declared effective by the SEC as soon as possible after the filing thereof. The parties shall cooperate in responding to and considering any questions or comments from the SEC staff regarding the information contained in the Registration Statement. If at any time after the Registration Statement is filed with the SEC, and prior to the Closing Date, any event relating to FirstBank NW or Sterling is discovered by FirstBank NW or Sterling, as applicable, which should be set forth in an amendment of, or a supplement to, the Registration Statement, the discovering party shall promptly inform the other party with all relevant information relating to such event, whereupon Sterling shall promptly cause an appropriate amendment to the Registration Statement to be filed with the SEC. Upon the effectiveness of such amendment, each of FirstBank NW and Sterling (if prior to the meeting of the shareholders of FirstBank NW pursuant to Section 6.3 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to the shareholders entitled to vote at such meeting. Sterling shall also use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement and the Institution Merger Agreement, and FirstBank NW shall furnish all information concerning FirstBank NW and the holders of FirstBank NW Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Institution Merger). FirstBank NW and Sterling shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to FirstBank NW or Sterling, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In addition, counsel to FirstBank NW shall be provided with a draft of all regulatory applications prior to their submission and shall have a period of five business days within which to review and comment on such applications. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein.

(c) FirstBank NW and Sterling shall each furnish the other with all information concerning each other and its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement/Prospectus or any other statement, filing, notice or application made by or on behalf of Sterling or FirstBank NW to any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.

(d) Sterling and FirstBank NW shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 7.1(c) hereof) will not be obtained or that the receipt of any such approval will be materially delayed.

6.2	ACCESS TO INFORMATION.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, FirstBank NW shall accord to the Representatives of Sterling, access, during normal business hours throughout the period prior to the Effective Time, to all of its and its Subsidiaries’ properties, books, contracts, commitments and records and, during such period, shall make available to Sterling (i) a copy of each report, schedule, and other document filed or received by it (including by its Subsidiaries) during such period pursuant to the requirements of federal securities laws or federal or state banking laws and (ii) all other information concerning its (including its Subsidiaries’) business, properties and personnel as Sterling may reasonably request. Sterling shall receive notice of all meetings of FirstBank NW and its Subsidiaries’ Board of Directors (in all cases, at least as timely as all FirstBank NW and its Subsidiaries, as the case may be, representatives to such meetings are required to be provided notice), and a representative of Sterling shall have the right to attend the portions of such meetings that do not pertain to (i) confidential matters as determined by such Board of Directors or (ii) this Agreement or any of the transactions contemplated hereby. FirstBank NW shall provide Sterling with true, correct and complete copies of all financial and other information relating to the business or operations of FirstBank NW and its Subsidiaries that is provided to directors of FirstBank NW or its Subsidiaries in connection with meetings of their Boards of Directors or committees thereof. Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Sterling shall afford to the Representatives of FirstBank NW such access, during normal business hours during the period prior to the Effective Time, to Sterling’s Representatives as FirstBank NW shall reasonably request, and shall make available to FirstBank NW a copy of each report, schedule, and other document filed by it (including by its Subsidiaries) during such period pursuant to the requirements of federal securities laws or federal or state banking laws.

(b) Sterling and FirstBank NW entered into a Confidentiality Agreement dated February 25, 2006 (the “Confidentiality Agreement”). The Confidentiality Agreement shall remain in effect and apply to the information furnished by Sterling and FirstBank NW pursuant to this Section 6.2.

(c) No investigation by either of the parties or their respective Representatives shall affect the representations and warranties of the other set forth herein.

6.3	SHAREHOLDERS MEETING.

(a) FirstBank NW shall take all steps necessary to duly call, give notice of, convene and hold the FirstBank NW Meeting within 40 days after the Registration Statement becomes effective for the purpose of voting upon the adoption or approval of this Agreement and the Merger. The Board of Directors of FirstBank NW (i) shall recommend approval of this Agreement, the Merger and the transactions contemplated hereby by the shareholders of FirstBank NW and (ii) shall not (x) withdraw, modify or qualify in any manner adverse to Sterling such recommendation or (y) take any other action or make any other public statement in connection with the FirstBank NW Meeting inconsistent with such recommendation (collectively, a “Change in FirstBank NW Recommendation”), except as and to the extent expressly permitted by Section 6.3(b). Notwithstanding any Change in FirstBank NW Recommendation, this Agreement shall be submitted to the shareholders of FirstBank NW at the FirstBank NW Shareholders Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve FirstBank NW of such obligation. In addition to the foregoing, FirstBank NW shall not submit to the vote of its shareholders at or prior to the FirstBank NW Meeting any Acquisition Proposal other than the Merger.

(b) Notwithstanding the foregoing, FirstBank NW and its Board of Directors shall be permitted to effect a Change in FirstBank NW Recommendation, if and only to the extent that:

(i) FirstBank NW’s Board of Directors, after receipt of advice from its outside counsel, determines in good faith that failure to take such action is inconsistent with its fiduciary duties under applicable Law, and

(ii) Prior to effecting such Change in FirstBank NW Recommendation: (A) FirstBank NW shall have complied in all material respects with Section 5.1(b)(v); (B) the Board of Directors of FirstBank NW shall have determined in good faith that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Sterling pursuant to clause (D) below; (C) FirstBank NW shall notify Sterling, at least five business days in advance, of its intention to effect a Change in FirstBank NW Recommendation in response to such Superior Proposal, specifying the material terms and conditions of any such Superior Proposal and furnishing to Sterling a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents; and (D) FirstBank NW shall, and shall cause its financial and legal advisors to, during the period following FirstBank NW’s delivery of the notice referred to in clause (C) above, negotiate with Sterling in good faith (to the extent Sterling desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

6.4	LEGAL CONDITIONS TO MERGER.

Subject to the terms and conditions of this Agreement, each of Sterling and FirstBank NW shall use their reasonable best efforts (a) to take, or cause to be taken, all actions reasonably necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions of Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by FirstBank NW or Sterling in connection with the Merger and the other transactions contemplated by this Agreement.

6.5	STOCK EXCHANGE LISTING.

Sterling shall use its reasonable best efforts to cause the shares of Sterling Common Stock to be issued in the Merger and pursuant to options referred to herein to be approved for quotation on NASDAQ prior to or at the Effective Time.

6.6  EMPLOYEES.

(a) To the extent permissible under the applicable provisions of the Code and ERISA, for purposes of crediting periods of service for eligibility to participate and vesting, but not for benefit accrual purposes, under employee pension benefit plans (within the meaning of ERISA Section 3(2)) maintained by Sterling or a Sterling Subsidiary, as applicable, individuals who are employees of FirstBank NW or any FirstBank NW Subsidiary at the Effective Time will be credited with periods of service with FirstBank NW or the applicable FirstBank NW Subsidiary before the Effective Time (including service with any predecessor employer for which service credit was given under similar employee benefit plans of FirstBank NW or the applicable FirstBank NW Subsidiary) as if such service had been with Sterling or a Sterling Subsidiary, as applicable. Similar credit shall also be given by Sterling or a Sterling Subsidiary, as applicable, in calculating all other employee benefits for such employees of FirstBank NW or a FirstBank NW Subsidiary after the Merger. Sterling will or will cause its applicable Subsidiary to (i) give credit to employees of FirstBank NW and its Subsidiaries, with respect to the satisfaction of the waiting periods for participation and coverage which are applicable under the welfare benefit plans of Sterling or its applicable Subsidiary, equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any such limitations and waiting periods under the comparable welfare benefit plans of FirstBank NW and its Subsidiaries; (ii) provide each employee of FirstBank NW and its Subsidiaries with credit for any co-payment and deductibles paid prior to the Effective Time in satisfying any deductible or out-of-pocket requirements; and (iii) provide coverage for all pre-existing conditions that were covered under any welfare plan of FirstBank NW or the applicable FirstBank NW Subsidiary. FirstBank NW and its Subsidiaries shall cash out any unused paid time off accrued but not taken by employees as of the Effective Time, and Sterling or its Subsidiaries shall give employees credit for prior service for vacation accruals after the Effective Time.

(b) Sterling or Sterling Savings Bank shall provide severance benefits to those employees of FirstBank NW and its Subsidiaries whose employment is involuntarily terminated without cause at or within 180 days after the Effective Time (other than employees who are entitled to receive payments under the FirstBank Northwest Employee Severance Compensation Plan or under any employment, change of control or similar plans or agreements) in accordance with Sterling’s current written severance policy as previously delivered to FirstBank NW. Any FirstBank NW employee who experiences a termination of service under this Section 6.6(b) shall be eligible for outplacement assistance (including job counseling, assistance in resume preparation, assistance in interview techniques and job placement and referral services).

6.7	INDEMNIFICATION.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of FirstBank NW or any FirstBank NW Subsidiary (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of FirstBank NW or any FirstBank NW Subsidiary or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that, after the Effective Time, Sterling shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law (upon receipt of any undertaking required by applicable Law from such Indemnified Party to repay such advanced expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to Sterling; provided, however, that (1) Sterling shall have the right to assume the defense thereof and upon such assumption Sterling shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Sterling elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Sterling and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Sterling, and Sterling shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Sterling shall be obligated pursuant to this paragraph to pay for only one firm of counsel reasonably required in each applicable jurisdiction for such Indemnified Parties, and (3) Sterling shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed). Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Sterling thereof; provided, however, that the failure to so notify shall not affect the obligations of Sterling under this Section 6.7 except to the extent such failure to notify materially prejudices Sterling. Sterling’s obligations under this Section 6.7 shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b) Sterling shall cause the persons serving as officers and directors of FirstBank NW and the FirstBank NW Subsidiaries immediately prior to the Effective Time to be covered by a directors’ and officers’ liability insurance tail policy of substantially the same coverage and amounts containing terms and conditions which are generally not less advantageous than FirstBank NW’s current policy with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such for a period of six years.

(c) This Section 6.7 shall survive the Effective Time and is intended to benefit each indemnified person (each of whom shall be entitled to enforce this Section against Sterling) and shall be binding on all successors and assigns of Sterling.

(d) In the event Sterling or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons, then, and in each case, proper provision shall be made so that the successors and assigns of Sterling assume the obligations set forth in this Section 6.7.

6.8	ADDITIONAL AGREEMENTS.

In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation or the Surviving Institution with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, or the constituent parties to the Institution Merger, as the case may be, the proper officers and directors of each party to this Agreement and Sterling’s Subsidiaries and FirstBank NW’s Subsidiaries shall take all such necessary action as may be reasonably requested by Sterling.

6.9	ADVICE OF CHANGES.

Sterling and FirstBank NW shall promptly advise the other party of any change or event that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect on it or to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend its disclosure letter delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure letter or which is necessary to correct any information in such disclosure letter which has been rendered inaccurate thereby. No supplement or amendment to such disclosure letter shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by FirstBank NW or Sterling, as the case may be, with the respective covenants set forth in Sections 5.1 and 5.2 hereof.

6.10	CURRENT INFORMATION.

During the period from the date of this Agreement to the Effective Time, each party will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of the other party and to report the general status of its ongoing operations. Each party will promptly notify the other party of any material change in the normal course of business or in the operation of the properties of itself or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving itself or any of its Subsidiaries, and will keep the other party fully informed of such events.

6.11	INSTITUTION MERGER AGREEMENT.

Prior to the Effective Time, (a) Sterling and FirstBank NW shall each approve the Institution Merger Agreement as the sole shareholder of Sterling Savings Bank and FirstBank Northwest, respectively, and (b) FirstBank Northwest and Sterling Savings Bank shall execute and deliver the Institution Merger Agreement.

6.12	CHANGE IN STRUCTURE.

Sterling may elect to modify the structure of the transactions contemplated by this Agreement as noted herein so long as (i) there are no adverse tax consequences to the FirstBank NW shareholders as a result of such modification, (ii) the consideration to be paid to the FirstBank NW shareholders under this Agreement is not thereby changed or reduced in amount, and (iii) such modification will not delay or jeopardize receipt of any Requisite Regulatory Approvals. In the event that the structure of the Merger is modified pursuant to this Section 6.12, the parties agree to modify this Agreement and the various exhibits hereto to reflect such revised structure. In such event, Sterling shall prepare appropriate amendments to this Agreement and the exhibits hereto for execution by the parties hereto. FirstBank NW agrees to cooperate fully with Sterling to effect such amendments.

6.13	TRANSACTION EXPENSES OF FIRSTBANK NW.

As promptly as practicable after the execution of this Agreement, FirstBank NW will provide to Sterling an estimate of the expenses FirstBank NW expects to incur in connection with the Merger, and shall keep Sterling reasonably informed of material changes in such estimate.

6.14	AFFILIATE AGREEMENTS.

(a) As soon as practicable after the date of this Agreement and in any event, not later than the 15th day prior to the mailing of the Proxy Statement/Prospectus, FirstBank NW shall deliver to Sterling a schedule of each person that, to its knowledge, is or is reasonably likely to be, as of the date of the FirstBank NW Meeting called pursuant to Section 6.3, deemed to be an affiliate of it (each, a “FirstBank NW Affiliate”) as that term is used in Rule 145 under the Securities Act.

(b) FirstBank NW shall use its reasonable best efforts to cause each person who may be deemed to be a FirstBank NW Affiliate to execute and deliver to Sterling on or before the date of mailing of the Proxy Statement/Prospectus, an agreement in the form attached hereto as Exhibit D (the “Affiliate Agreement”).

6.15	BOARD OF DIRECTORS.

At or promptly following the Effective Time, Sterling shall take all action necessary to appoint one member of FirstBank NW’s Board of Directors, selected by Sterling, to Sterling’s Board of Directors. All other members of FirstBank NW’s Board of Directors would be invited to serve on an advisory board to Sterling Savings Bank for a term of at least one year from the Closing Date.

ARTICLE VII

CONDITIONS PRECEDENT

7.1  CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER.

The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Shareholder Approvals. This Agreement and the Merger shall have been approved or adopted by the requisite vote of the FirstBank NW shareholders.

(b) Stock Exchange Listing. The shares of Sterling Common Stock which shall be issued in the Merger upon consummation of the Merger shall have been authorized for quotation on NASDAQ (or such other exchange on which the Sterling Common Stock may become listed).

(c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger. No proceeding initiated by any Governmental Entity seeking an Injunction to prevent the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be pending.

(f) Federal Tax Opinion. Sterling shall have received an opinion from Witherspoon, Kelley, Davenport & Toole, P.S., counsel to Sterling, and FirstBank NW shall have received an opinion from Silver, Freedman & Taff, LLP, special counsel to FirstBank NW, in form and substance reasonably satisfactory to Sterling and FirstBank NW, respectively, dated the date of the Effective Time, in each case substantially to the effect that on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of Sterling and FirstBank NW will be a party to the reorganization within the meaning of Section 368(b) of the Code and that, accordingly, for federal income tax purposes, no gain or loss will be recognized by Sterling or FirstBank NW as a result of the Merger. In rendering such opinion, such counsel shall require and, to the extent such counsel deems necessary or appropriate, may rely upon representations and covenants, including those contained in certificates of officers of FirstBank NW, Sterling, their respective affiliates and others.

7.2  CONDITIONS TO OBLIGATIONS OF STERLING.

The obligation of Sterling to effect the Merger is also subject to the satisfaction or waiver by Sterling at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of FirstBank NW set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, unless they speak to an earlier date, then as of such earlier date; provided, however, that for purposes of this paragraph, and except as provided below, no such representation or warranty shall be deemed to be untrue, incorrect or breached, as a consequence of the existence of any fact, circumstance or event, unless such fact circumstance or event individually or taken together with all other facts, circumstances or events has had or can reasonably be expected to have a Material Adverse Effect on FirstBank NW, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to (i) the representations and warranties contained in Sections 3.1(a) and (b), 3.2, 3.3(a), (b) and (c)(i), 3.7, 3.14, 3.25 and 3.26, which shall be true and correct in all respects; and (ii) the representations and warranties contained in Sections 3.5, 3.6 and 3.12, which shall be true and correct in all material respects. Sterling shall have received a certificate signed on behalf of FirstBank NW by each of the Chief Executive Officer and the Chief Financial Officer of FirstBank NW to the foregoing effect.

(b) Performance of Covenants and Agreements of FirstBank NW. FirstBank NW shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Sterling shall have received a certificate signed on behalf of FirstBank NW by each of the Chief Executive Officer and the Chief Financial Officer of FirstBank NW to the foregoing effect.

(c) Voting Agreements. On and effective as of the date of this Agreement, Sterling shall have received Voting Agreements from each of the shareholders set forth on Schedule 7.2(c) hereto, and no action shall have been taken by any such shareholder to rescind any such Voting Agreement.

(d) Director Resignations. Sterling shall have received resignations from each director of FirstBank NW and each of its Subsidiaries.

7.3  CONDITIONS TO OBLIGATIONS OF FIRSTBANK NW.

The obligation of FirstBank NW to effect the Merger is also subject to the satisfaction or waiver by FirstBank NW at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Sterling set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, unless they speak to an earlier date, then as of such earlier date; provided, however, that for purposes of this paragraph, and except as provided below, no such representation or warranty shall be deemed to be untrue, incorrect or breached, as a consequence of the existence of any fact, circumstance or event, unless such fact circumstance or event individually or taken together with all other facts, circumstances or events has had or can reasonably be expected to have a Material Adverse Effect on Sterling, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to (i) the representations and warranties contained in Sections 4.1(a) and (b), 4.2, 4.3(a), (b) and (c)(i), 4.7, 4.12 and 4.18, which shall be true and correct in all respects; and (ii) the representations and warranties contained in Sections 4.5 and 4.6, which shall be true and correct in all material respects. FirstBank NW shall have received a certificate signed on behalf of Sterling by each of the Chief Executive Officer and the Chief Financial Officer of Sterling to the foregoing effect.

(b) Performance of Covenants and Agreements of Sterling. Sterling shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. FirstBank NW shall have received a certificate signed on behalf of Sterling by each of the Chief Executive Officer and the Chief Financial Officer of Sterling to the foregoing effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1  TERMINATION.

This Agreement may be terminated (based upon action of the appropriate Board of Directors) at any time prior to the Effective Time:

(a) by mutual written consent of Sterling and FirstBank NW;

(b) by either Sterling or FirstBank NW if: (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied such approval and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, unless such denial or order shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by either Sterling or FirstBank NW if the Merger shall not have been consummated on or before January 31, 2007; provided, that a party that is then in material breach of any of its covenants or obligations under this Agreement shall not be entitled to terminate this Agreement under this Section 8.1(c);

(d) by either Sterling or FirstBank NW (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have materially breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein such that any of the conditions set forth in Section 7.2(a) or 7.3(a), as applicable, would not be satisfied, and in either case, such breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing Date;

(e) by either Sterling or FirstBank NW if the approval of the shareholders of FirstBank NW contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the vote required at the FirstBank NW Meeting, provided, however, that the right to terminate this Agreement under this Section 8.1(e) will not be available to FirstBank NW where the failure to obtain the approval of the shareholders of FirstBank NW will have been caused by (i) a material breach by FirstBank NW of this Agreement, or (ii) a breach of the Voting Agreements by any party thereto other than Sterling;

(f) by Sterling if: (i) the Board of Directors of FirstBank NW shall have failed to recommend to its shareholders the approval of the Merger, or shall have made, or publicly announced its intention to make, a Change in FirstBank NW Recommendation and the shareholders of FirstBank NW fail to approve the Merger at the FirstBank NW Meeting, or (ii) FirstBank NW shall have breached the terms of Section 5.1(b)(v) hereof in any respect adverse to Sterling;

(g) by Sterling if a tender offer or exchange offer for 25% or more of the outstanding shares of FirstBank NW Common Stock is commenced (other than by Sterling or a Subsidiary thereof), and the Board of Directors of FirstBank NW recommends that the shareholders of FirstBank NW tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) under the Exchange Act; or

(h) by FirstBank NW, upon its written notice to Sterling within the two business days following the Determination Date (as defined below), in the event that:

(1) Sterling does not have the right to terminate this Agreement pursuant to Section 8.1(d) of this Agreement, or Sterling has the right to terminate this Agreement pursuant to Section 8.1(d) of this Agreement and does not exercise such right;

(2) The Sterling Determination Price (as defined below) on the Determination Date is less than $25.95; and

(3) (a) the number obtained by dividing the Sterling Determination Price by $30.53 (the “Sterling Change Ratio”) is less than (b) the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and then multiplying the quotient in this clause 3(b) by 0.85 (the “Index Change Ratio”).

For purposes of this Section 8.1(h), the following terms have the meanings indicated below:

“Trading Day” means a day that Sterling Common Stock is traded on NASDAQ as reported on the website of www.nasdaq.com.

“Determination Date” shall mean the later of (a) the date on which FirstBank NW receives written notice in accordance with the requirements of Section 9.4 regarding notices, that the last regulatory approval (and waivers, if applicable) necessary for consummation of the Merger has been received (disregarding any waiting period) and (b) the date immediately following the date of approval of the Merger by the FirstBank NW shareholders at the FirstBank NW Meeting.

“Daily Sales Price” for any Trading Day means the daily closing price per share of Sterling Common Stock on NASDAQ.

“Sterling Determination Price” shall mean the average of the Daily Sales Prices of Sterling Common Stock on the twenty consecutive Trading Days ending on and including the Determination Date.

“Final Index Price” means the weighted average of the Final Prices for each company comprising the Index Group.

“Final Price,” with respect to any company belonging to the Index Group, means the average of the closing sales price of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, on the twenty consecutive Trading Days ending on and including the Determination Date.

“Index Group” means the 20 financial institution holding companies listed on Exhibit E attached hereto. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced at any time during the period beginning on the date of this Agreement and ending on the Determination Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The 20 financial institution holding companies and the weights attributed to them are listed on Exhibit E.

“Initial Index Price” means the sum of each per share average closing price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transactions reporting system for the market or exchange on which such common stock principally traded for the twenty consecutive Trading Days ending on and including the day before announcement of the signing of this Agreement.

If Sterling declares or effects a stock dividend, reclassification, recapitalization, forward or reverse stock split, or similar transaction between the date of this Agreement and the Determination Date, the prices for the Sterling Common Stock shall be appropriately adjusted for the purposes of applying this Section 8.1(h).

If FirstBank NW elects to exercise its termination right pursuant to this Section 8.1(h), it shall give written notice to Sterling within two business days after the Determination Date, such termination will be effective on the third business day after the giving of such notice (the “Effective Termination Date”); provided that within two business days after Sterling’s receipt of such notice, Sterling shall have the option to increase the consideration to be received by holders of FirstBank NW Common Stock hereunder by increasing the Merger Consideration such that the value of the increased Merger Consideration (such increased Merger Consideration, the “Adjusted Merger Consideration”) is equal to a value no less than the lesser of (i) 23.02 or (ii) the sum of (a) the product of 24.09 multiplied by the Index Change Ratio, plus (b) $2.55. Such adjustment to the Merger Consideration can be effected by an increase in the cash portion of the Merger Consideration, the stock portion of the Merger Consideration or a combination of the cash and stock portions of the Merger Consideration, at Sterling’s discretion; provided, however, that notwithstanding the foregoing, any such adjustment shall not result in the cash portion of the Adjusted Merger Consideration constituting more than 40% of the value of the Adjusted Merger Consideration and the amount expected to be paid to Dissenting Shareholders, if any. If Sterling so elects, it shall timely give written notice to FirstBank NW of such election and of the Adjusted Merger Consideration, whereupon no termination shall be deemed to have occurred pursuant to Section 8.1(h) and this Agreement shall remain in full force and effect in accordance with its terms (except as the Merger Consideration shall have been so modified).

8.2  EFFECT OF TERMINATION.

(a) In the event of termination of this Agreement by either Sterling or FirstBank NW as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except: (i) Sections 6.2(b), 8.2, and 9.3 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional material breach of any provision of this Agreement unless and until the other party has chosen, at such party’s sole discretion, as its sole remedy for any such willful or intentional breach, the payment of a termination fee as provided in Section 8.2(b).

(b) (i) FirstBank NW shall pay Sterling a fee (the “FirstBank NW Termination Fee”) if this Agreement is terminated under certain conditions. If this Agreement is terminated pursuant to Section 8.1(f)(i) or 8.1(g), the FirstBank NW Termination Fee shall be $6.35 million, and the payment thereof by FirstBank NW to Sterling in accordance with the terms hereof shall be Sterling’s sole and exclusive remedy for such termination. If this Agreement is terminated pursuant to Section 8.1(f)(ii) and Sterling elects to receive the payment of the FirstBank NW Termination Fee, the FirstBank NW Termination Fee shall be $6.35 million, and the payment thereof by FirstBank NW to Sterling in accordance with the terms hereof shall be Sterling’s sole and exclusive remedy for such termination. If this Agreement is terminated by Sterling pursuant to Section 8.1(d) as a result of the willful or intentional material breach by FirstBank NW, and Sterling elects to receive the payment of the FirstBank NW Termination Fee, the FirstBank NW Termination Fee shall be $1.75 million, and the receipt thereof by Sterling in accordance with the terms hereof shall be Sterling’s sole and exclusive remedy for such termination; provided, however, that if this Agreement is terminated by Sterling pursuant to Sections 8.1(d) as a result of the willful or intentional material breach by FirstBank NW, and Sterling has elected to receive the payment of the FirstBank NW Termination Fee, and within twelve months after such termination FirstBank NW or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, the FirstBank NW Termination Fee shall be $6.35 million (net of any prior payment of said $1.75 million).

(ii) If FirstBank NW terminates this Agreement pursuant to Section 8.1(d) as a result of the willful or intentional material breach by Sterling and FirstBank NW elects to receive the payment of a termination fee, Sterling shall pay FirstBank NW a fee of $1.75 million (the “Sterling Termination Fee”), which shall be FirstBank NW’s sole and exclusive remedy for such termination.

(c) Except in the case of a termination of this Agreement pursuant to Section 8.1(f)(i) or 8.1(g), the FirstBank NW Termination Fee or the Sterling Termination Fee, as the case may be, shall be paid within two business days following written notice from the other party that it has elected to receive the termination fee to which it is entitled as its sole and exclusive remedy, with such notice to be provided within two business days following a termination referred to in Section 8.2(b), and if the FirstBank NW Termination Fee is increased from $1.75 million to $6.35 million as provided in Section 8.2(b), the increase shall be paid within two business days following the earlier of the entry into a definitive agreement with respect to an Acquisition Proposal or the consummation of an Acquisition Proposal, and shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive such fee. If this Agreement is terminated pursuant to Section 8.1(f)(i) or 8.1(g), FirstBank NW shall pay the FirstBank NW Termination Fee within two business days following such termination.

(d) Sterling and FirstBank NW agree that the agreements contained in this Section 8 are an integral part of the transactions contemplated by this Agreement, that without such agreements they would not have entered into this Agreement and that neither the FirstBank NW Termination Fee nor the Sterling Termination Fee constitute a penalty. If a party hereto fails to pay the amounts due under Section 8.2(b) within the time periods specified in Section 8.2(c), that party shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of such unpaid amounts at the prime lending rate as published in the Wall Street Journal from the date such amounts were required to be paid until the date of actual payment.

(e) If a party hereto commences a legal proceeding against the other party for damages or relief on account of willful or intentional material breach or a breach of Section 5.1(b)(v) hereto, it shall forfeit its right to payment under this Section 8.2.

8.3  AMENDMENT.

Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of FirstBank NW; provided, however, that after any approval of the transactions contemplated by this Agreement by FirstBank NW’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to FirstBank NW shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4  EXTENSION; WAIVER.

At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1  CLOSING.

Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will be on the day the Articles of Merger are filed with the Washington Secretary of State and will take place at the offices of Witherspoon, Kelley, Davenport & Toole, P.S., 422 West Riverside Avenue, Suite 1100, Spokane, Washington, 99201, on a date which shall be no later than ten business days after the later to occur of: (a) receipt of all Requisite Regulatory Approvals; or (b) the approval of the Merger by the shareholders of FirstBank NW; provided, however that in no event shall such date be earlier than October 1, 2006, with such date to be specified in writing by Sterling to FirstBank NW at least five business days prior to such Closing, or such other date, place and time as the parties may agree (the “Closing Date”). The parties shall use their reasonable best efforts to cause all conditions to the Closing to be satisfied (unless waived) on or before October 18, 2006.

9.2  NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein or therein which by their terms apply in whole or in part after the Effective Time, which covenants and agreements shall be enforceable by each person directly benefited or intended to be directly benefited by such provisions.

9.3  EXPENSES.

All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

9.4  NOTICES.

Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given on the earliest of the following: (i) at the time of personal delivery if a business day, and otherwise on the next business day thereafter, if delivery is in person; (ii) at the time of transmission by facsimile if a business day, and otherwise on the next business day thereafter, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (iii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iv) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries.

All notices for delivery outside the United States will be sent by facsimile or by express courier. Notices by facsimile shall be machine verified as received. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number as follows, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto as follows:

(a)	if to Sterling, to: Sterling Financial Corporation 111 North Wall Street Spokane, Washington 99201 Attn.: Daniel G. Byrne Executive Vice President-Finance Facsimile Number: (509) 624-6233

with a copy to:

Witherspoon, Kelley, Davenport & Toole, P.S. 422 West Riverside Avenue, Suite 1100 Spokane, Washington 99201 Attn.: Andrew J. Schultheis, Esq. Facsimile Number: (509) 458-2728

and

(b)	if to FirstBank NW, to: FirstBank NW Corp. 1300 16th Avenue Clarkston, Washington 99403 Attn.: Clyde E. Conklin President and Chief Executive Officer Facsimile Number: (509) 295-5151

with a copy to:

Breyer & Associates PC 8180 Greensboro Drive, Suite 785 McLean, Virginia 22102 Attn: John F. Breyer, Jr., Esq. Facsimile Number: (703) 883-2511

9.5  INTERPRETATION.

When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No provision of this Agreement shall be construed to require Sterling, FirstBank NW or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable Law, rule or regulation.

9.6  COUNTERPARTS.

This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.7  ENTIRE AGREEMENT.

This Agreement (including the Disclosure Letter, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

9.8  GOVERNING LAW.

This Agreement shall be governed and construed in accordance with the laws of the State of Washington, without regard to any applicable conflicts of law rules.

9.9  ENFORCEMENT OF AGREEMENT.

The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an Injunction or Injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.10  SEVERABILITY.

Any term or provision of this Agreement which is declared invalid or unenforceable by a court of competent jurisdiction in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.11  PUBLICITY.

Except as otherwise required by Law or the rules of NASDAQ (or such other exchange on which the Sterling Common Stock may become listed), so long as this Agreement is in effect, neither Sterling nor FirstBank NW shall, or shall permit any of Sterling’s Subsidiaries or representatives or FirstBank NW’s Subsidiaries or representatives to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement or the Institution Merger Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

9.12  ASSIGNMENT; LIMITATION OF BENEFITS.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Sterling and FirstBank NW have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

STERLING FINANCIAL CORPORATION		FIRSTBANK NW CORP.

By	/s/ HAROLD B. GILKEY	By	/s/ CLYDE E. CONKLIN

	HAROLD B. GILKEY		CLYDE E. CONKLIN
	Chairman and Chief Executive Officer		President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

GLOSSARY OF DEFINED TERMS

Acquisition Proposal has the meaning provided in Section 5.1.

Adjusted Merger Consideration has the meaning provided in Section 8.1.

Affiliate Agreement has the meaning provided in Section 6.15.

Agreement has the meaning provided in the first paragraph of page 1.

Articles of Merger has the meaning provided in Section 1.2.

Certificate has the meaning provided in Section 1.4.

Change in FirstBank NW Recommendation has the meaning provided in Section 6.3.

Closing has the meaning provided in Section 9.1.

Closing Date has the meaning provided in Section 9.1.

Code has the meaning provided in the fourth paragraph of page 1.

Confidentiality Agreement has the meaning provided in Section 6.2.

Daily Sales Price has the meaning provided in Section 8.1.

Determination Date has the meaning provided in Section 8.1.

DFI has the meaning provided in Section 3.3.

Dissenting Shareholder has the meaning provided in Section 1.4.

Dissenting Shares has the meaning provided in Section 1.4.

Effective Termination Date has the meaning provided in Section 8.1.

Effective Time has the meaning provided in Section 1.2.

Environmental Laws has the meaning provided in Section 3.15.

ERISA has the meaning provided in Section 3.11.

ERISA Affiliate has the meaning provided in Section 3.11.

Exchange Act has the meaning provided in Section 3.6.

Exchange Agent has the meaning provided in Section 2.1.

Exchange Fund has the meaning provided in Section 2.1.

FDIC has the meaning provided in Section 3.1.

Final Index Price has the meaning provided in Section 8.1.

Final Price has the meaning provided in Section 8.1.

FirstBank NW has the meaning provided in the first paragraph of page 1.

FirstBank NW Affiliate has the meaning provided in Section 6.15.

FirstBank NW Common Stock has the meaning provided in Section 1.4.

FirstBank NW Contract has the meaning provided in Section 3.12.

FirstBank NW Disclosure Letter has the meaning provided in the first paragraph of Article III.

FirstBank NW ESOP has the meaning provided in Section 1.4.

FirstBank NW Exchange Act Reports has the meaning provided in Section 3.6.

FirstBank NW Meeting has the meaning provided in Section 3.4.

FirstBank NW MRDP has the meaning provided in Section 1.4.

FirstBank NW Option has the meaning provided in Section 1.6.

FirstBank NW Section 16 Information has the meaning provided in Section 5.2.

FirstBank NW Stock Option Plan has the meaning provided in Section 1.6.

FirstBank NW Termination Fee has the meaning provided in Section 8.2.

FirstBank Northwest has the meaning provided in the third paragraph of page 1.

GAAP has the meaning provided in Section 1.12.

Governmental Entity has the meaning provided in Section 3.3.

HOLA has the meaning provided in Section 3.1.

Indemnified Parties has the meaning provided in Section 6.7.

Index Change Ratio has the meaning provided in Section 8.1.

Index Group has the meaning provided in Section 8.1.

Initial Index Price has the meaning provided in Section 8.1.

Injunction has the meaning provided in Section 7.1.

Institution Merger has the meaning provided in the third paragraph of page 1.

Institution Merger Agreement has the meaning provided in the third paragraph of page 1.

IRS has the meaning provided in Section 3.10.

Laws has the meaning provided in Section 3.3.

Loans has the meaning provided in Section 3.20.

Material Adverse Effect has the meaning provided in Section 3.1.

Merger has the meaning provided in the second paragraph of page 1.

Merger Consideration has the meaning provided in Section 1.4.

NASDAQ has the meaning provided in Section 3.4.

Option Exchange Ratio has the meaning provided in Section 1.6.

Oregon Trail Stock Option Plan has the meaning provided in Section 1.6.

OREO has the meaning provided in Section 3.16.

OTS has the meaning provided in Section 3.1.

Plans has the meaning provided in Section 3.11.

Proxy Statement/Prospectus has the meaning provided in Section 3.4.

Registration Statement has the meaning provided in Section 3.4.

Regulatory Agreement has the meaning provided in Section 3.13.

Representatives has the meaning provided in Section 5.1.

Requisite Regulatory Approvals has the meaning provided in Section 7.1.

RP Financial has the meaning provided in Section 3.7.

Rule 16(b) Insiders has the meaning provided in Section 5.2.

Sandler has the meaning provided in Section 3.7.

SEC has the meaning provided in Section 1.4.

Securities Act has the meaning provided in Section 3.6.

Sterling has the meaning provided in the first paragraph of page 1.

Sterling Change Ratio has the meaning provided in Section 8.1.

Sterling Common Stock has the meaning provided in Section 1.4.

Sterling Determination Price has the meaning provided in Section 8.1

Sterling Exchange Act Reports has the meaning provided in Section 4.6.

Sterling Savings Bank has the meaning provided in the third paragraph of page 1.

Stock Exchange Ratio has the meaning provided in Section 1.4.

Subsidiary has the meaning provided in Section 1.4.

Superior Proposal has the meaning provided in Section 5.1.

Surviving Corporation has the meaning provided in Section 1.1.

Surviving Institution has the meaning provided in the third paragraph of page 1.

Tax Return has the meaning provided in Section 3.10.

Taxable has the meaning provided in Section 3.10.

Taxes has the meaning provided in Section 3.10.

Trading Day has the meaning provided in Section 8.1.

Voting Agreement has the meaning provided in the sixth paragraph of page 1.

WBCA has the meaning provided in Section 1.3.

APPENDIX B
RP® FINANCIAL, LC.
Financial Services Industry Consultants

June 4, 2006
Board of Directors
FirstBank NW Corp.
1300 16th Avenue
Clarkston, Washington 23502

Members of the Board:

You have requested RP® Financial, LC. (“RP Financial”) to provide you with its opinion as to the fairness from a financial point of view to the shareholders of FirstBank NW Corp., Clarkston, Washington (“FirstBank NW”), the holding company for FirstBank Northwest (the “Bank”), of the aggregate consideration pursuant to the Agreement and Plan of Merger (the “Agreement”), dated June 4, 2006, by and between FirstBank NW and Sterling Financial Corporation, Spokane, Washington (“Sterling”). As detailed in the Agreement, at the Effective Time FirstBank NW will merge with and into Sterling pursuant to which FirstBank NW shareholders will receive stock of Sterling and cash (the “Merger”), as described below. The Agreement, inclusive of exhibits, is incorporated herein by reference. Unless otherwise defined, all capitalized terms incorporated herein have the meanings ascribed to them in the Agreement.

Summary Description of Merger Consideration

At the Effective Time, each share of FirstBank NW Common Stock that is issued and outstanding prior to the Effective Time, other than shares owned by FirstBank NW, Sterling or Dissenting Shareholders, will be converted into the right to receive (1) 0.7890 shares of Sterling Common Stock, and (2) $2.55 in cash, the “Merger Consideration”, provided, however, that the maximum number of shares of Sterling Common Stock that may be issued in the Merger shall be 4,991,563. Cash will be paid in lieu of fractional shares. At the Effective Time, each option to purchase shares of FirstBank NW Common Stock that is outstanding and unexercised immediately prior thereto shall be automatically converted into an option to purchase shares of Sterling Common Stock at the option exchange ratio of 0.8737. The other terms and conditions of the Merger are more fully set forth in the Agreement.

RP Financial Background and Experience

RP Financial, as part of its financial institution valuation and financial advisory practice, is regularly engaged in the valuation of insured financial institution securities in connection with mergers and acquisitions, initial and secondary stock offerings, mutual-to-stock conversions of thrift institutions, and business valuations for financial institutions for other purposes. As specialists in the valuation of securities and providing financial advisory services to insured financial institutions, RP Financial has experience in, and knowledge of, the markets for the securities of such institutions nationwide, in the northwestern U.S. and the State of Washington.

Materials Reviewed

In rendering this opinion, RP Financial reviewed the following materials: (1) the Agreement, dated June 4, 2006, including exhibits; (2) the following information for FirstBank NW and/or the Bank — (a) the annual audited financial statements for the fiscal years ended March 31, 2003, 2004 and 2005 included in the Annual Reports for the respective years, (b) the proxy statements for the last three fiscal years, (c) other securities filings; (d) shareholder, regulatory and internal financial and other reports through March 31, 2006, and (e) the stock price history for the last three years and the current market pricing characteristics, (3) the following information for Sterling, including its subsidiaries — (a) the annual audited financial statements for the fiscal years ended December 31, 2003, 2004 and 2005, included in the Annual Reports for the respective years,

(b) shareholder, regulatory and internal financial and other reports through March 31, 2006, (c) the annual shareholder proxy statements for the last three fiscal years, (d) other securities filings, (e) investor presentations prepared by Sterling over the last three years and for 2006 to date, (f) recent research reports prepared by various broker-dealers that follow Sterling, and (g) the stock price history for the last three years and the current market pricing characteristics; (4) discussions with management of FirstBank NW and Sterling regarding the past and current business, operations, financial condition, and future prospects for both institutions individually and on a merged basis; (5) an analysis of the pro forma value of alternative strategies for FirstBank NW as an independent institution; (6) the financial and market pricing characteristics of FirstBank NW and Sterling relative to other regionally-based financial institutions that are publicly traded; (7) the competitive, economic and demographic characteristics nationally, regionally and in the local market area; (8) the potential impact of regulatory and legislative changes on financial institutions; (9) the financial terms of other recently completed and pending acquisitions of regionally-based banks and thrifts with similar characteristics as FirstBank NW; (10) Sterling’s financial condition as of March 31, 2006 regarding the perceived financial ability to complete the Merger from a cash and capital perspective; (11) the estimated pro forma financial impact of the Merger to Sterling, including the pro forma per share data and the pro forma pricing ratios based on Sterling’s recent market prices, taking into consideration the potential merger adjustments and synergies as determined by Sterling and discussed with FirstBank NW; (12) the estimated pro forma impact of pending acquisitions by Sterling; (13) the prospective strategic benefits of the Merger to FirstBank NW, including, but not limited to, expanded market area, enhanced delivery channels, broadened products and services, increased stock liquidity, expanded management team, the opportunity to realize cost reductions and increased platform for future expansion; and (14) the termination and walk-away provisions of the Agreement.

In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning FirstBank NW and Sterling furnished by the respective institutions to RP Financial for review for purposes of its opinion, as well as publicly-available information regarding other financial institutions and competitive, economic and demographic data. We have further relied on the assurances of management of Sterling and FirstBank NW that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any such responsibility or liability for the accuracy or completeness thereof. FirstBank NW and Sterling did not restrict RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities, the collateral securing the assets or the liabilities (contingent or otherwise) of Sterling or FirstBank NW or the collectability of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Sterling or FirstBank NW nor have we reviewed any individual credit files relating to Sterling or FirstBank NW. We have assumed, with your consent, that the respective allowances for loan losses for both Sterling and FirstBank NW are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

With respect to such estimates and projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies and other information prepared by and/or reviewed with Sterling’s management and used by RP Financial in its analyses, RP Financial assumed, with your consent, that they reflected the best currently available estimates and judgments of Sterling’s management of the respective future financial performances of Sterling and FirstBank NW and we assumed that such performances would be achieved. We express no opinion as to such estimates or projections or the assumptions on which they are based.

RP Financial, with your consent, has relied upon the advice FirstBank NW has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and other transactions contemplated by the Agreement. In rendering its opinion, RP Financial assumed that, in the course of obtaining the necessary regulatory and governmental approvals for the proposed Merger, no restriction will be imposed on Sterling that would have a material adverse effect on the ability of the Merger to be consummated as set forth in the Agreement. We have also assumed that there has been no material change in

Sterling’s or FirstBank NW’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statement made available to us. We have assumed in all respects material to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the convenants required to be performed by such party under such agreements and that the conditions precedent in the Agreement are not waived.

Opinion

It is understood that this letter is directed to the Board of Directors of FirstBank NW in its consideration of the Agreement, and does not constitute a recommendation to any shareholder of FirstBank NW as to any action that such shareholder should take in connection with the Agreement, or otherwise. Our opinion is directed only to the fairness of the Merger Consideration to FirstBank NW from a financial point of view and does not address the underlying business decision of FirstBank NW to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for FirstBank NW or the effect of any other transaction in which FirstBank NW might engage.

It is understood that this opinion is based on market conditions and other circumstances existing on the date hereof. Events occurring after the date hereof could materially affect this opinion. We are expressing no opinion herein as to what the value of Sterling’s common stock will be when issued to FirstBank NW’s shareholders pursuant to the Agreement or the prices at which Sterling’s or FirstBank NW’s common stock may trade at any time.

We will receive a fee for our fairness opinion services, a portion of which will be received upon consummation of the Merger. FirstBank NW has agreed to indemnify us against certain liabilities arising out of our engagement. We have previously provided certain other valuation, planning and financial advisory services to FirstBank NW.

It is understood that this opinion may be included in its entirety in any communication by FirstBank NW or its Board of Directors to the stockholders of FirstBank NW. It is also understood that this opinion may be included in its entirety in any regulatory filing by FirstBank NW or Sterling, and that RP Financial consents to the summary of this opinion in the proxy materials of FirstBank NW, and any amendments thereto. Except as described above, this opinion may not be summarized, excerpted from or otherwise publicly referred to without RP Financial’s prior written consent.

Based upon and subject to the foregoing, and other such matters we consider relevant, it is RP Financial’s opinion that, as of the date hereof, the Merger Consideration to be received by the holders of FirstBank NW Common Stock, as described in the Agreement, is fair to such shareholders from a financial point of view.

Respectfully submitted,
RP® FINANCIAL, LC.

/s/  RP Financial, LC.

APPENDIX C

DISSENTERS’ RIGHTS UNDER THE WASHINGTON BUSINESS CORPORATION ACT

Chapter 13 of the Washington Business Corporation Act

RCW 23B.13.010 Definitions. As used in this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

RCW 23B.13.020 Right to dissent.

(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

a. Consummation of a Plan of Merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

b. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

c. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

d. An amendment of the articles of incorporation , whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

e. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

a. The proposed corporate action is abandoned or rescinded;

b. A court having jurisdiction permanently enjoins or sets aside the corporate action; or

c. The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

RCW 23B.13.030 Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

a. The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

b. The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

RCW 23B.13.200 Notice of dissenters’ rights.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters’ rights that the action was taken and send them the notice described in RCW 23B.13.220.

RCW 23B.13.210 Notice of intent to demand payment.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter.

RCW 23B.13.220 Dissenters’ rights-Notice.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2) The notice must be sent within ten days after the effective date of the corporate action, and must:

a. State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

b. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

c. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

d. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

e. Be accompanied by a copy of this chapter.

RCW 23B.13.230 Duty to demand payment.

(1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

RCW 23B.13.240 Share restrictions.

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

RCW 23B.13.250 Payment.

(1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2) The payment must be accompanied by:

a. The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

b. An explanation of how the corporation estimated the fair value of the shares;

c. An explanation of how the interest was calculated;

d. A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

e. A copy of this chapter.

RCW 23B.13.260 Failure to take action.

(1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

RCW 23B.13.270 After-acquired shares.

(1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

RCW 23B.13.280 Procedure if shareholder dissatisfied with payment or offer.

(1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

a. The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

b. The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

c. The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

RCW 23B.13.300 Court action.

(1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

RCW 23B.13.310 Court costs and counsel fees.

(1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

a. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

b. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Sections 23B.08.500 through 23B.08.600 of the Revised Code of Washington contain specific provisions relating to indemnification of directors and officers of Washington corporations. In general, the statute provides that unless limited by the articles of incorporation (i) a corporation shall indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such for reasonable expenses, and (ii) a corporation may indemnify a director or officer for reasonable expenses, if it is determined as provided in the statute that the director’s actions met a certain standard of conduct, provided, however, that the corporation may not indemnify a director who is liable to the corporation. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advance of expenses under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.

Pursuant to Sterling’s Bylaws, Sterling will, to the fullest extent permitted by the WBCA, indemnify any person who was or is a party, or threatened to be made a party to any civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the right of Sterling or otherwise) by reason of the fact that he or she is or was a director or officer of Sterling or a director or officer of another corporation at the request of Sterling, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; and the board of directors may, at any time, approve indemnification of any other person which the Sterling board of directors has power to indemnify under the WBCA.

Item 21.	Exhibits.

(a)  Exhibits.

Exhibit No.	Description and Method of Filing

2.1	Agreement and Plan of Merger, dated as of June 4, 2006, by and between Sterling and FirstBank NW (included as Appendix A to the proxy statement/prospectus in Part I of this Registration Statement).
3.1	Restated Articles of Incorporation of Sterling. Filed as Exhibit 4.1 to Sterling’s Registration Statement on Form S-3 dated December 19, 2005, and incorporated herein by this reference.
3.2	Articles of Amendment of Restated Articles of Incorporation of Sterling. Filed as Exhibit 4.2 to Sterling’s Registration Statement on Form S-3 dated December 19, 2005, and incorporated herein by this reference.
3.3	Amended and Restated Bylaws of Sterling. Filed as Exhibit 3.3 to Sterling’s Registration Statement on Form S-4 dated December 9, 2002, and incorporated herein by this reference.
4.1	Reference is made to Exhibits 3.1, 3.2 and 3.3.
5.1	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S. regarding the legality of the shares of common stock being registered.*
8.1	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S. as to U.S. federal income tax matters.*
8.2	Opinion of Silver, Freedman & Taff, L.L.P. as to U.S. federal income tax matters.*
23.1	Consent of BDO Seidman, LLP, as Sterling’s independent registered public accounting firm.
23.2	Consent of Moss Adams LLP, as FirstBank NW’s independent registered public accounting firm.
23.3	Consent of RP Financial, LC.
23.4	Consent of Witherspoon, Kelley, Davenport & Toole, P.S. (included in Exhibits 5.1 and 8.1).*
23.5	Consent of Silver, Freedman & Taff, L.L.P. (included in Exhibit 8.2).*
24.1	Power of Attorney (included on signature of this Registration Statement).
99.1	Form of Proxy of FirstBank NW.

*	To be filed by amendment.

(b)  Financial Statement Schedules.  Not applicable.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the “Securities Act”), each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Spokane, state of Washington, on August 30, 2006.

STERLING FINANCIAL CORPORATION

By	/s/ Harold B. Gilkey
Name: Harold B. Gilkey
Title:  Chairman and Chief Executive Officer

Power Of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harold B. Gilkey and Daniel G. Byrne, and each of them, each with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Harold B. Gilkey Harold B. Gilkey	Chairman of the Board, Chief Executive Officer, Principal Executive Officer	August 30, 2006

/s/ William W. Zuppe William W. Zuppe	President, Chief Operating Officer, Director	August 30, 2006

/s/ Daniel G. Byrne Daniel G. Byrne	Executive Vice President, Assistant Secretary, Principal Financial Officer and Principal Accounting Officer	August 30, 2006

/s/ Rodney W. Barnett Rodney W. Barnett	Director	August 30, 2006

/s/ Donald N. Bauhofer Donald N. Bauhofer	Director	August 30, 2006

/s/ William L. Eisenhart William L. Eisenhart	Director	August 30, 2006

/s/ James P. Fugate James P. Fugate	Director	August 30, 2006

Signature	Title	Date

/s/ Robert D. Larrabee Robert D. Larrabee	Director	August 30, 2006

Donald J. Lukes	Director

EXHIBIT INDEX

Exhibit No.	Description and Method of Filing

2.1	Agreement and Plan of Merger, dated as of June 4, 2006, by and between Sterling and FirstBank NW (included as Appendix A to the proxy statement/prospectus in Part I of this Registration Statement).
3.1	Restated Articles of Incorporation of Sterling. Filed as Exhibit 4.1 to Sterling’s Registration Statement on Form S-3 dated December 19, 2005, and incorporated herein by this reference.
3.2	Articles of Amendment of Restated Articles of Incorporation of Sterling. Filed as Exhibit 4.2 to Sterling’s Registration Statement on Form S-3 dated December 19, 2005, and incorporated herein by this reference.
3.3	Amended and Restated Bylaws of Sterling. Filed as Exhibit 3.3 to Sterling’s Registration Statement on Form S-4 dated December 9, 2002, and incorporated herein by this reference.
4.1	Reference is made to Exhibits 3.1, 3.2 and 3.3.
5.1	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S. regarding the legality of the shares of common stock being registered.*
8.1	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S. as to U.S. federal income tax matters.*
8.2	Opinion of Silver, Freedman & Taff, L.L.P. as to U.S. federal income tax matters.*
23.1	Consent of BDO Seidman, LLP, as Sterling’s independent registered public accounting firm.
23.2	Consent of Moss Adams LLP, as FirstBank NW’s independent registered public accounting firm.
23.3	Consent of RP Financial, LC.
23.4	Consent of Witherspoon, Kelley, Davenport & Toole, P.S. (included in Exhibits 5.1 and 8.1).*
23.5	Consent of Silver, Freedman & Taff, L.L.P. (included in Exhibit 8.2).*
24.1	Power of Attorney (included on signature of this Registration Statement).
99.1	Form of Proxy of FirstBank NW.

*	To be filed by amendment.